   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 2001

                                                 REGISTRATION NO. 333-55932
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                           PHILLIPS PETROLEUM COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                             2911                            73-0400345
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                               PHILLIPS BUILDING
                          BARTLESVILLE, OKLAHOMA 74004
                                 (918) 661-6600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 JOHN A. CARRIG
                             SENIOR VICE PRESIDENT,
                     CHIEF FINANCIAL OFFICER AND TREASURER
                           PHILLIPS PETROLEUM COMPANY
                               PHILLIPS BUILDING
                          BARTLESVILLE, OKLAHOMA 74004
                                 (918) 661-6600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                   COPIES TO:

            ANDREW R. BROWNSTEIN, ESQ.                          MARTIN H. NEIDELL, ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ                     STROOCK & STROOCK & LAVAN LLP
               51 WEST 52ND STREET                                  180 MAIDEN LANE
             NEW YORK, NEW YORK 10019                           NEW YORK, NEW YORK 10038
                  (212) 403-1000                                     (212) 806-5400

                                ---------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of Ping Acquisition Corp., a wholly owned subsidiary of the Registrant, with and into Tosco Corporation pursuant to the Agreement and Plan of Merger, dated as of February 4, 2001, described in the enclosed joint proxy statement/prospectus.

   If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                [LOGO] PHILLIPS PETROLEUM COMPANY
                       BARTLESVILLE, OKLAHOMA 74004 918 661-6600

March 6, 2001

Dear Phillips Stockholder:

   The Board of Directors of Phillips Petroleum Company has approved and adopted an agreement and plan of merger with Tosco Corporation that will transform Phillips into a stronger major integrated oil company. The new Phillips will have the balanced assets, scale, and financial flexibility necessary for continued profitable growth and will be a premier competitor in the domestic refining, marketing and transportation business. Under the terms of the merger agreement, a wholly owned subsidiary of Phillips will merge with and into Tosco, and Phillips will issue 0.80 of a share of Phillips common stock for each share of Tosco common stock.

   You are cordially invited to attend a special meeting of the stockholders of Phillips Petroleum Company to be held at the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on Wednesday, April 11, 2001, at 10:00 a.m., local time. At the special meeting, we will ask you to approve the issuance of shares of Phillips common stock under the merger agreement, as described in the accompanying joint proxy statement/prospectus, and to approve an amendment to Phillips' Restated Certificate of Incorporation to increase the number of authorized shares of Phillips common stock. Approval of the amendment to Phillips' Restated Certificate of Incorporation is not a condition to the merger.

   In order to complete the merger, we must obtain necessary regulatory approvals and the approvals of the stockholders of Phillips and Tosco. More information about the merger is contained in the materials that accompany this letter.

   The Board of Directors of Phillips has approved and adopted the merger agreement and the merger, and recommends that you vote "FOR" approval of the issuance of Phillips common stock in the merger and "FOR" approval of the amendment to Phillips' Restated Certificate of Incorporation.

   Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, please complete and return the enclosed proxy card. You also may cast your vote in person at the special meeting.

                                          Very truly yours,

                                          /S/ J. J. Mulva

                                          J. J. Mulva
                                          Chairman of the Board and
                                          Chief Executive Officer

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Phillips common stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   This joint proxy statement/prospectus is dated March 6, 2001, and is first being mailed to stockholders on or about March 7, 2001.

                                                Tosco Corporation
                                                1700 East Putnam Avenue
                                                Suite 500
                                                Old Greenwich, Connecticut 06870
                                                Telephone: 203-698-7500
                                                Facsimile: 203-698-7901
[LOGO]
TOSCO


March 6, 2001

Dear Tosco Stockholder:

   The Board of Directors of Tosco Corporation has unanimously adopted an agreement and plan of merger whereby a wholly owned subsidiary of Phillips Petroleum Company will be merged with and into Tosco. As the result of the merger, Tosco will become a wholly owned subsidiary of Phillips. Under the terms of the merger agreement, Tosco stockholders will receive 0.80 of a share of Phillips common stock for each share of Tosco common stock they own following the completion of the merger. After the merger, former Tosco stockholders will own approximately 30% of the outstanding Phillips common stock.

   This transaction presents Tosco with a unique opportunity to enhance stockholder value, while allowing Tosco stockholders the opportunity to participate in a larger and more diversified company as a platform for continued growth. The Board of Directors of Tosco has determined that the merger is fair to and in the best interests of Tosco and Tosco stockholders.

   You are cordially invited to attend a special meeting of stockholders of Tosco Corporation to be held at The Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Wednesday, April 11, 2001, at 10:00 a.m. local time. At the special meeting, we will ask you to approve the merger agreement as described in the accompanying joint proxy statement/prospectus.

   In order to complete the merger, we must obtain necessary regulatory approvals and the approvals of the stockholders of Tosco and Phillips. The affirmative vote of the holders of a majority of the outstanding shares of Tosco common stock entitled to vote on the merger is required to approve the merger agreement and the merger. More information about the merger is contained in the materials that accompany this letter.

   The Board of Directors of Tosco has unanimously adopted the merger agreement and the merger, and recommends that you vote "FOR" approval of the merger agreement.

   Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, please complete and return the enclosed proxy card. You may also cast your vote in person at the special meeting.

                                       Very truly yours,

                                       /S/ Thomas D. O'Malley

                                       Thomas D. O'Malley
                                       Chairman of the Board and
                                       Chief Executive Officer

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Phillips common stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   This joint proxy statement/prospectus is dated March 6, 2001, and is first being mailed to stockholders on or about March 7, 2001.

                               [LOGO OF PHILLIPS]

                           PHILLIPS PETROLEUM COMPANY

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

                       TO BE HELD ON APRIL 11, 2001

To the Stockholders of Phillips Petroleum Company:

   We will hold a special meeting of stockholders of Phillips Petroleum Company, a Delaware corporation, at the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on Wednesday, April 11, 2001, at 10:00 a.m., local time, for the purposes of considering and voting on the following matters, as described in the accompanying joint proxy statement/prospectus:

     1. To consider and vote upon a proposal to approve the issuance of shares of common stock, par value $1.25 per share, of Phillips pursuant to the Agreement and Plan of Merger, dated as of February 4, 2001, by and among Phillips, Ping Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Phillips, and Tosco Corporation, a Nevada corporation, and the merger contemplated thereby. Pursuant to the merger agreement, among other things, (a) Ping Acquisition Corp. will merge with and into Tosco and (b) each outstanding share of common stock, par value $0.75 per share, of Tosco will be converted into the right to receive 0.80 of a share of Phillips common stock, in each case, subject to the terms and conditions of the merger agreement. This proposal is more fully described in the accompanying joint proxy statement/prospectus.

     2. To consider and vote upon a proposal to amend Phillips' Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million shares to one billion shares. Approval of this proposal is not a condition to completion of the merger. This proposal is also more fully described in the accompanying joint proxy statement/prospectus.

     3. To transact any other business as may properly come before the special meeting or any adjournments or postponements thereof.

   Holders of record of Phillips common stock at the close of business on March 5, 2001, will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          /s/ Dale J. Billam

                                          Dale J. Billam
                                          Secretary

Bartlesville, Oklahoma

March 6, 2001

   The Board of Directors of Phillips recommends that you vote "FOR" approval of the issuance of Phillips common stock pursuant to the merger agreement and "FOR" approval of the amendment to Phillips' Restated Certificate of Incorporation.

   The affirmative vote of a majority of the shares of Phillips common stock represented at the special meeting, provided that holders of a majority of the shares of Phillips common stock entitled to vote on the proposal do in fact vote, or abstain from voting, on the proposal, is required to approve proposal number 1 above. The affirmative vote of holders of a majority of the outstanding shares of Phillips common stock entitled to vote on proposal number 2 above is required to approve the proposal.

   Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope promptly or authorize the individuals named on your proxy card to vote your shares by calling toll-free 1-800-840-1208. Please note that, if your shares are not registered in your own name, your bank, broker or other institution holding your shares may not offer telephone voting. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card or submitted your proxy instructions by telephone. However, if you hold shares through a bank or broker and wish to vote in person at the special meeting, you may not do so unless you receive a valid proxy from your bank or broker.

                                [LOGO OF TOSCO]

                               TOSCO CORPORATION

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON APRIL 11, 2001

                               ----------------

To the Stockholders of Tosco Corporation:

   We will hold a special meeting of the stockholders of Tosco Corporation, a Nevada corporation, on Wednesday, April 11, 2001, at 10:00 a.m., local time, at The Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 4, 2001, by and among Phillips Petroleum Company, a Delaware corporation, Ping Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Phillips, and Tosco, and the merger contemplated thereby. Pursuant to the merger agreement, among other things, (a) Ping Acquisition Corp. will merge with and into Tosco and (b) each outstanding share of common stock, par value $0.75 per share, of Tosco will be converted into the right to receive 0.80 of a share of Phillips common stock, par value $1.25 per share, in each case, subject to the terms and conditions of the merger agreement. This proposal is more fully described in the accompanying joint proxy statement/prospectus.

     2. To transact any other business as may properly come before the special meeting or any adjournments or postponements thereof.

   Holders of record of Tosco common stock at the close of business on March 5, 2001, will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          Wilkes McClave III
                                          Secretary

Old Greenwich, Connecticut

March 6, 2001

   The Board of Directors of Tosco unanimously recommends that you vote "FOR" approval of the merger agreement and the merger.

   The affirmative vote of holders of a majority of the outstanding shares of Tosco common stock is required to approve the merger agreement and the merger. Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope promptly. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. However, if you hold your shares through a bank or broker and wish to vote in person at the special meeting, you may not do so unless you receive a valid proxy from your bank or broker.

                             ADDITIONAL INFORMATION

   This joint proxy statement/prospectus incorporates important business and financial information about Phillips and Tosco from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at one of the following addresses:

   PHILLIPS                                 TOSCO

   Phillips Petroleum Company               Tosco Corporation
   Phillips Building                        1700 East Putnam Road
   Bartlesville, Oklahoma 74004             Old Greenwich, Connecticut 06870
   Attention: Dale J. Billam,               Attention: Colm McDermott
    Senior Counsel and Corporate Secretary  (203) 698-7508
   (918) 661-5638

   or                                       or

   Georgeson Shareholder                    The Altman Group, Inc.
   Communications, Inc.                     60 East 42nd Street
   17 State Street                          New York, New York 10165
   New York, New York 10004                 Attention: Kenneth L. Altman
   Toll free: (800) 223-2064                (212) 681-9600

   IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY APRIL 4, 2001, IN ORDER TO RECEIVE THEM BEFORE YOUR SPECIAL MEETING.

   See "Where You Can Find More Information" on page 80.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1

SUMMARY...................................................................   4

SELECTED HISTORICAL FINANCIAL DATA........................................   9

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA......................  10

COMPARATIVE PER SHARE DATA................................................  11

RISK FACTORS..............................................................  12

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................  13

PHILLIPS SPECIAL MEETING..................................................  14
  General.................................................................  14
  Matters to be Considered................................................  14
  Proxies.................................................................  14
  Solicitation of Proxies.................................................  15
  Record Date and Voting Rights...........................................  15
  Recommendation of the Phillips Board of Directors.......................  17

TOSCO SPECIAL MEETING.....................................................  18
  General.................................................................  18
  Matters to be Considered................................................  18
  Proxies.................................................................  18
  Solicitation of Proxies.................................................  19
  Record Date and Voting Rights...........................................  19
  Recommendation of the Tosco Board of Directors..........................  20

THE MERGER................................................................  21
  General.................................................................  21
  Background of the Merger................................................  21
  Recommendation of the Phillips Board of Directors; Phillips' Reasons for
   the Merger.............................................................  23
  Recommendation of the Tosco Board of Directors; Tosco's Reasons for the
   Merger.................................................................  25
  Opinion of Phillips' Financial Advisor..................................  27
  Opinion of Tosco's Financial Advisor....................................  32
  Regulatory Approvals Required for the Merger............................  36
  Material U.S. Federal Income Tax Consequences...........................  37
  Accounting Treatment....................................................  38
  Interests of Certain Persons in the Merger..............................  38
  Management and Operations Following the Merger..........................  41

THE MERGER AGREEMENT......................................................  43
  Merger Consideration....................................................  43
  Treatment of Options....................................................  43
  Exchange of Certificates................................................  43
  Completion of the Merger................................................  45
  Representations and Warranties..........................................  45
  Interim Operations......................................................  46
  Additional Covenants....................................................  48
  Conditions..............................................................  52
  Termination of the Merger Agreement.....................................  52
  Amendments, Extensions and Waivers......................................  56

PROPOSED AMENDMENT TO THE PHILLIPS RESTATED CERTIFICATE OF INCORPORATION...  57

PRICE RANGE OF COMMON STOCK AND DIVIDENDS..................................  58
  Phillips.................................................................  58
  Tosco....................................................................  59

INFORMATION ABOUT PHILLIPS.................................................  60
  General..................................................................  60
  Management and Additional Information....................................  60
  Beneficial Ownership of Directors and Management of Phillips.............  61
  Beneficial Ownership of Certain Phillips Stockholders....................  62

INFORMATION ABOUT TOSCO....................................................  63
  General..................................................................  63
  Management and Additional Information....................................  63
  Beneficial Ownership of Directors and Management of Tosco................  64
  Beneficial Ownership of Certain Tosco Stockholders.......................  64

DESCRIPTION OF PHILLIPS CAPITAL STOCK......................................  65
  Phillips Common Stock....................................................  65
  Phillips Rights Plan.....................................................  65

COMPARISON OF STOCKHOLDER RIGHTS...........................................  66
  Authorized Capital Stock.................................................  66
  Size of Board of Directors...............................................  66
  Cumulative Voting........................................................  66
  Classes of Directors.....................................................  67
  Qualifications of Directors..............................................  67
  Filling Vacancies on the Board...........................................  67
  Removal of Directors.....................................................  68
  Nomination of Directors for Election.....................................  68
  Anti-Takeover Provisions.................................................  68
  Stockholder Rights Plan..................................................  71
  Stockholder Action Without a Meeting.....................................  72
  Calling Special Meetings of Stockholders.................................  72
  Submission of Stockholder Proposals......................................  72
  Notice of Stockholders Meetings..........................................  73
  Stockholder Vote Required for Mergers....................................  73
  Dividends................................................................  73
  Rights of Preferred Stockholders.........................................  74
  Appraisal Rights.........................................................  74
  Stockholder Preemptive Rights............................................  75
  Inspection of Stockholder Lists..........................................  75
  Stockholder Class Voting Rights..........................................  75
  Indemnification..........................................................  76
  Limitations on Directors' and Officers' Liability........................  77
  Charter Amendments.......................................................  78
  Amendment of Bylaws......................................................  78

RIGHTS OF DISSENTING STOCKHOLDERS..........................................  79

LEGAL MATTERS..............................................................  79

EXPERTS...................................................................   79

STOCKHOLDER PROPOSALS.....................................................   79

OTHER MATTERS.............................................................   79

INDEPENDENT AUDITORS......................................................   79

WHERE YOU CAN FIND MORE INFORMATION.......................................   80

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION........................   82


Appendix A Agreement and Plan of Merger...................................  A-1

Appendix B Opinion of Morgan Stanley & Co. Incorporated...................  B-1

Appendix C Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated..  C-1

Appendix D Amendment to the Phillips Petroleum Company Restated
 Certificate of Incorporation.............................................  D-1

                  QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE PHILLIPS AND TOSCO PROPOSING THIS TRANSACTION?

A: The merger presents a unique opportunity for us to create a stronger major integrated oil company. Following the merger, we will have the balanced assets, scale and financial flexibility necessary for continued profitable growth. We will be a premier competitor in the domestic refining, marketing and transportation, or RM&T, business, and will benefit from the competitive advantages of integration through our role as a major participant in the global exploration and production, or E&P, business, and our gas gathering and chemicals joint ventures.

Q: WHAT WILL HAPPEN IN THE MERGER?

A: As a result of the merger, Tosco will become a wholly owned subsidiary of Phillips. Tosco stockholders will have their shares of Tosco common stock converted into shares of Phillips common stock at a rate of 0.80 of a share of Phillips common stock for each share of Tosco common stock they own. Tosco stockholders, in the aggregate, will own approximately 30% of the outstanding Phillips common stock following the merger.

Q: WHERE AND WHEN ARE THE SPECIAL MEETINGS?

A: The Phillips special meeting will take place at the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on Wednesday, April 11, 2001, at 10:00 a.m., local time. The Tosco special meeting will take place at The Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Wednesday, April 11, 2001, at 10:00 a.m., local time.

Q: WHAT ARE STOCKHOLDERS BEING ASKED TO VOTE ON AT THE SPECIAL MEETINGS?

A: Phillips stockholders will vote on a proposal to approve the issuance of shares of Phillips common stock in exchange for outstanding shares of Tosco common stock, in accordance with the merger agreement. Phillips stockholders also will vote on an amendment to Phillips' Restated Certificate of Incorporation to increase the number of authorized shares of Phillips common stock from 500 million shares to one billion shares. Approval of the issuance of Phillips common stock in the merger is a condition to completion of the merger, but approval of the amendment to Phillips' restated certificate of incorporation is not a condition to completion of the merger.

   Tosco stockholders will vote on a proposal to approve the merger agreement. Approval of the merger agreement by Tosco stockholders is a condition of the merger. Phillips and Tosco stockholders also may be asked to consider other matters as may properly come before the special meetings; however, Phillips and Tosco know of no other matters that will be presented for consideration at the special meetings.

Q: WHAT STOCKHOLDER APPROVALS ARE NEEDED?

A: For Phillips, assuming that holders of a majority of the outstanding Phillips common stock entitled to vote on the proposal do in fact vote or abstain from voting on the proposal, the affirmative vote of a majority of the shares of Phillips common stock represented at the Phillips special meeting is required to approve the issuance of Phillips common stock in connection with the merger. The affirmative vote of the holders of a majority of the outstanding Phillips common stock entitled to vote on the amendment to Phillips' Restated Certificate of Incorporation is required to approve the amendment. However, as stated above, approval of the amendment to Phillips' Restated Certificate of Incorporation is not a condition to completion of the merger.

   For Tosco, the affirmative vote of the holders of a majority of the outstanding shares of Tosco common stock entitled to vote on the merger is required to approve the merger agreement and the merger.

   The Phillips Board of Directors recommends that you vote "FOR" approval of the issuance of Phillips common stock in the merger and "FOR" approval of the amendment to Phillips' Restated Certificate of Incorporation.

   The Tosco Board of Directors unanimously recommends that you vote "FOR" the proposal to approve the merger agreement and the merger.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed, postage-paid envelope, or, if available, by submitting your proxy or voting instructions by telephone, as soon as possible so that your shares may be represented at your special meeting.

Q: WHAT IF I DON'T VOTE?

A: If you fail to respond, it will have the same effect as a vote against the merger, in the case of Tosco stockholders, or a vote against the amendment to Phillips' Restated Certificate of Incorporation, in the case of Phillips stockholders. In addition, if you are a Phillips stockholder of record and you do not vote or attend the Phillips special meeting, provided that holders of a majority of the outstanding shares of Phillips common stock do in fact vote or abstain from voting, your shares will not count for or against the proposal to issue shares of Phillips common stock in the merger.

   If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of all proposals, unless your shares are held in "street name," as described below.

   If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger, in the case of Tosco stockholders, or a vote against the amendment to Phillips' Restated Certificate of Incorporation and a vote against the issuance of shares of Phillips common stock in the merger, in the case of Phillips stockholders.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your street name shares, your broker will not be permitted to vote them. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

   If you are a Tosco stockholder, and you do not give voting instructions to your broker with respect to the merger proposal, you will, in effect, be voting against the merger, unless you appear in person at the Tosco special meeting with a valid proxy from your broker and vote in favor of the merger. In the case of Phillips stockholders, if you do not give voting instructions to your broker with respect to the proposal to issue shares of Phillips common stock, you will, in effect, be voting against the share issuance, unless you appear in person at the Phillips special meeting with a valid proxy from your broker and vote in favor of the issuance of shares of Phillips common stock. In addition, if you are a Phillips stockholder, and you do not give voting instructions to your broker with respect to the proposal to amend Phillips' Restated Certificate of Incorporation, you will, in effect, be voting against the amendment, unless you appear in person at the Phillips special meeting with a valid proxy from your broker and vote in favor of the amendment.

Q: CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods and you are a holder of record, you must submit your notice of revocation or your new proxy to the Secretary of Phillips or Tosco, as appropriate, before the applicable special meeting. However, if your shares are held in a street name account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, or if your shares are held in street name and you receive a valid proxy from your broker, you can attend your special meeting and vote in person. If submission by telephone is available, and you choose to submit your proxy or voting instructions by telephone, you can change your vote by submitting a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy revoked.

Q: SHOULD I SEND IN MY TOSCO STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Tosco stock certificates for shares of Phillips common stock. PLEASE DO NOT SEND IN YOUR TOSCO STOCK CERTIFICATES WITH YOUR PROXY.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Phillips' current regular quarterly dividend is $0.34 per share of Phillips common stock, or $1.36 per share on an annual basis. Tosco's current regular quarterly dividend is $0.08 per share of Tosco common stock, or $0.32 per share on an annual basis. Subject to the determination of the Phillips Board of Directors, Phillips expects to continue its current dividend policy following the completion of the merger.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO TOSCO STOCKHOLDERS?

A: In general, holders of Tosco common stock are not expected to be required to pay any U.S. federal income tax as a result of the merger, except for tax, if any, imposed on cash Tosco stockholders receive instead of fractional shares of Phillips common stock.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as practicable. We expect to complete the merger in the third quarter of 2001.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

   .If you are a Phillips stockholder:

    Georgeson Shareholder Communications, Inc.
    17 State Street
    New York, New York 10004
    Toll free: (800) 223-2064

   .If you are a Tosco stockholder:

    The Altman Group, Inc.
    60 E. 42nd Street
    New York, New York 10165
    Attention: Kenneth L. Altman
    (212) 681-9600

                                    SUMMARY

   This brief summary does not contain all of the information that is important to you. To fully understand the merger, you should carefully read this entire document and the other documents to which this document refers you. See "Where You Can Find More Information" on page 80.

THE COMPANIES (PAGES 60 AND 63)

 Phillips Petroleum Company

Phillips Petroleum Company
Phillips Building
Bartlesville, Oklahoma 74004
(918) 661-6600

   Phillips is an integrated oil company with interests around the world. Headquartered in Bartlesville, Oklahoma, Phillips has 12,400 employees and $20.5 billion of assets, and had $21.2 billion of revenues in 2000.

   For additional information about Phillips and its business, see "Information About Phillips" on page 60 and "Where You Can Find More Information" on page 80.

 Tosco Corporation

Tosco Corporation
1700 East Putnam Avenue, Suite 500
Old Greenwich, Connecticut 06870
(203) 698-7500

   Tosco, which currently has $28 billion in annualized revenues, is one of the largest independent refiners and marketers of petroleum products in the United States, and is one of the nation's largest operators of company-controlled convenience stores. Tosco has 26,400 employees.

   For additional information about Tosco and its business, see "Information About Tosco" on page 63 and "Where You Can Find More Information" on page 80.

THE MERGER (PAGE 21)

   We propose that Phillips acquire Tosco through the merger of Ping Acquisition Corp., a wholly owned subsidiary of Phillips, with and into Tosco, with Tosco surviving the merger as a wholly owned subsidiary of Phillips. We refer to this transaction throughout this document as the merger.

   We have attached the merger agreement as Appendix A to this document. We urge you to read the merger agreement. It is the legal document that governs the merger.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 43)

   If you are a Tosco stockholder, upon completion of the merger, each of your shares of Tosco common stock automatically will become the right to receive
0.80 of a share of Phillips common stock. We refer to this 0.80-for-one exchange throughout this document as the exchange ratio. In addition, Tosco stockholders will be paid cash instead of any fractional share of Phillips common stock to which they are otherwise entitled.

   Promptly after completion of the merger, a form of transmittal letter will be mailed by the exchange agent to Tosco stockholders that hold Tosco stock certificates. The transmittal letter will contain instructions with respect to the surrender of Tosco stock certificates.

   TOSCO STOCKHOLDERS WILL RECEIVE SHARES OF PHILLIPS COMMON STOCK IN BOOK-ENTRY FORM, UNLESS A PHYSICAL PHILLIPS STOCK CERTIFICATE IS REQUESTED. IF YOU HOLD TOSCO STOCK CERTIFICATES, YOU SHOULD NOT RETURN THE CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FOLLOWING THE COMPLETION OF THE MERGER.

REASONS FOR THE MERGER (PAGES 23 AND 25)

   We are proposing the merger because we believe it presents a unique opportunity to create a stronger major integrated oil company with the benefits of increased size and scale. We believe that the merger will have strategic and other benefits, including the opportunity for significant synergies. Each of the Phillips Board of Directors and the Tosco Board of Directors also considered a number of other factors, including, among other things, the opinion of its respective financial advisor. See "The Merger-Opinion of Phillips' Financial Advisor" on page 27 and "The Merger-Opinion of Tosco's Financial Advisor" on page 32.

RECOMMENDATIONS TO STOCKHOLDERS (PAGES 23 AND 25)

 Phillips stockholders

   The Phillips Board of Directors believes that the issuance of Phillips common stock in the merger is fair to and in the best interests of Phillips and Phillips stockholders, and recommends that Phillips stockholders vote "FOR" approval of the issuance of Phillips common stock in the merger. The Phillips Board of Directors believes that the amendment to Phillips' Restated Certificate of Incorporation is fair to and in the best interests of Phillips and Phillips stockholders, and recommends that Phillips stockholders vote "FOR" approval of the amendment to Phillips' Restated Certificate of Incorporation.

 Tosco stockholders

   The Tosco Board of Directors believes that the merger is fair to Tosco stockholders and in the best interests of Tosco stockholders, and unanimously recommends that Tosco stockholders vote "FOR" the proposal to approve the merger agreement and the merger.

OPINIONS OF FINANCIAL ADVISORS (PAGES 27 AND 32)

 Phillips

   Among other factors considered in deciding to approve and adopt the merger agreement and the merger, the Phillips Board of Directors received a written opinion from Phillips' financial advisor, Morgan Stanley & Co. Incorporated, that, as of the date of the opinion, the exchange ratio was fair from a financial point of view to Phillips. We have attached the full text of Morgan Stanley's written opinion, dated February 4, 2001, as Appendix B to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley in providing its opinion. MORGAN STANLEY'S OPINION IS DIRECTED TO THE PHILLIPS BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

 Tosco

   Among other factors considered in deciding to adopt the merger agreement and the merger, the Tosco Board of Directors received a written opinion from Tosco's financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that, as of the date of the opinion, the exchange ratio was fair from a financial point of view to the holders of Tosco common stock. We have attached the full text of Merrill Lynch's written opinion, dated February 4, 2001, as Appendix C to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations on the review undertaken by Merrill Lynch in providing its opinion. MERRILL LYNCH'S OPINION IS DIRECTED TO THE TOSCO BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

OWNERSHIP OF THE COMBINED COMPANY AFTER THE MERGER

   Phillips expects to issue approximately 123 million shares of Phillips common stock in the merger. Based on the current number of shares of Phillips common stock outstanding, after completion of the merger, current Tosco stockholders will own approximately 30% of the then-outstanding shares of Phillips common stock.

RECORD DATE; VOTE REQUIRED (PAGES 14 AND 18)

 Phillips stockholders

   You can vote at the Phillips special meeting if you owned Phillips common stock at the close of business on March 5, 2001. On that date, there were 283,561,070 shares (including 27,856,573 shares held in the Phillips Compensation and Benefits Trust) of Phillips common stock outstanding and entitled to vote. You can cast one vote for each share of Phillips common stock that you owned on that date. In order to approve the issuance of shares of Phillips common stock in connection with the merger, a majority of the votes cast on the proposal must vote in favor of doing so and holders of a majority of the outstanding Phillips common stock entitled to vote on the share issuance must cast a vote for or against the share issuance. In order to approve the amendment to Phillips' Restated Certificate of Incorporation, the holders of a majority of the outstanding shares of Phillips common stock entitled to vote must vote in favor of doing so.

 Tosco stockholders

   You can vote at the Tosco special meeting if you owned Tosco common stock at the close of business on March 5, 2001. On that date, there were 154,225,788 shares of Tosco common stock outstanding and entitled to vote. You can cast one vote for each share of Tosco common stock that you owned on that date. In order to approve the merger agreement and the merger, the holders of a majority of the outstanding shares of Tosco common stock entitled to vote must vote in favor of doing so.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 37)

   We have structured the merger so that it is anticipated that the merger will be a reorganization for U.S. federal income tax purposes. The parties will not be obligated to complete the merger unless they receive legal opinions to that effect. If the merger is a reorganization, Tosco stockholders will not recognize gain or loss for U.S. federal income tax purposes in the merger (except for gain or loss recognized because of cash received instead of fractional shares of Phillips common stock).

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

   Stockholders can obtain quotes for shares of Phillips common stock and Tosco common stock in newspapers, over the Internet or from their brokers. On February 2, 2001, the last trading day before we announced the merger, Phillips common stock closed at $58.13 per share and Tosco common stock closed at $34.61 per share. On March 5, 2001, Phillips common stock closed at $55.38 per share and Tosco common stock closed at $42.00 per share.

   The market value of the shares of Phillips common stock that will be issued in exchange for shares of Tosco common stock upon the completion of the merger will not be known at the time Tosco stockholders vote on the approval of the merger agreement and the merger, or at the time Phillips stockholders vote on the approval of the issuance of shares of Phillips common stock, because the merger will not be completed by then. The market prices of Phillips common stock and Tosco common stock will likely fluctuate prior to the merger, while the exchange ratio will remain fixed. You should obtain current stock price quotations for Phillips common stock and Tosco common stock.

LISTING OF PHILLIPS COMMON STOCK

   Application will be made to have the Phillips common stock issued in the merger approved for listing on the New York Stock Exchange, Inc., where Phillips common stock currently is traded under the symbol "P." If the merger is completed, Tosco common stock will no longer be listed on the New York Stock Exchange or any other exchange.

DISSENTERS' RIGHTS OF APPRAISAL (PAGE 74)

 Phillips stockholders

   Under Delaware law, which applies to Phillips, Phillips stockholders will not have dissenters' rights of appraisal in connection with the merger, the issuance of Phillips common stock in the merger or the amendment to Phillips' Restated Certificate of Incorporation.

 Tosco stockholders

   Under Nevada law, which applies to Tosco, Tosco stockholders will not have dissenters' rights of appraisal in connection with the merger.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 52)

   Completion of the merger depends on a number of conditions being met, including the approval of the merger agreement by Tosco stockholders, the approval of the share issuance by Phillips stockholders, the accuracy of the representations and warranties made by each company, the performance of each party's obligations under the merger agreement, and the receipt of regulatory approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES (PAGE 52)

   We can mutually agree at any time to terminate the merger agreement without completing the merger, even if Tosco stockholders have approved the merger agreement and Phillips stockholders have approved the share issuance. In addition, either of us can decide, without the consent of the other, to terminate the merger agreement in a number of situations, including:

  .  the final denial of a required regulatory approval,

  .  failure to obtain stockholder approval,

  . specified circumstances relating to a withdrawal or modification by the other party's Board of Directors of its recommendation to its stockholders,

  . the entering into of another transaction that is financially superior to the merger in response to an unsolicited acquisition proposal (provided that the terminating party complies with the "no solicitation" provisions of the merger agreement and pays the termination fee, and the non-terminating party is given an opportunity to respond to the alternative offer), or

  .  failure to complete the merger on or before February 4, 2002.

   Each of Phillips and Tosco has agreed to pay a termination fee of $250 million to the other party in the event that the merger is terminated under specified circumstances relating to an acquisition proposal or a breach by the other party of certain of its obligations under the merger agreement.

TOSCO EMPLOYEE STOCK OPTIONS (PAGE 43)

   Upon completion of the merger, each outstanding Tosco employee stock option will be converted into a stock option to purchase a number of shares of Phillips common stock that is equal to the product of 0.80 multiplied by the number of shares of Tosco common stock that would have been obtained upon the exercise of the Tosco stock option before the merger, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Tosco common stock subject to the Tosco stock option before the conversion divided by 0.80, rounded to the nearest whole cent. All Tosco stock options that have not vested under the Tosco stock option plans will vest upon completion of the merger. In addition, an employee of Tosco whose employment is terminated before the completion of the merger, or within six months after the completion of the merger, may, with the employee's consent, have his or her Tosco stock options canceled in exchange for a cash payment by Tosco, if before the merger, or by Phillips, if after the merger. The other terms of each Tosco stock option will continue to apply.

WAIVER AND AMENDMENT (PAGE 56)

   We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement, to the extent legally permissible.

ACCOUNTING TREATMENT (PAGE 38)

   The merger will be accounted for using the "purchase method" of accounting for business combinations under U.S. generally accepted accounting principles.

REGULATORY APPROVALS (PAGE 36)

   Under the HSR Act, we cannot complete the merger until we furnish specified materials and information to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and satisfy the waiting period requirements. Phillips and Tosco expect to submit the required filings shortly.

   We are also required to obtain regulatory approvals from various state and foreign authorities. We expect that we will be able to obtain all required regulatory approvals, but we cannot assure you that these regulatory approvals will be obtained.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS (PAGE 38)

   In addition to their interests as Tosco stockholders, certain of Tosco's officers and directors have interests in the merger that are different from, or in addition to, those of other Tosco stockholders. For many years, three officers have had agreements with Tosco that will provide these officers with enhanced severance benefits if their employment with the combined company is terminated in conjunction with, or after, a change of control, including the approval of the merger by Tosco stockholders. Several of the executive officers of Tosco are parties to agreements that would provide them with severance benefits if their employment is terminated under specified circumstances, including in specified cases in connection with a change of control. In addition, several of Tosco's officers will be entitled to accelerated payments under the Tosco long-term incentive plan upon a change of control, which includes approval of the merger by Tosco stockholders.

   When the merger is completed, Phillips will expand the Phillips Board of Directors by one member and cause Thomas D. O'Malley, the Chairman and Chief Executive Officer of Tosco, to be appointed to the Phillips Board of Directors. Also following completion of the merger, Phillips will appoint Mr. O'Malley to serve, at the discretion of the Phillips Board of Directors and the Chief Executive Officer of Phillips, as Vice Chairman of Phillips and head of Phillips' RM&T division, which will then include Tosco's RM&T operations.

   Also, following completion of the merger, Phillips will indemnify and provide directors' and officers' insurance for the directors and officers of Tosco for events occurring before the merger, including events that are related to the merger agreement.

   The members of our respective Boards of Directors knew about these additional interests, and considered them, among other matters, when they approved and adopted the merger agreement and the merger.

PROPOSED AMENDMENT TO PHILLIPS' RESTATED CERTIFICATE OF INCORPORATION (PAGE
57)

   Phillips stockholders also will vote on a proposal to approve an amendment to Phillips' Restated Certificate of Incorporation to increase the number of shares of authorized Phillips common stock from 500 million shares to one billion shares. Approval of the amendment is not a condition to completion of the merger.

                       SELECTED HISTORICAL FINANCIAL DATA

HOW WE PREPARED THE FINANCIAL STATEMENTS

   We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Phillips and Tosco for the years 1995 through 1999 and the unaudited financial statements of Phillips and Tosco for the nine months ended September 30, 2000 and 1999. This information is only a summary, and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the Securities and Exchange Commission, or SEC, and incorporated by reference in this document. See "Where You Can Find More Information."

PHILLIPS PETROLEUM COMPANY

                                 MILLIONS OF DOLLARS EXCEPT PER SHARE AMOUNTS
                               -------------------------------------------------
                                NINE MONTHS
                                   ENDED
                                SEPTEMBER 30       YEARS ENDED DECEMBER 31
                               -------------- ----------------------------------
                                2000    1999   1999   1998   1997   1996   1995
                               ------- ------ ------ ------ ------ ------ ------
Sales and other operating
 revenues ...................  $15,175  9,332 13,571 11,545 15,210 15,731 13,368
Net income...................    1,118    359    609    237    959  1,303    469
 Per common share
  Basic......................     4.40   1.42   2.41    .92   3.64   4.96   1.79
  Diluted....................     4.37   1.41   2.39    .91   3.61   4.91   1.78
Total assets.................   20,580 15,191 15,201 14,216 13,860 13,548 11,978
Long-term debt...............    7,509  4,443  4,271  4,106  2,775  2,555  3,097
Company-obligated mandatorily
 redeemable preferred
 securities of Phillips 66
 Capital Trusts I and II.....      650    650    650    650    650    300     --
Cash dividends declared per
 common share................     1.02   1.02   1.36   1.36   1.34   1.25  1.195

TOSCO CORPORATION

                                NINE MONTHS
                                   ENDED
                                SEPTEMBER 30       YEARS ENDED DECEMBER 31
                               -------------- ----------------------------------
                                2000    1999   1999   1998   1997   1996   1995
                               ------- ------ ------ ------ ------ ------ ------
Sales and other operating
 revenues....................  $17,101 10,176 14,362 12,022 13,282  9,923  7,284
Net income...................      365    226    442    106    213    146     77
 Per common share
  Basic......................     2.53   1.50   2.97   0.69   1.43   1.19   0.69
  Diluted....................     2.40   l.45   2.83   0.67   1.37   1.16   0.69
Total assets.................    8,701  6,013  6,212  5,843  5,975  3,555  2,003
Long-term debt...............    2,144  1,560  1,459  1,555  1,581    827    624
Company-obligated mandatorily
 redeemable preferred
 securities of Tosco
 Financing Trust.............      300    300    300    300    300    300     --
Cash dividends declared per
 share.......................     0.21   0.20   0.27   0.24   0.24   0.22   0.21

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The following selected unaudited pro forma combined financial data has been derived from and should be read together with the unaudited pro forma combined financial statements and related notes on page 82 through page 87. This information is based on the historical consolidated balance sheets and related adjusted historical consolidated statements of income of Phillips and Tosco-- giving effect to the merger using the purchase method of accounting for business combinations. Phillips' historical income statements have been adjusted to reflect the pro forma impact of the acquisition of Atlantic Richfield Company's, or ARCO's, Alaskan businesses and the formation of Duke Energy Field Services, LLC and Chevron Phillips Chemical Company LLC during the first nine months of 2000. Tosco's historical income statements have been adjusted for the pro forma impact of the sale of the Avon refinery on August 31, 2000. This information is for illustrative purposes only.

   The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Phillips will experience after the merger.

                                                     MILLIONS OF DOLLARS
                                                  EXCEPT PER SHARE AMOUNTS
                                             -----------------------------------
                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,      YEAR ENDED
                                                   2000        DECEMBER 31, 1999
                                             ----------------- -----------------
Sales and other operating revenues..........      $30,380           26,103
Net income..................................        1,645            1,115
Net income per common share
  Basic.....................................         4.36             2.97
  Diluted...................................         4.30             2.93
Cash dividends per common share.............         1.02             1.36
                                                    AT SEPTEMBER 30, 2000
                                             -----------------------------------
Total assets................................               $35,007
Long-term debt..............................                 9,653

                           COMPARATIVE PER SHARE DATA

   Set forth below are net income, cash dividends and book value per common share amounts for Phillips and Tosco on a historical basis, for Phillips on a pro forma combined basis, and on a pro forma combined basis per Tosco-equivalent-common-share. The exchange ratio is 0.80 of a share of Phillips common stock for each share of Tosco common stock.

   The Phillips pro forma combined data was derived by combining the adjusted historical consolidated financial information of Phillips and Tosco using the purchase method of accounting for business combinations as described under "Unaudited Pro Forma Combined Financial Information." Phillips' historical income statements have been adjusted to reflect the pro forma impact of the acquisition of ARCO's Alaskan businesses and the formation of Duke Energy Field Services and Chevron Phillips Chemical Company during the first nine months of 2000. Tosco's historical income statements have been adjusted for the pro forma impact of the sale of the Avon refinery on August 31, 2000.

   The Tosco-equivalent-common-share pro forma information shows the effect of the merger from the perspective of an owner of Tosco common stock. The information was computed by multiplying the Phillips pro forma information by the exchange ratio of 0.80.

   You should read the information below together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and that we have incorporated by reference in this document. See "Where You Can Find More Information." The unaudited pro forma combined data below is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on this information to be indicative of the historical results that would have been achieved had the companies always been combined or the future results that Phillips will experience after the merger.


                                            NINE MONTHS ENDED     YEAR ENDED
                                            SEPTEMBER 30, 2000 DECEMBER 31,1999
                                            ------------------ ----------------
Phillips historical data, per common share
  Net income--basic.......................        $ 4.40             2.41
  Net income--diluted.....................          4.37             2.39
  Cash dividends..........................          1.02             1.36
  Book value at end of period.............         21.29            17.94
Phillips pro forma combined data, per
 Phillips common share
  Net income--basic.......................          4.36             2.97
  Net income--diluted.....................          4.30             2.93
  Cash dividends..........................          1.02             1.36
  Book value at end of period.............         32.93               --
Tosco historical data, per common share
  Net income--basic.......................          2.53             2.97
  Net income--diluted.....................          2.40             2.83
  Cash dividends..........................          0.21             0.27
  Book value at end of period.............         16.96            14.65
Phillips pro forma combined data, per
 Tosco-equivalent-common-share
  Net income--basic.......................          3.49             2.38
  Net income--diluted.....................          3.44             2.34
  Cash dividends..........................          0.82             1.09
  Book value at end of period.............         26.34               --

                                  RISK FACTORS

   In addition to the other information contained in or incorporated by reference in this document, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement and the merger, in the case of Tosco stockholders, or for approval of the issuance of shares of Phillips common stock in the merger, in the case of Phillips stockholders.

THE VALUE OF THE PHILLIPS COMMON STOCK THAT TOSCO STOCKHOLDERS RECEIVE IN EXCHANGE FOR EACH SHARE OF TOSCO COMMON STOCK MAY FLUCTUATE.

   When the merger is completed, each share of Tosco common stock will be converted into 0.80 of a share of Phillips common stock. The merger agreement does not contain any provision that would adjust this exchange ratio based on fluctuations in the price of Phillips common stock or Tosco common stock. The value of the consideration you receive will depend on the market price of Phillips common stock at the time the merger is completed, which could be different from the current price of Phillips common stock. While the parties intend to work promptly toward completion of the merger, they cannot predict with certainty whether delays will be encountered or the possible effects of such delay.

PHILLIPS MAY BE UNABLE TO SUCCESSFULLY INTEGRATE TOSCO'S OPERATIONS.

   The merger involves the integration of two companies that previously have operated independently. The difficulties of combining the operations of the companies include:

  .  the necessity of coordinating geographically separate organizations; and

  .  integrating personnel with diverse business backgrounds.

   The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations or financial condition of the combined company.

   Among the factors considered by the Phillips Board of Directors and the Tosco Board of Directors in connection with their respective approval and/or adoption of the merger agreement and the merger were the opportunities for economies of scale and operating efficiencies that could result from the merger. See "The Merger--Recommendation of the Phillips Board of Directors; Phillips' Reasons for the Merger" and "The Merger--Recommendation of the Tosco Board of Directors; Tosco's Reasons for the Merger." There can be no assurance that these synergies will be realized within the time periods contemplated or realized at all.

THE TRADING PRICE OF PHILLIPS COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE THAT AFFECT THE PRICE OF TOSCO COMMON STOCK.

   Upon completion of the merger, Tosco stockholders will become Phillips stockholders. Phillips' business differs from that of Tosco, and Phillips' results of operations, as well as the price of Phillips common stock, may be affected by factors different from those affecting Tosco's results of operations and the value of Tosco common stock. In particular, Phillips is subject to fluctuations in the price of crude oil. For a discussion of Phillips' business and various factors to consider in connection with its business, see Phillips' Annual Report on Form 10-K for the year ended December 31, 1999, as amended, which is incorporated by reference in this document. See "Where You Can Find More Information."

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

   This joint proxy statement/prospectus, including information incorporated by reference in this joint proxy statement/prospectus (see "Where You Can Find More Information"), contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Phillips and Tosco, as well as certain information relating to the merger, including, without limitation:

  . statements relating to the synergies and accretion to reported earnings estimated to result from the merger;

  . statements relating to revenue, income and operations of the combined company after the merger; and

  . statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

   Phillips' and Tosco's managements believe that these forward-looking statements are reasonable; however, you should not place undue reliance on these statements, as they are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

  . expected cost savings from the merger may not be fully realized or realized within the expected time frame;

  . revenues following the merger may be lower than expected;

  . changes may occur in supply and demand for and the price of crude oil and petroleum products;

  . costs or difficulties related to the integration of the businesses of Phillips and Tosco may be greater than expected;

  . general economic conditions, either internationally or nationally or in the jurisdictions in which Phillips and Tosco are doing business, may be less favorable than expected;

  . legislative or regulatory changes may adversely affect the businesses in which Phillips and Tosco are engaged;

  . there may be environmental risks and liability under federal, state and foreign environmental laws and regulations;

  . changes may occur in the securities markets; and

  . other economic, business, competitive and/or regulatory factors may affect Phillips' and Tosco's businesses generally as described in Phillips' and Tosco's filings with the SEC.

                            PHILLIPS SPECIAL MEETING

GENERAL

   This joint proxy statement/prospectus is first being mailed by Phillips to the holders of Phillips common stock, on or about March 7, 2001, and is accompanied by the notice of the Phillips special meeting and a form of proxy that is solicited by the Phillips Board of Directors for use at the Phillips special meeting, to be held at the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on Wednesday, April 11, 2001, at 10:00 a.m., local time, and at any adjournments or postponements of the Phillips special meeting.

MATTERS TO BE CONSIDERED

   The purpose of the Phillips special meeting is:

    (1) to approve the issuance of Phillips common stock in connection with the merger agreement;

    (2) to approve an amendment to Phillips' Restated Certificate of Incorporation to increase the number of shares of authorized Phillips common stock from 500 million shares to one billion shares; and

    (3) to consider any other matters that may properly come before the Phillips special meeting.

   Phillips stockholders also may be asked to vote upon a proposal to adjourn or postpone the Phillips special meeting. Phillips could use any adjournment or postponement of the Phillips special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve the issuance of shares of Phillips common stock in the merger or to approve the amendment to Phillips' Restated Certificate of Incorporation.

PROXIES

   The Phillips Board of Directors is soliciting your proxy to give you the opportunity to vote at the Phillips special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

   You may grant a proxy by:

     (1) signing and mailing your proxy card; or

     (2) calling a toll-free telephone number and following the recorded instructions.

Delaware law permits a stockholder to grant a proxy in each of these ways. However, if your shares are not registered in your own name, your bank, broker or other institution holding your shares may not offer telephone proxy voting. If your proxy card does not include telephone voting instructions, please complete and return your proxy card by mail. If you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker, you also may cast your vote in person at the meeting.

 Mail

   To grant your proxy by mail, please complete your proxy card, and sign, date and return it in the enclosed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

 Telephone

   You may use a toll-free telephone number listed on your proxy card to grant your proxy. You must have your proxy card ready and:

     (1) dial the toll-free number,

     (2) enter the Control Number located on your proxy card, and

     (3) follow the recorded instructions.

 In Person

   If you attend the Phillips special meeting in person, you may vote your shares by ballot at the Phillips special meeting if you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker.

   You may revoke your proxy at any time prior to the closing of the polls at the Phillips special meeting by delivering to the Secretary of Phillips a signed notice of revocation or a later-dated signed proxy or by attending the Phillips special meeting and voting in person. Attendance at the Phillips special meeting will not in itself constitute the revocation of a proxy.

   Written notices of revocation and other communications with respect to the revocation of Phillips proxies should be addressed to Phillips Petroleum Company, Phillips Building, Bartlesville, Oklahoma 74004, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in the proxies.

   IF YOU MAKE NO SPECIFICATION ON YOUR PROXY, YOUR PROXY WILL BE VOTED IN FAVOR OF THE APPROVAL OF THE ISSUANCE OF SHARES OF PHILLIPS COMMON STOCK IN CONNECTION WITH THE MERGER AND IN FAVOR OF THE APPROVAL OF THE AMENDMENT TO PHILLIPS' RESTATED CERTIFICATE OF INCORPORATION.

   The Phillips Board of Directors currently is unaware of any other matters that may be presented for action at the Phillips special meeting. If other matters do properly come before the Phillips special meeting, however, it is intended that shares represented by proxies will be voted, or not voted, by the individuals named in the proxies in their discretion. No proxy that is voted against approval of the issuance of shares of Phillips common stock in the merger will be voted in favor of any adjournment or postponement of the Phillips special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

   Phillips will bear the entire cost of soliciting proxies from Phillips stockholders, except that Phillips and Tosco each has agreed to pay one-half the costs of filing, printing and mailing this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Phillips will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Phillips common stock held by them and secure their voting instructions if necessary. Phillips will reimburse those record holders for their reasonable expenses in so doing. Phillips has also made arrangements with Georgeson Shareholder Communications, Inc. to assist it in soliciting proxies, and has agreed to pay customary fees plus expenses for those services. Phillips also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Phillips stockholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

   In accordance with the provisions of Delaware law, Phillips' Bylaws and the rules of the New York Stock Exchange, Phillips has fixed March 5, 2001, as the record date for determining those Phillips stockholders entitled to notice of and to vote at the Phillips special meeting. Accordingly, only Phillips stockholders of record at the close of business on the Phillips record date will be entitled to notice of and to vote at the Phillips special meeting. At the close of business on the Phillips record date, there were 283,561,070 shares of Phillips common stock outstanding held by 48,184 holders of record. The presence, in person or by proxy, of shares of Phillips common stock representing a majority of shares of Phillips common stock outstanding and entitled to vote on the Phillips record date is necessary to constitute a quorum at the Phillips special meeting. Each share of Phillips common stock outstanding on the Phillips record date entitles its holder to one vote.

   Shares of Phillips common stock held by persons attending the Phillips special meeting but not voting, and shares of Phillips common stock for which Phillips has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Phillips special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Phillips special meeting, but will have the same effect as votes cast at the Phillips special meeting against approval of the issuance of shares of Phillips common stock in the merger. Brokers that hold shares of Phillips common stock in nominee or street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the Phillips special meeting without specific instructions from those customers. These so-called "broker non-votes" will be counted for purposes of determining whether a quorum exists, but, assuming a quorum exists, have the same effect as votes cast at the Phillips special meeting against approval of the issuance of shares of Phillips common stock in the merger.

   Under applicable Delaware law, Phillips' Restated Certificate of Incorporation, Phillips' Bylaws and the rules of the New York Stock Exchange,
(1) approval of the issuance of shares of Phillips common stock in connection with the merger requires the affirmative vote of the majority of the shares of Phillips common stock represented at the Phillips special meeting, provided that holders of a majority of the shares of Phillips common stock entitled to vote at the Phillips special meeting do in fact vote, or abstain from voting, on the proposal, and (2) approval of the amendment to Phillips' Restated Certificate of Incorporation requires the affirmative vote of holders of a majority of the shares of Phillips common stock outstanding and entitled to vote on the amendment. Because approval of the issuance of Phillips common stock in the merger requires the affirmative vote of the majority of the shares of Phillips common stock represented at the Phillips special meeting, abstentions and broker non-votes will count against the share issuance.

   Because approval of the amendment to Phillips' Restated Certificate of Incorporation requires the affirmative vote of holders of a majority of the shares of Phillips common stock outstanding and entitled to vote on the amendment, abstentions and broker non-votes will have the same effect as votes against the proposal.

   THE PHILLIPS BOARD OF DIRECTORS URGES PHILLIPS STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR AUTHORIZE THE INDIVIDUALS NAMED ON YOUR PROXY CARD TO VOTE YOUR SHARES BY TELEPHONE.

   As of the Phillips record date, directors and executive officers of Phillips beneficially owned 1,602,855 shares of Phillips common stock (including shares held in Phillips savings plans and 757,336 shares subject to Phillips stock options exercisable within 60 days). As of the Phillips record date, shares held by directors and executive officers of Phillips entitle them to exercise less than one percent of the voting power of the Phillips common stock entitled to vote at the Phillips special meeting. As of the Phillips record date, directors and executive officers of Tosco owned no shares of Phillips common stock. See "Information About Phillips--Beneficial Ownership of Directors and Management of Phillips."

   Additional information with respect to beneficial ownership of Phillips common stock by directors and executive officers of Phillips is incorporated by reference to Phillips' Annual Report on Form 10-K for the year ended December 31, 1999, as amended. See "Information About Phillips--Beneficial Ownership of Certain Phillips Stockholders" and "Where You Can Find More Information."

   If you are a participant or eligible beneficiary in a Phillips savings plan, you will receive a voting instruction card from the trustee of that plan with respect to shares attributable to your account. Shares of Phillips common stock held by the trustees of the Phillips savings plans will be voted by the respective trustees in accordance with instructions from participants and eligible beneficiaries. Shares held in Phillips' domestic savings plans for which no instructions are received, including unallocated shares in the Long-Term Stock Savings Plan, will be voted by the respective trustees in the same manner and proportion as instructed by eligible employee participants who instruct the trustees to vote a pro rata portion of these shares. Shares held in Phillips' international savings plans for which no instructions are received will be voted by the respective trustees in the same manner and proportion as the shares for which instructions are received.

   Trustees of the Phillips international savings plans other than the Canadian plan will receive a voting instruction card to instruct the trustee of the Phillips Compensation and Benefits Trust, or the "CBT," to vote the shares of Phillips common stock held by the CBT for which the international savings plan trustees are authorized to give voting instructions in the same manner and proportion as shares held in the plan for which the trustees receive instructions from plan participants. If you are a regular employee, you will receive a voting instruction card from the trustee of the CBT. Shares of Phillips common stock held by the CBT, other than those for which the trustees of the international savings plans are authorized to give instructions, will be voted by the trustee in accordance with instructions from Phillips employees in the same manner and proportion as instructed by eligible employee participants who instruct the trustee to vote a pro rata portion of these shares. Voting instructions to the trustees of the Phillips savings plans and the CBT may be either in writing or by means of the respective plan's or trust's telephone voting procedures.

RECOMMENDATION OF THE PHILLIPS BOARD OF DIRECTORS

   The Phillips Board of Directors has approved and adopted the merger agreement and the merger. The Phillips Board of Directors believes that the issuance of shares of Phillips common stock in connection with the merger is in the best interests of Phillips and Phillips stockholders, and recommends that Phillips stockholders vote "FOR" approval of the issuance of Phillips common stock in the merger and "FOR" approval of the amendment to Phillips' Restated Certificate of Incorporation. See "The Merger--Recommendation of the Phillips Board of Directors; Phillips' Reasons for the Merger."

                             TOSCO SPECIAL MEETING

GENERAL

   This joint proxy statement/prospectus is first being mailed by Tosco to the holders of Tosco common stock, on or about March 7, 2001, and is accompanied by the notice of the Tosco special meeting and a form of proxy that is solicited by the Tosco Board of Directors for use at the Tosco special meeting, to be held on Wednesday, April 11, 2001, at 10:00 a.m., local time, at The Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, and at any adjournments or postponements of the Tosco special meeting.

MATTERS TO BE CONSIDERED

   The purpose of the Tosco special meeting is to approve the merger agreement and the merger, and to consider any other matters that may properly come before the Tosco special meeting.

   Tosco stockholders also may be asked to vote upon a proposal to adjourn or postpone the Tosco special meeting. Tosco could use any adjournment or postponement of the Tosco special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve and adopt the merger agreement and the merger.

PROXIES

   The Tosco Board of Directors is soliciting your proxy to give you the opportunity to vote at the Tosco special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

   You may grant a proxy by signing and mailing your proxy card. If you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker, you may also cast your vote in person at the meeting.

 Mail

   To grant your proxy by mail, please complete your proxy card, and sign, date and return it in the enclosed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

 In Person

   If you attend the Tosco special meeting in person, you may vote your shares by ballot at the Tosco special meeting if you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker.

   You may revoke your proxy at any time prior to the closing of the polls at the Tosco special meeting by delivering to the Secretary of Tosco a signed notice of revocation or a later-dated signed proxy or by attending the Tosco special meeting and voting in person. Attendance at the Tosco special meeting will not in itself constitute the revocation of a proxy.

   Written notices of revocation and other communications with respect to the revocation of Tosco proxies should be addressed to Tosco Corporation, 1700 East Putnam Road, Old Greenwich, Connecticut 06870, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in the proxies.

   IF YOU MAKE NO SPECIFICATION ON YOUR PROXY CARD, YOUR PROXY WILL BE VOTED IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

   The Tosco Board of Directors currently is unaware of any other matters that may be presented for action at the Tosco special meeting. If other matters do properly come before the Tosco special meeting, however, it is intended that the shares represented by proxies will be voted, or not voted, by the individuals named in the proxies in their discretion. No proxy that is voted against approval of the merger agreement and the merger will be voted in favor of any adjournment or postponement of the Tosco special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

   Tosco will bear the entire cost of soliciting proxies from Tosco stockholders, except that Phillips and Tosco each has agreed to pay one-half the costs of filing, printing and mailing this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Tosco will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Tosco common stock held by them and secure their voting instructions if necessary. Tosco will reimburse those record holders for their reasonable expenses in so doing. Tosco has also made arrangements with The Altman Group to assist it in soliciting proxies, and has agreed to pay customary fees plus expenses for those services. Tosco also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Tosco stockholders, either personally or by telephone, telegram, facsimile, Internet or special delivery letter.

RECORD DATE AND VOTING RIGHTS

   In accordance with the provisions of Nevada law, Tosco's Bylaws and the rules of the New York Stock Exchange, Tosco has fixed March 5, 2001, as the record date for determining those Tosco stockholders entitled to notice of and to vote at the Tosco special meeting. Accordingly, only Tosco stockholders of record at the close of business on the Tosco record date will be entitled to notice of and to vote at the Tosco special meeting. At the close of business on the Tosco record date, there were 154,225,788 shares of Tosco common stock outstanding held by 7,953 holders of record. The presence, in person or by proxy, of shares of Tosco common stock representing a majority of Tosco shares outstanding and entitled to vote on the Tosco record date is necessary to constitute a quorum at the Tosco special meeting. Each share of Tosco common stock outstanding on the Tosco record date entitles its holder to one vote.

   Shares of Tosco common stock held by persons attending the Tosco special meeting but not voting, and shares of Tosco common stock for which Tosco has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Tosco special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Tosco special meeting, but will have the same effect as votes against the merger agreement and the merger. Brokers that hold shares of Tosco common stock in nominee or street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the Tosco special meeting without specific instructions from those customers. These so-called broker non-votes will not be counted for purposes of determining whether a quorum exists and will not be voted at the Tosco special meeting.

   Under applicable Nevada law and Tosco's Amended and Restated Articles of Incorporation and Tosco's Bylaws, the approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Tosco common stock entitled to vote at the Tosco special meeting.

   Because approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Tosco common stock entitled to vote at the Tosco special meeting, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement and the merger.

   THE TOSCO BOARD OF DIRECTORS URGES TOSCO STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE

   As of the Tosco record date, directors and executive officers of Tosco beneficially owned 7,293,404 shares of Tosco common stock (including shares held in Tosco savings plans and 3,375,050 shares subject to Tosco stock options exercisable within 60 days). As of the Tosco record date, shares held by directors and executive officers of Tosco entitle them to exercise approximately 2.4% of the voting power of Tosco common stock entitled to vote at the Tosco special meeting. As of the Tosco record date, directors and executive officers of Phillips owned no shares of Tosco common stock. See "Information About Tosco--Beneficial Ownership of Directors and Management of Tosco."

   Additional information with respect to beneficial ownership of Tosco common stock by directors and executive officers of Tosco is incorporated by reference to Tosco's Annual Report on Form 10-K for the year ended December 31, 1999. See "Information About Tosco--Beneficial Ownership of Certain Tosco Stockholders" and "Where You Can Find More Information."

   If you are a participant in a Tosco savings plan, your proxy card also will serve as a voting instruction card for the trustee of that Tosco savings plan with respect to the shares held in your account. The trustee will vote unallocated and uninstructed shares of Tosco common stock in the same proportion as the trustee votes the shares with respect to which the trustee has received instructions. The trustee will act as provided above as long as it is consistent with applicable law.

RECOMMENDATION OF THE TOSCO BOARD OF DIRECTORS

   The Tosco Board of Directors has unanimously adopted the merger agreement and the merger. The Tosco Board of Directors believes that the merger agreement and the merger are in the best interests of Tosco and Tosco stockholders, and recommends that Tosco stockholders vote "FOR" approval of the merger agreement and the merger. See "The Merger--Recommendation of the Tosco Board of Directors; Tosco's Reasons for the Merger."

                                   THE MERGER

GENERAL

   Each of the Phillips Board of Directors and the Tosco Board of Directors has approved and/or adopted the merger agreement and the merger. As a result of the merger, Tosco will become a wholly owned subsidiary of Phillips, and Tosco stockholders will have their shares of Tosco common stock converted into newly issued shares of Phillips common stock at a rate of 0.80 of a share of Phillips common stock for each share of Tosco common stock.

BACKGROUND OF THE MERGER

   Phillips and Tosco have had a business relationship for a number of years, as Phillips sells crude oil to Tosco's refineries. During the past few years, Phillips has studied and reviewed a variety of strategic options with regard to its RM&T business, including seeking a possible joint venture partner, because Phillips believed that its RM&T business lacked the size and scale to compete and grow. By late 2000, Phillips' management had begun to conclude that no acceptable joint venture partner existed and that Phillips would be better served to explore other options with regard to its RM&T business. Tosco had made a number of acquisitions of RM&T assets over the past few years, but by late 2000, Tosco's management had begun to conclude that it would be difficult to continue to acquire quality RM&T assets in the United States as many, if not most, of such assets were spoken for and that further growth would likely need to come from outside the RM&T realm.

   In late December 2000, Thomas D. O'Malley, Chairman of the Board and Chief Executive Officer of Tosco, called James J. Mulva, Chairman of the Board and Chief Executive Officer of Phillips. Mr. O'Malley stated that he was aware that Phillips had been attempting to do a joint venture with its RM&T assets, which had not been completed, and that Tosco might be interested in acquiring those assets. They agreed to meet after the holidays. On January 3, 2001, Mr. O'Malley and Mr. Mulva met in New York City and discussed the RM&T business and strategic matters. Mr. O'Malley stated his belief that it would be more difficult for Tosco to expand its domestic RM&T business and that Tosco might need to integrate by acquiring E&P assets or aligning itself with a company with such assets. Mr. Mulva and Mr. O'Malley agreed that exploratory discussions between the two companies regarding a combination might be productive.

   On January 10, 2001, John E. Lowe, then Senior Vice President--Planning and Strategic Transactions of Phillips, and Jefferson F. Allen, President and Chief Financial Officer of Tosco, met in New York City and generally discussed the respective assets, operations and historical financial results of the two companies and the potential benefits of a combination between Phillips and Tosco.

   On January 17, 2001, Mr. Lowe and Steve Percy, then Senior Vice President-- Refining, Marketing and Transportation of Phillips, met with Mr. Allen in New York City and discussed Tosco's operations, prospects and potential synergies and Phillips' existing RM&T assets.

   On January 19, 2001, Mr. Mulva and Mr. O'Malley met in New York City to discuss the possibility of a combination between Phillips and Tosco. Among the matters discussed were the complementary operations of the two RM&T businesses, the location of the headquarters of a combined RM&T business, Mr. O'Malley's role in the management of a combined RM&T business and the possibility that Mr. O'Malley might join the Phillips Board of Directors should a combination occur. Mr. Mulva and Mr. O'Malley agreed that none of these matters would be controversial if an agreement on price could be reached. At this meeting, Mr. Mulva indicated that Phillips would be willing to offer 0.74 of a share of Phillips common stock for each share of Tosco common stock, subject to due diligence, which he believed could be completed quickly (on January 18, 2001, Phillips common stock closed at $55.125). Mr. O'Malley stated his belief that a 40% premium over Tosco's stock price of approximately $33.00 per share would be fair and appropriate. No agreement on price was reached but Mr. Mulva and Mr. O'Malley agreed to continue studying the matter and to meet again the following week.

   Between January 19 and January 25, 2001, Mr. Mulva contacted each of the members of the Phillips Board of Directors and briefed each of them on the discussions with Tosco. Mr. O'Malley briefed all of the members of the Tosco Board of Directors on the discussions with Phillips. The entire Tosco Board of Directors met on January 25, 2001, and had extensive discussions on the proposed transaction, including detailed discussions with senior management of Tosco. The Tosco Board of Directors authorized Mr. O'Malley to continue discussions with Phillips.

   On January 26, 2001, Mr. Mulva and Mr. O'Malley met in Phoenix, Arizona and further discussed a possible combination between Phillips and Tosco. Mr. O'Malley requested an exchange ratio of 0.80 of a share of Phillips common stock per share of Tosco common stock and this would be subject to a "collar" based on Phillips stock price. Mr. Mulva stated that Phillips would be willing to offer a fixed exchange ratio of 0.77 of a share of Phillips common stock for each share of Tosco common stock. Mr. Mulva indicated that he would be willing to ask Mr. O'Malley to join the Phillips Board of Directors after the merger and to have the headquarters of the combined RM&T operations located in the Phoenix area. Mr. O'Malley requested time to consider this proposal and agreed to call Mr. Mulva on Monday, January 29th. Mr. O'Malley reviewed Phillips' proposal with the Tosco directors and senior management. They determined that Phillips' proposal was not sufficient.

   On January 29, 2001, Mr. O'Malley telephoned Mr. Mulva to advise him of Tosco's position. Mr. O'Malley and Mr. Mulva agreed to pursue a transaction at an exchange ratio of 0.80 of a share of Phillips stock per share of Tosco common stock, subject to resolution of the collar issue, due diligence, negotiation of a definitive agreement and approval of the Boards of Directors of both companies. During the period from January 29, 2001 through February 3, 2001, Mr. Mulva and Mr. O'Malley had telephone conversations with the members of the Phillips Board of Directors and the Tosco Board of Directors, respectively, advising them of the status of the merger negotiations.

   On January 30, 2001, Phillips' outside legal counsel sent a draft merger agreement to Tosco's outside legal counsel. Phillips and Tosco and their respective outside legal counsel began negotiating the agreement on February 1, 2001 and negotiations continued through February 3rd. From January 31 through February 4, 2001, the parties conducted due diligence reviews of each other. Tosco retained Merrill Lynch as its financial advisor, and Phillips retained Morgan Stanley as its financial advisor. On February 2, 2001, Phillips and Tosco entered into a formal written mutual confidentiality agreement in order to facilitate the exchange of information in connection with their due diligence. At these meetings, there were discussions regarding each company's financial, accounting and tax issues, environmental issues, litigation, employee benefits, and operations and management philosophies.

   On the evening of February 2, 2001, Mr. Mulva and Mr. Lowe met with Mr. O'Malley and Mr. Allen in New York City to discuss the status of the negotiations. Mr. O'Malley advised Mr. Mulva that he believed Tosco could proceed without a collar, pending a final decision by the Tosco Board of Directors.

   On the afternoon of February 3, 2001, the Phillips Board of Directors held a special meeting by teleconference at which senior management and advisors of Phillips reviewed their discussions and negotiations with Tosco regarding a merger, as well as the results of their due diligence investigation of Tosco. All members of the Phillips Board of Directors except one were present at the meeting. Senior management reviewed with the Phillips Board of Directors detailed information with respect to Tosco, Phillips and the proposed transaction. Morgan Stanley made a presentation to the Phillips Board of Directors about financial matters with respect to the proposed transaction. Phillips' outside legal counsel reviewed with the Phillips Board of Directors the terms of the proposed merger agreement and employment letter with Mr. O'Malley and the actions necessary to approve the transaction. The Phillips Board of Directors, by unanimous vote of those directors present, resolved to approve and adopt the merger agreement and the merger, subject to it being approved by the Tosco Board of Directors and to Phillips' management's continued satisfaction with ongoing due diligence.

   On the afternoon of February 4, 2001, the Tosco Board of Directors held a special meeting at which senior management and advisors of Tosco reviewed their discussions and negotiations with Phillips regarding a merger, as well as the results of their due diligence investigation of Phillips. Senior management and Merrill Lynch reviewed with the Tosco Board of Directors detailed financial information with respect to Phillips,

Tosco and the potential transaction. Tosco's outside legal counsel also reviewed with the Tosco Board of Directors their obligations under Nevada law, the terms of the proposed merger agreement and employment letter with Mr. O'Malley and the actions necessary to approve the transaction. The Tosco Board of Directors unanimously resolved to approve and adopt the merger agreement and the merger.

   Thereafter, the merger agreement and employment letter were executed and the transaction was publicly announced on the afternoon of February 4, 2001.

RECOMMENDATION OF THE PHILLIPS BOARD OF DIRECTORS; PHILLIPS' REASONS FOR THE MERGER

   The Phillips Board of Directors believes that the merger is fair to and in the best interests of Phillips and Phillips stockholders, has approved and adopted the merger agreement and recommends that Phillips stockholders vote "FOR" approval of the issuance of Phillips common stock in the merger.

   In reaching its decision, the Phillips Board of Directors consulted with Phillips' management and its financial and legal advisors, and considered a variety of factors, including the following material factors:

  . Business, Operations and Financial Condition. The Phillips Board of Directors considered the current and historical financial condition and results of operations of both Phillips and Tosco and the assets, earnings and prospects of each company, including the results of Phillips' due diligence review. The Phillips Board of Directors reviewed the combined company's anticipated future financial performance. The Phillips Board of Directors considered the fact that the combined company would have a stronger balance sheet, improving its access to capital in the future. The Phillips Board of Directors also took into account the effects of a potential stock buyback by Phillips.

  . Strengthened Strategic Position. The Phillips Board of Directors considered that the merger would transform Phillips into a stronger major integrated oil company with the benefits of increased size and scale. The Phillips Board of Directors considered that the expanded size and financial strength of the combined company, together with its strengthened RM&T operations, would improve stability of the combined company's businesses and earnings in varying economic and market climates.

  . Positioned for Further Growth. The Phillips Board of Directors believed that the merger would improve Phillips' positioning for further growth by creating a larger, stronger integrated oil company with greater financial capacity. The Phillips Board of Directors considered that the increased cash flow and access to capital resulting from the Tosco acquisition would allow Phillips to aggressively pursue other opportunities in the future, particularly with regard to acquisition of E&P assets. The combined company's ability to achieve these goals will depend on various factors, a number of which will be beyond its control, including economic conditions, commodity prices and unanticipated changes in business conditions, and, therefore, there can be no assurance that these results will be achieved. See "Cautionary Statement Concerning Forward-Looking Statements."

  . Alternatives with Respect to the RM&T Business. The Phillips Board of Directors reviewed other possible alternatives to the acquisition of Tosco, in particular the possibility of a joint venture of Phillips' RM&T business. The Phillips Board of Directors considered Phillips' management's belief that Phillips' current RM&T business lacked the size, scale and resources to compete and grow. The Phillips Board of Directors also considered the fact that prior attempts at a joint venture of Phillips' RM&T business had been unsuccessful and noted the difficulty of finding a suitable joint venture partner for the RM&T business. Past negotiations and discussions on a RM&T joint venture had not succeeded due primarily to disagreements with regard to problems with control over the joint venture, financial flexibility and the strategic vision for the joint venture. The Phillips Board of Directors noted that the acquisition of Tosco presented a unique opportunity to expand Phillips' RM&T business and give it the size and scale to effectively compete.

  . Synergies. The Phillips Board of Directors reviewed the potential strategic and other benefits of the merger, including the complementary nature of the Tosco and Phillips' RM&T businesses and the opportunity for significant cost savings. The Phillips Board of Directors noted that, although no assurances can be given that any particular level of synergies will be achieved, Phillips' management had identified annual net pre-tax synergies of approximately $250 million, of which about one-half would be realized in fiscal year 2001 and the full amount in fiscal year 2002. The Phillips Board of Directors also considered that combining the complementary skills and assets of the two companies--combining Tosco's refining and convenience store experience and Phillips' branded wholesale skills, as well as applying Phillips' technology to Tosco's system--could result in additional synergistic benefits. See "--Management and Operations Following the Merger" and "Cautionary Statement Concerning Forward-Looking Statements."

  . Terms of the Merger Agreement. The Phillips Board of Directors, with the assistance of counsel, considered the general terms of the merger agreement:

    --Fixed Exchange Ratio. The Phillips Board of Directors considered the fact that the fixed exchange ratio provides certainty as to the number of shares of Phillips common stock to be issued to Tosco stockholders and the percentage of Phillips common stock that current Tosco stockholders will own after the merger. The Phillips Board of Directors also considered the premium that the exchange ratio implied.

    --No Solicitation; Termination Fee. The Phillips Board of Directors reviewed the provisions of the merger agreement that limit Phillips' and Tosco's ability to solicit other offers and the requirement that Tosco pay Phillips a termination fee of $250 million if the merger agreement is terminated due to a superior proposal to acquire Tosco. The Phillips Board of Directors also noted that the payment of the $250 million termination fee is reciprocal if the merger agreement is terminated as a result of a superior proposal to acquire Phillips by a third party. The Phillips Board of Directors recognized that these provisions could somewhat reduce the flexibility of Phillips in connection with an alternative transaction, but the Phillips Board of Directors believed that such provisions were likely to help ensure the successful consummation of the transaction and were reasonable under the circumstances.

    --Conditions to Consummation. The Phillips Board of Directors reviewed with counsel the conditions to consummation of the merger, in particular the likelihood of obtaining the necessary antitrust approvals. While the Phillips Board of Directors believes that all such approvals will be obtained in a timely fashion, the Phillips Board of Directors also noted that Phillips is not required to agree to any divestitures or other actions that could reasonably be expected to have a material adverse effect on Phillips or Tosco or to substantially impair the expected benefits of the merger to Phillips.

  . Opinion of Financial Advisor. The Phillips Board of Directors considered the opinion of Morgan Stanley that, as of the date of the opinion and based on and subject to the matters described in its opinion, the exchange ratio was fair from a financial point of view to Phillips. See "--Opinion of Phillips' Financial Advisor."

   The foregoing discussion of the information and factors considered by the Phillips Board of Directors is not exhaustive but does include the material factors considered by the Phillips Board of Directors. The Phillips Board of Directors did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the Phillips Board of Directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Phillips Board of Directors may have given differing weights to different factors.

   THE PHILLIPS BOARD OF DIRECTORS RECOMMENDS THAT PHILLIPS STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF PHILLIPS COMMON STOCK IN THE MERGER.

RECOMMENDATION OF THE TOSCO BOARD OF DIRECTORS; TOSCO'S REASONS FOR THE MERGER

   The Tosco Board of Directors believes that the terms of the merger are advisable, fair to and in the best interests of Tosco and Tosco stockholders, has adopted the merger agreement and recommends that Tosco stockholders vote "FOR" approval of the merger agreement.

   In reaching its decision, the Tosco Board of Directors consulted with Tosco's management and its financial and legal advisors, and considered a variety of factors, including the following material factors:

  . Premium. The Tosco Board of Directors considered that the exchange ratio provided for in the merger agreement represents a premium of approximately 34% for the Tosco common stock based upon the respective closing sale prices for the shares of Tosco and Phillips common stock on February 2, 2001, the last trading day prior to the issuance of the joint press release by Phillips and Tosco announcing the signing of the merger agreement. The Tosco Board of Directors also considered the historical trading prices of Tosco common stock and Phillips common stock.

  . Opportunity to Participate in the Combined Company. The Tosco Board of Directors considered the fact that a stock-for-stock transaction would allow Tosco stockholders to participate in the growth and opportunities of the combined company, and to continue to have an investment in the petroleum industry through a larger and more diversified enterprise. The Tosco Board of Directors also considered its knowledge of Phillips and its belief that Phillips is a growing and well-managed enterprise. In addition, the Tosco Board of Directors considered the fact that the market capitalization of the combined company will be significantly increased, allowing the combined company to have increased access to debt and equity markets.

  . Synergies. The Tosco Board of Directors reviewed the potential strategic and other benefits of the merger, including the complementary nature and related expansion of various Tosco and Phillips businesses and the opportunity for significant cost savings. The Tosco Board of Directors believes that these cost savings are a potential benefit that Tosco stockholders may realize as holders of shares of Phillips common stock. The Tosco Board of Directors noted that, although no assurances can be given that any particular level of synergies will be achieved, Tosco management had identified annual net pre-tax synergies of approximately $250 million, of which about one-half would be realized in fiscal year 2001 and the full amount in fiscal year 2002. See "--Management and Operations Following the Merger" and "Cautionary Statement Concerning Forward-Looking Statements."

  . Alternatives. The Tosco Board of Directors reviewed possible alternatives to a negotiated merger with Phillips, including the possibility of an alternative transaction with a third party with respect to all or part of Tosco's businesses, the possibility of acquiring another company to expand Tosco's markets, and the possibility of continuing to operate Tosco as an independent company. In this regard, the Tosco Board of Directors took into account other likely combination candidates and other potential buyers or targets. The Tosco Board of Directors, with its financial advisors, considered the identity of potential parties to a possible alternative transaction, but no other transaction as timely or as favorable seemed likely, given the recent alignments in the industry, or presented as favorable a strategic combination of upstream and downstream assets as the combination of Phillips and Tosco. The Tosco Board of Directors considered the value to Tosco stockholders of the potential alternatives, including remaining an independent company, and the timing and likelihood of achieving additional value from these alternatives. The Tosco Board of Directors also considered the probability that Tosco stockholders would prefer an immediate favorable transaction rather than have Tosco implement a long-term strategic plan for profitable growth, which would be impacted by the typical risks associated with implementation, as well as general market and economic risks. After considering the above matters and the advice of its financial advisors, the Tosco Board of Directors concluded that the merger with Phillips was superior to any currently available alternatives and was the best fit of any likely alternative.

  . Timing of Sale. The Tosco Board of Directors noted Tosco's management's belief that industry fundamentals were improving and would continue to improve over the near term, but that the long-term was filled with uncertainty. The Tosco Board of Directors considered the time required to execute

     Tosco's long-range business and growth plans. The Tosco Board of Directors also considered that an immediate sale of Tosco in exchange for shares of Phillips stock was an opportunity for stockholders to participate in the benefits of Tosco's long-range business and growth opportunities after the merger by continuing to hold shares of Phillips.

  . Trend of Consolidation. The Tosco Board of Directors considered the recent trend of consolidation in the petroleum industry, including the likelihood of continuing consolidation, and the corresponding decrease in the number of available strategic partners for Tosco. The Tosco Board of Directors determined that participation in the industry-wide consolidation was important to Tosco's future prospects. The Tosco Board of Directors concluded that the combined company, with large petroleum E&P assets, together with the combined refining and marketing assets and greater financial strength, would likely be better able to compete in this environment.

  . Terms of Merger Agreement. The Tosco Board of Directors, with the assistance of counsel, considered the general terms of the merger agreement, which it found to be balanced and reciprocal in nature. In addition, the Tosco Board of Directors considered the likelihood of satisfaction of all conditions to the consummation of the merger. See "The Merger Agreement." The Tosco Board of Directors, with the assistance of counsel, also considered in detail several specific provisions of the merger agreement, including the following:

    --Fixed Exchange Ratio. The Tosco Board of Directors considered the fact that the fixed exchange ratio provides certainty as to the number of shares of Phillips common stock that will be issued to Tosco stockholders, but does not provide any value protection for Tosco stockholders in the event that the price of Phillips common stock falls prior to the consummation of the merger. On the other hand, the Tosco Board of Directors noted that in the event the value of the shares of common stock of Phillips rises prior to the consummation of the merger, the Tosco stockholders will get the benefit of that rise in value.

    --No Solicitation; Termination Fee. The Tosco Board of Directors reviewed the provisions of the merger agreement that limit Tosco's ability to solicit other offers and the requirement that Tosco pay Phillips a termination fee of $250 million if the merger agreement is terminated due to a superior proposal to acquire Tosco. The Tosco Board of Directors also noted that the payment of the $250 million termination fee is reciprocal if the merger agreement is terminated as a result of a superior proposal to acquire Phillips by a third party. While the Tosco Board of Directors recognized that these provisions would somewhat reduce the flexibility of Tosco in connection with proposals for alternative transactions, it concluded, together with its advisors, that collectively these provisions were reasonable under the circumstances.

    --Treatment of Tosco Employees. The Tosco Board of Directors considered that Phillips agreed in the merger agreement to honor all Tosco employee benefit plans and, for a period of not less than one year following the consummation of the merger, Phillips agreed to provide to all the employees of Tosco who continue to be employed by Phillips and its subsidiaries after the merger compensation and employee benefits that are, in the aggregate, not less favorable to the Tosco employees as the benefits currently provided by Tosco.

  . Tax Consequences. The Tosco Board of Directors considered the fact that the merger was expected to be tax-free to Tosco stockholders for U.S. federal income tax purposes.

  . Opinion of Financial Advisor. The Tosco Board of Directors considered the opinion of Merrill Lynch, Tosco's financial advisor, that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio was fair from a financial point of view to the stockholders of Tosco. See "--Opinion of Tosco's Financial Advisor."

   The foregoing discussion of the information and factors discussed by the Tosco Board of Directors is not exhaustive but does include the material factors considered by the Tosco Board of Directors. The Tosco Board of Directors did not quantify or assign any relative or specific weight to the various factors that it considered.

Rather, the Tosco Board of Directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Tosco Board of Directors may have given different weights to different factors.

   In considering the recommendation of the Tosco Board of Directors to approve the merger agreement and the merger, Tosco stockholders should be aware that certain officers and directors of Tosco have certain interests in the proposed merger, including substantial severance benefits and Mr. O'Malley's employment with Phillips as Chief Executive Officer of the combined company's RM&T business, that are different from and in addition to the interests of Tosco stockholders generally. The Tosco Board of Directors was aware of these interests and considered them in approving the merger agreement and the merger. See "--Interests of Certain Persons in the Merger."

   THE TOSCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TOSCO STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

OPINION OF PHILLIPS' FINANCIAL ADVISOR

   Pursuant to an engagement letter dated February 1, 2001, Phillips retained Morgan Stanley to act as its financial advisor in connection with a possible acquisition of Tosco. Morgan Stanley was selected by the Phillips Board of Directors to act as Phillips' financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Phillips and of Tosco. At the February 3, 2001 meeting of the Phillips Board of Directors, Morgan Stanley rendered to the Phillips Board of Directors an oral opinion, which was confirmed in writing as of February 4, 2001, to the effect that as of such date and based upon and subject to the various considerations set forth in its opinion, the exchange ratio in the merger agreement is fair from a financial point of view to Phillips.

   The full text of the written opinion of Morgan Stanley, dated February 4, 2001, describes among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The opinion is attached to this joint proxy statement/prospectus as Appendix B and is incorporated herein by reference. This opinion should be read carefully and in its entirety. Morgan Stanley's opinion is directed to the Phillips Board of Directors and addresses only the fairness of the exchange ratio from a financial point of view to Phillips as of the date of this opinion. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any person as to how to vote with respect to the merger. The summary of the opinion of Morgan Stanley described in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   In connection with rendering its opinion, Morgan Stanley, among other things:

  . reviewed certain publicly available financial statements and other information of Tosco and Phillips;

  . reviewed certain internal financial statements and other financial and operating data concerning Tosco provided by the management of Phillips;

  . reviewed certain internal financial statements and other financial and operating data concerning Phillips prepared by the management of Phillips;

  . reviewed certain financial projections with respect to the operations of Phillips and Tosco prepared by the management of Phillips;

  . discussed the past and current operations and financial condition and the prospects of Phillips, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Phillips;

  . reviewed the pro forma impact of the merger on Phillips' earnings per share, consolidated capitalization and financial ratios;

  . reviewed the reported prices and trading activity for Tosco common stock and Phillips common stock;

  . compared the financial performance of Tosco and the prices and trading activity of Tosco common stock with that of certain other comparable publicly traded companies and their securities;

  . reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  . participated in discussions and negotiations among representatives of Tosco and Phillips and their financial and legal advisors;

  .  reviewed a draft of the merger agreement and certain related documents;
     and

  . performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

   In rendering its opinion Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Morgan Stanley did not receive financial forecasts or internal financial information for Tosco from Tosco, and instead relied on the publicly available estimates of selected analysts who report on Tosco and on certain financial information on Tosco provided by Phillips. With respect to the financial projections of Tosco and Phillips, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared by management of Phillips on bases reflecting the best currently available estimates and judgments of the future financial performance of Phillips and Tosco. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including among other things, that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Tosco, nor was it furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

   The following is a brief summary of all material analyses performed by Morgan Stanley in connection with rendering its oral opinion to the Phillips Board of Directors and its written opinion letter, dated February 4, 2001. The information used by Morgan Stanley in its analyses was as of February 1, 2001. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

 Historical Exchange Ratio Analysis

   Morgan Stanley compared the daily closing share price of Tosco common stock to the corresponding price of Phillips common stock over various periods during an eighteen-month period beginning August 1, 1999, and ending February 1, 2001, and reviewed and analyzed the historical exchange ratios implied by these comparisons. The following table presents the implied exchange ratios during the periods covered and as of February 1, 2001. The table also presents, for each implied exchange ratio, the premium implied by the actual exchange ratio for the merger over the corresponding implied historical exchange ratios.

                                                                IMPLIED  PREMIUM
                                                                   OF MERGER
                                                       IMPLIED   EXCHANGE RATIO
                                                       EXCHANGE   OVER IMPLIED
  PERIOD                                                RATIO    EXCHANGE RATIO
  ------                                               -------- ----------------
  February 1, 2001....................................  0.586         36.6%
  Last 5 Days prior to February 1, 2001...............  0.586         36.4%
  Last 10 Days prior to February 1, 2001..............  0.578         38.5%
  Last 20 Days prior to February 1, 2001..............  0.580         37.9%
  Last 30 Days prior to February 1, 2001..............  0.587         36.4%
  Last 60 Days prior to February 1, 2001..............  0.552         45.0%
  Last 18 Months prior to February 1, 2001............  0.564         41.8%

   Morgan Stanley observed that, based on the actual 0.80-for-one exchange ratio, the implied merger consideration as of February 1, 2001 (Phillips common stock price closed at $58.04 per share), for Tosco common stock was $46.43 per share.

 Public Market Trading Multiples Valuation

   Morgan Stanley compared various publicly available information of Tosco with publicly traded companies that share similar characteristics with Tosco. These companies included Sunoco Inc., Ultramar Diamond Shamrock Corp. and Valero Energy Corp.

   Morgan Stanley determined the market capitalization for the comparable companies based on the closing share price of each company on February 1, 2001. Morgan Stanley arrived at a range of comparable company multiples by (1) dividing the market capitalizations by projected earnings and cash flow and (2) dividing the market capitalization, plus net debt, by earnings before interest, taxes, depreciation and amortization, or EBITDA, in each case, for each of the comparable companies for the years 2000, 2001 and 2002 based upon estimates compiled by First Call Corp. and publicly available Morgan Stanley equity research.

   Morgan Stanley then applied these comparable company multiples (ranging between 7.0-9.0x Tosco's projected earnings for 2001 and 2002, and 4.5-6.0x Tosco's EBITDA for 2000 and 2001) to the corresponding Tosco statistic estimate based on publicly available Morgan Stanley equity research. The resulting average of these implied valuation ranges was then adjusted for anticipated pro forma synergies to be realized by Phillips following the merger, as estimated by Phillips' management. The resulting valuation range computed by Morgan Stanley implied an exchange ratio between 0.53 and 0.84 and a premium to the February 1, 2001 Tosco stock price between (10.3)% and 42.7%.

   No company utilized in the peer group comparison analysis is identical to Tosco. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Tosco. These other matters include the impact of competition on the business of Tosco and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Tosco or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

 Equity Research Analyst Price Targets Analysis

   Morgan Stanley reviewed the present value of the twelve-month price target estimates for Tosco of several published equity research analysts. The range of these present values was then adjusted for anticipated pro forma synergies to be realized by Phillips following the merger, as estimated by Phillips' management. The resulting valuation range computed by Morgan Stanley implied an exchange ratio between 0.60 and 0.93 and a premium to the February 1, 2001 Tosco stock price between 3.0% and 59.6%.

 Precedent Transactions Analysis

   Morgan Stanley used publicly available information to calculate multiples of selected financial data paid in several precedent transactions and applied these multiples to comparable financial data of Tosco. The transactions reviewed included, among others, Diamond Shamrock Inc./Ultramar Corp., Total Petroleum (North America) Ltd./Ultramar Diamond Shamrock Corp. and Basis Petroleum Inc. (Salomon Inc.)/Valero Energy Corp. For the acquired corporation in each of these transactions, Morgan Stanley calculated (1) EBITDA, (2) cash flow and (3) earnings, in each case realized or projected during the applicable transaction year and following year, without giving effect to the impact of the transaction. Morgan Stanley then calculated the multiples of the amounts paid by the acquiror applicable in each precedent transaction and applied these multiples (ranging from 6.5x to 7.5x realized EBITDA, 6.0x to 7.0x projected EBITDA , 5.5x to 6.5x projected cash flows and 10.0x to 13.0x projected earnings) to the corresponding Tosco statistic estimate based on publicly available Morgan Stanley equity research. The resulting valuation range computed by Morgan Stanley implied an exchange ratio between 0.72 and 0.90 and an implied premium to the February 1, 2001 Tosco stock price between 23.6% and 53.0%.

   No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of Tosco. These other matters include the impact of competition on Tosco and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Tosco or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using precedent transaction data.

 Component Asset Purchase Analysis

   Morgan Stanley analyzed financial information for each of Tosco's substantial assets to arrive at an equity valuation for the entire Tosco business. The valuations for each of Tosco's refining and marketing assets (which constitute substantially all of Tosco's non-cash assets) was implied from several different methodologies, depending on the type of asset.

   For the refining assets, Morgan Stanley used a complexity valuation methodology (which takes into consideration the relative degree of processing required to produce various output products from a given barrel of crude oil input) based on publicly available information on Tosco's refinery capacity and complexity. Morgan Stanley applied multiples of cost per daily complexity barrel implied from precedent refinery asset sales that share similar characteristics with various Tosco refineries to the product of the corresponding Tosco refinery's daily crude capacity and its complexity. The multiples used in this analysis ranged from $150-350 per daily complexity barrel. As an additional reference, Morgan Stanley also calculated the value of Tosco's refining assets using a replacement cost valuation methodology. In this method, Morgan Stanley multiplied the product of each Tosco refinery's daily crude capacity and complexity by a publicly available offsite factor and a replacement cost per barrel. A valuation multiple was then applied to this resulting replacement cost estimate based on precedent refinery asset sales that shared similar characteristics with the various Tosco refineries. The multiples used in this analysis ranged from 0.15x-0.40x replacement cost.

   For the marketing segment, Morgan Stanley used a valuation methodology based on publicly available information on precedent sales involving service stations. Morgan Stanley applied the average price per service station (which based on such precedent sales ranged between $300,000-$600,000 per service station) to the various categories of Tosco owned service stations.

   The sum of these asset valuations implied an equity value, post adjustment of net debt, for the entire Tosco business. This resulting equity value was then adjusted for a portion of the anticipated pro forma synergies to be realized by Phillips following the merger, as estimated by Phillips' management. The resulting valuation range computed by Morgan Stanley implied an exchange ratio between 0.44 and 0.75 and an implied premium to the February 1, 2001 Tosco stock price between (24.2)% and 28.0%.

 Premiums Paid for Public Targets

   Morgan Stanley reviewed the associated premiums to unaffected stock price (the stock price four weeks prior to the earliest of the deal announcement, announcement of a competing bid and market rumors) as prepared by Thomson Financial Securities Data with respect to transactions in which the acquisition consideration was all stock, all cash or a mix of stock and cash. The transactions examined included a number of public acquisitions announced during the period commencing January 1, 1990 through January 4, 2001. Based on the foregoing data, the average premium to unaffected stock price offered in all stock acquisitions was 41.8% and for all deals, regardless of consideration type, was 45.6%. These averages implied an exchange ratio of 0.83 and 0.85, respectively.

 Contribution Analysis

   Morgan Stanley reviewed the pro forma contributions of each of Tosco and Phillips, based on publicly available Morgan Stanley equity research estimates, to the resulting combined company assuming completion of the merger and realization of anticipated synergies. Morgan Stanley reviewed pro forma estimates of earnings, cash flow and EBITDA, for the years 2000, 2001 and 2002. The contribution analysis reveals that the relative contributions made by Tosco and Phillips are consistent with the exchange ratio offered in the merger.

 Pro Forma Earnings and Cash Flow Impact Analysis

   Morgan Stanley analyzed the pro forma effects of the merger and computed the resulting accretion/dilution to the combined enterprise's projected earnings per share, cash earnings per share and cash flow per share during 2001 and 2002, based on the exchange ratio. Such computations used (1) earnings projections for both Phillips and Tosco based on publicly available Morgan Stanley equity research estimates and I/B/E/S estimates, (2) synergy estimates provided by Phillips' management and (3) cash flow projections for both Phillips and Tosco provided by Phillips' management and publicly available Morgan Stanley equity research. The analysis indicated that under some oil price scenarios the merger would be dilutive (or represent a reduction) to Phillips' estimated earnings per share in 2001 and would be accretive (or represent an addition) to Phillips' estimated earnings per share in 2002, in each case as compared to estimates for Phillips on a stand-alone basis. On a cash earnings per share basis (in which the transaction-related goodwill amortization is excluded) the transaction would be dilutive to cash earnings in 2001 and accretive to cash earnings in 2002. On a cash flow per share basis the transaction would be dilutive to Phillips' cash flow both in 2001 and 2002.

   In connection with the review of the merger by the Phillips Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Phillips or Tosco.

   In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic condition and other matters, many of which are beyond the control of Tosco or Phillips. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio in the merger agreement to Phillips. The analyses do not purport to be appraisals or to reflect the prices at which Phillips common stock or Tosco common stock might actually trade. The exchange ratio and other terms of the merger agreement were determined through arm's length negotiations between Phillips and Tosco and were approved by the Phillips Board of Directors. Morgan Stanley provided advice to Phillips during such negotiations. However, Morgan Stanley did not recommend any specific consideration to Phillips or that any specific consideration constituted the only appropriate consideration for the merger.

   Morgan Stanley's opinion was one of the many factors taken into consideration by the Phillips Board of Directors in making its determination to approve the merger. Morgan Stanley's analyses summarized above should not be viewed as determinative of the opinion of the Phillips Board of Directors with respect to the value of Tosco or of whether the Phillips Board of Directors would have been willing to agree to a different exchange ratio or form of consideration.

   Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, Morgan Stanley is a full-service securities firm engaged in securities trading, brokerage and financing activities. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions for its own account or the accounts of customers, in debt or equity securities or senior loans of Phillips or Tosco.

   Pursuant to an engagement letter, Phillips agreed to pay Morgan Stanley a customary fee, which is contingent upon the closing of the merger and in part subject to the discretion of Phillips, and to reimburse Morgan Stanley for any reasonable expenses incurred in connection with Morgan Stanley's engagement. Phillips also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Morgan Stanley's engagement. In the past, Morgan Stanley and its affiliates have provided financial advisory services to Tosco and Phillips and have received fees for the rendering of these services.

OPINION OF TOSCO'S FINANCIAL ADVISOR

   On February 4, 2001, Merrill Lynch delivered its written opinion to the Tosco Board of Directors that as of that date, and based on and subject to the limitations and considerations stated therein, the exchange ratio was fair from a financial point of view to holders of Tosco common stock, other than Phillips and its affiliates.

   THE FULL TEXT OF MERRILL LYNCH'S OPINION, WHICH DESCRIBES THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF TOSCO COMMON STOCK SHOULD READ THE OPINION IN ITS ENTIRETY. REFERENCES TO THE OPINION OF MERRILL LYNCH IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE SUMMARY OF MERRILL LYNCH'S OPINION IN THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS ARE QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE OPINION.

   The opinion of Merrill Lynch was addressed to the Tosco Board of Directors and evaluated only whether the exchange ratio was fair from a financial point of view to holders of Tosco common stock, other than Phillips and its affiliates. The opinion of Merrill Lynch did not address any other aspect of the merger. The terms of the merger, including the exchange ratio, were determined through negotiations between Tosco and Phillips and were not determined by Merrill Lynch. Specifically, the opinion of Merrill Lynch did not address the following:

  .  the merits of the underlying decision of Tosco to engage in the merger;
     or

  . the prices at which Tosco common stock or Phillips common stock will trade following the announcement or consummation of the merger.

   In addition, the opinion of Merrill Lynch did not and does not constitute a recommendation to any holder of Tosco common stock as to how to vote at the Tosco special meeting.

   In arriving at its opinion, Merrill Lynch, among other things:

  . reviewed certain publicly available business and financial information relating to Tosco and Phillips that Merrill Lynch deemed to be relevant;

  . reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Tosco and Phillips, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger furnished to Merrill Lynch by Tosco and Phillips, respectively;

  . conducted discussions with members of senior management and representatives of Tosco and Phillips concerning the financial information and forecasts, expected synergies and their respective businesses and prospects before and after giving effect to the merger and the expected synergies;

  . reviewed the market prices and valuation multiples for Tosco common stock and Phillips common stock and compared them with certain publicly traded companies that Merrill Lynch deemed to be relevant;

  . reviewed the results of operations of Tosco and Phillips and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  . compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

  .  reviewed the potential pro forma impact of the merger;

  .  reviewed a draft of the merger agreement dated February 2, 2001; and

  . reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including an assessment of general economic, market and monetary conditions.

   In preparing its opinion, Merrill Lynch has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by it, or that was publicly available, and Merrill Lynch has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Tosco or Phillips or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Tosco or Phillips. With respect to financial forecast information concerning Tosco and Phillips, Merrill Lynch relied on information provided by management of Tosco or Phillips, as the case may be. With respect to the expected synergies, Merrill Lynch relied on information provided by management of Tosco.

   In addition, Merrill Lynch assumed, among other things, the following:

  . the financial forecasts concerning Tosco and Phillips and the expected synergies have been reasonably prepared and reflect the best currently available estimates and judgments of management of Tosco or Phillips, as the case may be;

  . the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes and would be accounted for as a purchase under U.S. generally accepted accounting principles;

  . in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or modifications will be imposed that will have a material adverse effect on the benefits of the merger; and

  . the merger agreement would be substantially similar to the last draft of such document reviewed by Merrill Lynch.

   The Merrill Lynch opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated, and on the information made available to Merrill Lynch, as of the date of its opinion. The matters considered by Merrill Lynch in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of Tosco and Phillips, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the price at which businesses or companies may be sold in the future, and these estimates are inherently subject to uncertainty.

   In connection with the preparation of its opinion, Merrill Lynch has not been authorized by Tosco or the Tosco Board of Directors to solicit, nor has Merrill Lynch solicited, third-party indications of interest for the acquisition of all or any part of Tosco.

   The following is a summary of the principal financial and comparative analyses presented to the Tosco Board of Directors by Merrill Lynch in connection with the delivery of its opinion on February 4, 2001. In preparing its opinion, Merrill Lynch did not perform a standalone valuation of either Tosco or Phillips due to the extreme sensitivity such an analysis would have on assumptions regarding market prices of oil and gas.

 Historical Stock Trading Analysis

   Merrill Lynch reviewed the per share daily closing market prices of Tosco common stock and Phillips common stock for each of the one and three-year periods ending February 2, 2001. In constructing this analysis, Merrill Lynch divided the daily closing market price for Tosco common stock by the daily closing market price for Phillips common stock for each of the one and three-year periods to determine a range of implied exchange ratios. This analysis yielded a range of implied exchange ratios of 0.45 to 0.75 for the one-year trading period and 0.43 to 0.80 for the three-year trading period.

 Relative Contribution Analysis

   Utilizing projections provided by the managements of Tosco and Phillips, referred to as the management estimates, and selected Wall Street research analysts' estimates, referred to as the street estimates, Merrill Lynch reviewed Tosco's and Phillips' estimated relative contribution to pro forma EBITDA and net income of the combined company for the years 2000, 2001 and 2002. The analysis yielded a range of implied exchange ratios of 0.48 to 0.64 and 0.44 to 0.82 for the EBITDA and net income contributions, respectively, based on the management estimates. The analysis yielded a range of implied exchange ratios of 0.48 to 0.69 and 0.44 to 0.72 for the EBITDA and net income contributions, respectively, based on the street estimates.

 Relative Discounted Cash Flow Analysis

   Utilizing the management estimates and the street estimates, Merrill Lynch compared the discounted cash flow of Tosco and Phillips to calculate a range of implied exchange ratios. For purposes of this analysis, Merrill Lynch applied discount rates ranging from 10.0% to 12.0% and terminal multiples of projected 2005 EBITDA ranging from 5.0x to 6.0x for Tosco, and discount rates ranging from 9.0% to 11.0% and terminal multiples of projected 2005 earnings before interest, taxes, depreciation, amortization and exploration expense, or EBITDE, ranging from 4.5x to 5.5x for Phillips. Without giving effect to any expected synergies, this analysis yielded a range of implied exchange ratios of 0.67 to
0.74 based on the management estimates and a range of implied exchange ratios of 0.60 to 0.66 based on the street estimates.

 Pro Forma Merger Consequences Analysis

   Merrill Lynch analyzed the impact of the merger on the projected earnings per share of Phillips for each of the years 2001 and 2002. Such analysis was conducted using both the management estimates and the street estimates, assuming in each case a 100% stock-for-stock purchase accounting transaction at a fixed exchange ratio of 0.80. The analysis also assumed the elimination of systematic amortization of goodwill as proposed by the Financial Accounting Standards Board and the realization of expected synergies of $125 million in 2001 and $250 million in 2002. The analysis contemplated two scenarios, one involving a stock repurchase by Phillips for approximately $930 million of Phillips common stock and the other involving no stock repurchase. Under the first scenario, assuming the stock repurchase by Phillips, the analysis indicated that the merger would be dilutive to Phillips' earnings per share by 1.3%, based on the management estimates, and 9.3%, based on the street estimates, in 2001, and accretive to Phillips' earnings per share by 9.4%, based on the management estimates, and 5.0%, based on the street estimates, in 2002. Under the second scenario, assuming no stock repurchase by Phillips, the analysis indicated that the merger would be dilutive to Phillips' earnings per share by 2.4%, based on the management estimates, and 10.4%, based on the street estimates, in 2001, and accretive to Phillips' earnings per share by 6.9%, based on the management estimates, and 3.0%, based on the street estimates, in 2002. There can be no assurance that the combined company will be able to realize the expected synergies in the amounts estimated by management, or at all, following the merger. The actual results achieved by Phillips may vary from projected results and the variations may be material.

 Analysis of Selected Comparable Public Companies of Tosco

   Merrill Lynch reviewed and compared selected historical and projected financial, operating and stock market performance data of Tosco to the corresponding data of each of Sunoco, Inc., Tesoro Petroleum Corporation, Ultramar Diamond Shamrock Corporation and Valero Energy Corporation. These comparable companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered reasonably similar to the operations of Tosco. For each of the comparable companies, Merrill Lynch calculated multiples of equity value to actual net income and cash flow for the year ended December 31, 2000 and estimated net income and cash flow for the years ended December 31, 2001 and 2002. Merrill Lynch also calculated multiples of enterprise value to actual EBITDA for the year ended December 31, 2000 and estimated EBITDA for the years ended December 31, 2001 and 2002. Merrill Lynch then compared the multiples of each of the comparable companies to the corresponding multiples of Tosco using financial data based on each of the management estimates and the street estimates.

 Analysis of Selected Comparable Public Companies of Phillips

   Merrill Lynch reviewed and compared selected historical and projected financial, operating and stock market performance data of Phillips to the corresponding data of each of Amerada Hess Corporation, Conoco Inc., Murphy Oil Corporation and Occidental Petroleum Corporation. These comparable companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered reasonably similar to the operations of Phillips. For each of the comparable companies, Merrill Lynch calculated multiples of equity value to actual net income and cash flow for the year ended December 31, 2000 and estimated net income and cash flow for the years ended December 31, 2001 and 2002. Merrill Lynch also calculated multiples of enterprise value to actual EBITDE for the year ended December 31, 2000 and estimated EBITDE for the years ended December 31, 2001 and 2002. Merrill Lynch then compared the multiples of each of the comparable companies to the corresponding multiples of Phillips using financial data based on each of the management estimates and the street estimates.

 Selected Comparable Transactions Analysis

   Using publicly available information, Merrill Lynch reviewed information relating to the following selected comparable acquisition transactions in the petroleum refining, marketing and transportation industry:

   DATE ANNOUNCED   ACQUIROR                  TARGET
   --------------   --------                  ------
   August 2000      Apex Oil                  Crown Central
   July 2000        Ultramar Diamond Shamrock Tosco--Avon
   May 2000         Alon Israel               PetroFina--Southwest Division
   March 2000       Valero Energy Corp.       ExxonMobil
   November 1999    Frontier Oil              Equilon--El Dorado
   July 1998        Clark U.S.A.--Lima, Ohio  British Petroleum
   May 1998         Tesoro Petroleum Corp.    Shell--Anacortes
   May 1998         Valero Energy Corp.       Mobil--Paulsboro
   March 1998       Tesoro Petroleum Corp.    BHP--Hawaii
   February 1998    PDVSA                     Amerada Hess--St. Croix
   November 1997    Blackstone                Clark USA
   April 1997       Ultramar Diamond          Total Petroleum
   March 1997       Valero Energy Corp.       Basis Petroleum
   November 1996    Tosco Corp.               76 Products (Unocal)
   September 1996   Ultramar Corp.            Diamond Shamrock
   February 1996    Tosco Corp.               Circle K Corp.
   November 1995    Diamond Shamrock          Nat'l Convenience Stores

   For the selected comparable transactions, Merrill Lynch calculated multiples of transaction value to latest twelve months EBITDA both with and without pro forma synergies and compared those multiples with the comparable multiples implied by the exchange ratio at a range of trading prices for Phillips common stock.

   No transaction utilized in the comparable transaction analysis is identical to the merger in both timing and size, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Tosco and other factors that would affect the acquisition value of the companies to which it is being compared.

   The summary of analyses performed by Merrill Lynch described above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all factors and analyses, could create an incomplete view of the processes underlying the opinion of Merrill Lynch. Merrill Lynch did not assign relative weight to any of its analyses in preparing its opinion.

   No transaction utilized as a comparison in any of the analysis described earlier is identical to the merger. An analysis of publicly traded comparable companies and comparable acquisition transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies involved and other factors that could affect the public trading value of the comparable companies or the company to which they are being compared.

   The Tosco Board of Directors retained Merrill Lynch to act as its financial advisor based upon Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in mergers and acquisitions transactions. As part of Merrill Lynch's investment banking businesses, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

   Pursuant to the engagement letter, dated as of January 31, 2001, between Tosco and Merrill Lynch, Tosco agreed to pay Merrill Lynch a fee of $1.0 million upon execution of the merger agreement. Merrill Lynch will be entitled to a fee of $5.0 million to $12.0 million upon completion of the merger, with the exact amount to be determined at the discretion of Tosco based on the quality and extent of the service provided by Merrill Lynch.
Any fees previously paid to Merrill Lynch upon execution of the merger agreement will be deducted from any fee to which Merrill Lynch becomes entitled upon completion of the merger. Tosco has also agreed to reimburse Merrill Lynch for the expenses reasonably incurred by it in connection with its engagement (including reasonable fees and disbursements of its legal counsel) and to indemnify Merrill Lynch and its affiliates from and against specified liabilities, including liabilities under the federal securities laws, arising out of its engagement.

   Merrill Lynch has, in the past, provided financial advisory services to Tosco and Phillips and/or their respective affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch and its affiliates may actively trade Tosco common stock, as well as Phillips common stock, for their own accounts and for the accounts of their customers. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in these securities.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

   Phillips and Tosco cannot complete the merger until they have filed notifications with the Antitrust Division and the Federal Trade Commission under the HSR Act, and the applicable rules of the Federal Trade Commission, and specified waiting periods have expired or terminated. Each of Phillips and Tosco expects to file a Premerger Notification and Report Form in connection with the merger shortly.

   Phillips and Tosco believe that the proposed merger is compatible with U.S. antitrust laws. However, at any time before or after consummation of the merger, the Antitrust Division, the Federal Trade Commission, other governmental authorities or private persons could take action against the merger under the antitrust laws, including seeking to enjoin consummation of the merger, rescind the merger, cause Phillips or Tosco to divest, in whole or in part, any of their assets or businesses, and/or recover monetary damages. We can give no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

   Phillips and Tosco have filed an application with the California Public Utilities Commission for an order approving the change of control of a common carrier petroleum pipeline in California that is part of the system acquired by Tosco from Unocal Corporation. Phillips and Tosco will file a notification regarding the merger with the Italian Antitrust Authority pursuant to Italian merger control legislation. We also may be required to obtain regulatory approvals from various other state and foreign authorities. See "The Merger Agreement--Additional Covenants--Reasonable Best Efforts" and "The Merger Agreement--Conditions."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

   The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to holders of Tosco common stock that exchange their Tosco common stock for Phillips common stock in the merger. This discussion addresses only those Tosco stockholders that hold their Tosco common stock as a capital asset, and does not address all the U.S. federal income tax consequences that may be relevant to particular Tosco stockholders in light of their individual circumstances or to Tosco stockholders that are subject to special rules, such as:

  . financial institutions;

  . mutual funds;

  . tax-exempt organizations;

  . insurance companies;

  . dealers in securities or foreign currencies;

  . traders in securities that elect to apply a mark-to-market method of accounting;

  . foreign holders;

  . persons that hold their shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

  . holders that acquired their shares upon the exercise of Tosco stock options or otherwise as compensation.

   The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws, are not addressed.

   Holders of Tosco common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state and local and foreign income and other tax laws in their particular circumstances.

   The parties have structured the merger so that it is anticipated that the merger will be a reorganization for U.S. federal income tax purposes. It is a condition to the consummation of the merger that (1) Tosco receive a written opinion from Stroock & Stroock & Lavan LLP, counsel to Tosco, dated the closing date of the merger, to the effect that for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) Phillips receive a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to Phillips, dated the closing date of the merger, to the effect that for

U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinions will be based on customary assumptions and customary representations made by, among others, Tosco and Phillips. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

   Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, holders of Tosco common stock that exchange their Tosco common stock solely for Phillips common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of Phillips common stock. Each holder's aggregate tax basis in the Phillips common stock received in the merger will be the same as that holder's aggregate tax basis in the Tosco common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Phillips common stock received in the merger by a holder of Tosco common stock will include the holding period of Tosco common stock that the holder surrendered in the merger.

   A holder of Tosco common stock that receives cash in lieu of a fractional share of Phillips common stock will recognize gain or loss equal to the difference between the amount of cash received and that holder's tax basis in the Phillips common stock that is allocable to the fractional share of Phillips common stock. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain generally will be subject to a maximum U.S. federal income tax rate of 20% if the individual has held his or her Tosco common stock for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

ACCOUNTING TREATMENT

   The merger is expected to be accounted for using purchase accounting. The purchase price (based on the price of Phillips common stock on and about February 5, 2001) will be allocated to Tosco's identifiable assets and liabilities based on their estimated fair market values at the date of the completion of the merger, and any excess of the purchase price over those fair market values will be accounted for as goodwill. The results of final valuations of property, plant and equipment, and intangible and other assets and the finalization of any potential plans of restructuring have not yet been completed. We may revise the allocation of the purchase price when additional information becomes available.

   Under present U.S. generally accepted accounting principles, goodwill is amortized over its useful life, not to exceed 40 years. The Financial Accounting Standards Board is expected to issue a proposal in the near term to replace amortization of goodwill with a periodic assessment for impairment.

   The unaudited pro forma combined financial information contained in this joint proxy statement/prospectus has been prepared using the purchase method to account for the merger, without taking into account the potential benefits of any changes in accounting rules for goodwill. See "Unaudited Pro Forma Combined Financial Information."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   Certain members of Tosco's management and the Tosco Board of Directors may have interests in the merger that are in addition to their interests as Tosco stockholders generally. The Phillips Board of Directors and the Tosco Board of Directors were aware of these interests and considered them, among other matters, in approving and/or adopting the merger agreement and the merger.

 Agreements

   For several years, Tosco has had agreements with Thomas D. O'Malley, Jefferson F. Allen, and Wilkes McClave. Pursuant to these agreements, each of these executives is entitled, upon his termination of employment with Tosco in conjunction with, or after, a change of control, including the approval of the merger

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


by Tosco stockholders, to receive a lump sum severance payment equal to three times the sum of his base salary and of the average of his bonuses for each of the two years immediately preceding the year of stockholder approval of the merger. For purposes of these agreements, all three of these executives plan to terminate their employment in connection with the merger. The severance amounts that would be due Messrs. O'Malley, Allen, and McClave upon a termination in 2001 following stockholder approval of the merger would be $27,197,000, $14,754,000 and $10,892,000, respectively. In addition, each of these executives will be entitled under his agreement to receive a gross-up payment for any excise taxes that are triggered by payments that he receives in connection with the merger.

   Under an agreement between Robert Lavinia and Tosco, Tosco must inform Mr. Lavinia, within ten days of stockholder approval of the merger, whether it wishes to extend his employment for another six months. If Tosco declines to do so, it must pay him severance equal to two years of base salary. If Tosco does wish to extend Mr. Lavinia's employment for six months, Mr. Lavinia forfeits all severance if he declines the extension. If Mr. Lavinia accepts the extension, Mr. Lavinia and Tosco are to work during the six-month period to agree on terms of a new agreement. If Tosco and Mr. Lavinia fail to reach agreement, Mr. Lavinia is entitled to 18 months' base salary as severance at the end of the six-month period. Mr. Lavinia's base salary is currently $500,000, so he could receive up to $1,000,000 in the aggregate in connection with a termination following stockholder approval of the merger.

   Under an agreement between Peter A. Sutton and Tosco, Tosco must inform Mr. Sutton, within ten days of stockholder approval of the merger, whether it wishes to extend his employment for another three months. If Tosco declines to do so, it must pay Mr. Sutton severance equal to two years of base salary. If Tosco does wish to extend his employment for three months, Mr. Sutton forfeits all severance if he declines the extension. If Mr. Sutton accepts the extension, Mr. Sutton and Tosco are to work during the three-month period to agree on terms of a new agreement. If Tosco and Mr. Sutton fail to reach agreement, Mr. Sutton is entitled to 18 months' base salary as severance at the end of the three-month period. Mr. Sutton's base salary is currently $400,000, so he could receive up to $800,000 in the aggregate in connection with a termination following stockholder approval of the merger.

   In addition, Tosco has entered into agreements with the following officers (which are not affected by a change of control), pursuant to which the officers would receive severance in a multiple of base annual salary upon a termination by Tosco without cause, as defined in each of their agreements, or upon a voluntary termination by the officer for good reason, as defined in each of their agreements: Craig R. Deasy, William E. Hantke, Ann Farner Miller, Richard
W. Reinken, Robert I. Santo, Wanda Williams and Dwight L. Wiggins. Upon a termination in 2001, these executive officers would receive $600,000, $525,000, $600,000, $500,000, $350,000, $400,000 and $1,000,000 respectively.

 O'Malley Employment Letter

   In connection with the merger, Phillips and Mr. O'Malley entered into a letter agreement, dated February 4, 2001, and will enter into an employment agreement upon completion of the merger on substantially the same terms as the letter agreement. The merger agreement, together with the letter agreement, provide that Mr. O'Malley serve as a director of Phillips and, at the discretion of the Phillips Board of Directors and the Chief Executive Officer of Phillips, Vice Chairman of the Phillips Board of Directors and Chief Executive Officer of Phillips' RM&T operations commencing upon the completion of the merger. In exchange for his services, Mr. O'Malley will receive, among other things, an annual base salary of $800,000, and benefits and bonus normally associated with a Phillips senior executive position. Phillips will have the right to terminate Mr. O'Malley's position as Chief Executive Officer of Phillips' RM&T division upon payment of three months' salary, plus any accrued benefits and bonus. Through the end of 2001, Mr. O'Malley will maintain his current office in Old Greenwich, Connecticut, after which his main office will be at Tosco's offices in Tempe, Arizona. The executive area of Tosco's current offices in Old Greenwich will be maintained for the duration of Mr. O'Malley's employment. Thereafter, Mr. O'Malley will have the option to sublease that space at the existing terms. Mr. O'Malley will remain entitled to the severance benefits under his employment agreement upon his termination of employment with Tosco in conjunction with the merger.

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

 Accelerated Payment of LTIP Awards

   Pursuant to Tosco's 1996 long term incentive plan, as long as Tosco common stock achieves a minimum threshold during a measurement period, each participant earns a deemed vested amount per performance unit granted under the plan equal to the difference between the highest 15-day rolling average price of Tosco common stock for that measurement period and a baseline specified in the grant document (typically, the fair market value of Tosco common stock on the date of grant, subject to adjustment). Every year, the baseline is raised to an escalating specified amount or the highest 15-day rolling average that was used in calculation of the previous measurement period's deemed vested amounts, whichever is higher. Ordinarily, 50% of accumulated deemed vested amounts is paid out at the end of each measurement period, and the remaining 50% is held in the deemed vested amount account subject to forfeiture under specified circumstances. At the end of the entire grant cycle (typically five years), all unpaid deemed vested amounts are distributed. However, upon a change of control, including approval of the merger by Tosco stockholders, each participant will be entitled to receive an immediate payout of all unpaid deemed vested amounts (as defined in the plan), or, if greater, an amount equal to (1) the product of the number of shares of Tosco common stock underlying the participant's performance units multiplied by the excess of the fair market value of shares of Tosco common stock on the date of the change of control over the initial baseline (not adjusted to reflect increases based on highest rolling averages) minus (2) any already paid deemed vested amounts. Messrs. O'Malley, Allen, McClave, Lavinia, Wiggins, Sutton and Reinken hold outstanding performance units. Assuming that the average of the high and low trading prices of Tosco common stock is $45 per share on the date of the change of control, these individuals will be entitled upon the change of control to payments of $13,559,790, $9,440,494, $8,235,676, $4,642,504, $4,642,504, $1,287,500 and
$321,875, respectively. The awards under this plan will continue in effect after the merger, with the price of Phillips common stock used as the barometer for achievement and with the baseline after the change of control raised to reflect the per share value of Phillips common stock that corresponds (based on the exchange ratio) to the value of Tosco common stock on the date of the change of control.

 Bonuses

   Under Tosco's corporate incentive plan, annual bonus amounts are tied to the operating earnings per share of Tosco common stock. For the year in which stockholder approval of the merger occurs, bonuses will be computed for all participants, consisting of Messrs. O'Malley, Allen, McClave, Lavinia, Wiggins, Sutton and Reinken, based on the higher of annualized earnings for that year prior to the stockholder approval of the merger, or the actual full-year company performance. If, during the year of stockholder approval of the merger, a participant is terminated without cause or voluntarily terminates employment for good reason after approval of the merger by Tosco stockholders, or in connection with the merger, he or she is entitled to an estimated bonus payment within five days of the termination based upon Tosco's annualized earnings for that year prior to the stockholder approval of the merger, and then a final payment if necessary at the end of the plan year. In the absence of a stockholder approval of the merger, the bonus would be pro-rated upon a termination of the employee's employment during a plan year. All other officers of Tosco participate in a cash incentive plan that pays a percentage of salary based on the attainment of certain levels of operating earnings.

 Stock Option Plans

   Under Tosco's stock option plans and under Tosco's directors stock plan, all options or shares which have been granted or issued but not yet vested will become vested upon completion of the merger. As of May 1, 2001, Messrs. Duane
B. Bordvick, Deasy, Hantke, Reinken, Santo and Sutton and Mmes. Farner Miller and Williams will hold unvested options on 15,500, 17,000, 15,000, 17,000, 13,000, 66,000, 15,000 and 17,000 shares of Tosco common stock, respectively.

 Senior Executive Retirement Plan

   In 1990, Tosco adopted a senior executive retirement plan to provide retirement pension and medical benefits to selected senior executives and their beneficiaries. Messrs. Allen, Lavinia, McClave, O'Malley, Sutton and Wiggins are eligible for benefits under the Tosco senior executive retirement plan.

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


   Generally, normal retirement age is 65 with early retirement benefits (reduced by 1% for each year preceding age 65) commencing at age 55 and three years of credited service. Messrs. Allen, McClave and O'Malley each has 11 years of credited service, Mr. Sutton has nine years of credited service and each of Messrs. Lavinia and Wiggins has seven years and seven months of credited service, under the Tosco senior executive retirement plan as of December 31, 2000. Each of the above-named participants is eligible to receive retirement benefits under the Tosco senior executive retirement plan since they are all at least age 55 or deemed to be age 55.

 McClave Retirement Enhancement

   Pursuant to a previous agreement between Mr. McClave and Tosco, Mr. McClave has agreed to assist Tosco in any transaction that may result in a change of control. If a change of control occurs before Mr. McClave reaches the age of 55 (at the anticipated time of completion of the merger he will be approximately 54.3), for purposes of any termination or retirement in connection with or following a change of control, he will be treated as if he were 55. As a result, Mr. McClave will receive benefit enhancements under the Tosco senior executive retirement plan, as described above.

 Indemnification; Directors and Officers Liability Insurance

   The merger agreement provides that, for a period of six years following completion of the merger, Phillips will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers or employees of Tosco or any of its subsidiaries, to the same extent these individuals were indemnified or had the right to advancement of expenses as of the date of the merger agreement pursuant to their respective charters, by-laws or indemnification agreements, if any, in existence on the date of the merger agreement with any of these directors, officers or employees of Tosco or any of its subsidiaries for acts or omissions occurring at or prior to the completion of the merger. The merger agreement further provides that Phillips also will cause current Tosco policies of directors' and officers' liability insurance and fiduciary liability insurance to be maintained for a period of six years after completion of the merger (provided that Phillips may substitute policies of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before completion of the merger. However, Phillips will not be required to expend more than 200% of the current amounts expended by Tosco for its policies. If the annual premiums exceed this amount, then Phillips is obligated to obtain a policy with the greatest coverage available for the above-mentioned amount. See "The Merger Agreement--Additional Covenants--Insurance and Indemnification."

   Since 1987, Tosco has entered into indemnity agreements with its directors and some of its officers which provide for Tosco to indemnify these individuals against expenses incurred by them in any proceedings which may be maintained against them by reason of any action or omission to act by these individuals in their capacity as directors, officers, employees, agents or fiduciaries of Tosco. Tosco's obligations are subject to specified limitations, including the limitation that no payment will be made that is prohibited by applicable law. The indemnity agreements provide for the advancement of expenses incurred in advance of the final disposition of any proceedings and require Tosco to establish a trust for the benefit of the indemnified persons. In the event of a change of control, Tosco will, from time to time upon written request, fund the trust in an amount sufficient to satisfy any and all expenses reasonably anticipated to be incurred in connection with any proceedings. In addition, after a change of control, determinations of whether directors are entitled to indemnification are to be made by independent legal counsel selected by the indemnitee, or, at the option of the indemnitee, by the disinterested directors of the Tosco Board of Directors. Prior to change of control, these determinations are made by the disinterested members of the Tosco Board of Directors, or, if there is no quorum of disinterested directors, by independent legal counsel selected by the directors. The merger constitutes a change in control under these indemnity agreements.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

   Phillips expects that, initially following completion of the merger, the businesses and operations of Tosco will, except as described in this joint proxy statement/prospectus, be continued substantially as they are currently being conducted. Phillips will continue to evaluate the business and operations of Tosco while the merger is pending and after the merger is completed, and will take those actions it deems appropriate under the circumstances that then exist. Phillips intends to undertake a comprehensive review of Tosco's business, operations, capitalization and management with a view to optimizing development of Tosco's potential in conjunction with Phillips' business.

   As described above, at the time the merger is completed, Phillips will appoint Mr. O'Malley to serve as a director of Phillips and, at the discretion of the Phillips Board of Directors and the Chief Executive Officer of Phillips, as Vice Chairman of Phillips and head of Phillips' RM&T operations (which then will include Tosco's RM&T operations). Mr. O'Malley will have primary responsibility for assisting in the orderly integration of Tosco's operations with Phillips' RM&T operations during the transition period and the establishment of a management team for the integrated RM&T operations drawing from the best employees of each of Phillips and Tosco. Immediately following the completion of the merger, Phillips will enter into an employment agreement with Mr. O'Malley on substantially the terms described in the letter agreement between Phillips and Mr. O'Malley.

   Phillips has agreed that, as soon as practicable following completion of the merger, the executive headquarters for the combined RM&T operations of both Tosco and Phillips will be in the Phoenix, Arizona area.

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

                             THE MERGER AGREEMENT

   The following is a summary of the material terms and provisions of the merger agreement. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus and incorporated by reference in this joint proxy statement/prospectus. We encourage you to carefully read the complete merger agreement for the precise legal terms of the merger agreement and other information that may be important to you.

MERGER CONSIDERATION

   The merger agreement provides that each share of Tosco common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive 0.80 of a share of Phillips common stock. Tosco stockholders will be paid cash in lieu of any fractional share of Phillips common stock to which they would otherwise be entitled.

TREATMENT OF OPTIONS

   Upon completion of the merger, each outstanding Tosco stock option will be converted into a stock option to purchase a number of shares of Phillips common stock that is equal to the product of 0.80 multiplied by the number of shares of Tosco common stock that would have been obtained before the merger upon the exercise of the Tosco stock option, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Tosco common stock subject to the Tosco stock option before the conversion divided by 0.80, rounded to the nearest whole cent. All Tosco stock options that have not vested under the Tosco stock option plans will vest upon completion of the merger. The other terms of each Tosco stock option will continue to apply. The conversion of Tosco stock options that qualify as "incentive stock options" under the Internal Revenue Code will be effected in a manner that is consistent with Section 424(a) of the Internal Revenue Code.

   In the event that the employment of a Tosco employee is terminated before the completion of the merger, Tosco may elect, in its sole discretion and with the consent of the employee, to cancel that employee's Tosco stock options for an amount in cash equal to the product of the excess, if any, of:

     (1) the closing price of Tosco common stock on the date of the termination of employment over

     (2) the per share exercise price of the Tosco stock option times the number of shares of Tosco common stock subject to the Tosco stock option immediately following the employee's termination, less required tax withholdings.

   Similarly, in the event that the employment of a Tosco employee is terminated after the completion of the merger but within six months after the completion of the merger, Phillips may elect, in its sole discretion and with the consent of the employee, to cancel the Phillips stock options into which that employee's Tosco stock options were converted in exchange for cash. For each Phillips stock option so canceled, the option holder will be paid an amount in cash equal to the product of the excess, if any, of:

     (1) the closing price of Phillips common stock on the date of the termination of employment over

     (2) the per share exercise price of the Phillips stock option times the number of shares of Phillips common stock subject to the Phillips stock option immediately following the employee's termination, less required tax withholdings.

   Phillips stock options are not affected by the merger.

EXCHANGE OF CERTIFICATES

 Exchange Agent

   Phillips has appointed Mellon Investor Services LLC to be the exchange agent under the merger agreement. The exchange agent will accept your Tosco stock certificates and arrange for creation of a book-entry account reflecting your holdings of Phillips common stock. You also will be able to elect to obtain a physical Phillips stock certificate at no extra charge.

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

 Exchange Procedures

   At or before completion of the merger, Phillips will deposit with the exchange agent Phillips stock certificates representing the shares of Phillips common stock to be issued in exchange for the outstanding shares of Tosco common stock. Promptly after completion of the merger, a form of transmittal letter will be mailed by the exchange agent to Tosco stockholders that hold Tosco stock certificates. The transmittal letter will contain instructions with respect to the surrender of Tosco stock certificates.

   YOU WILL RECEIVE SHARES OF PHILLIPS COMMON STOCK IN BOOK-ENTRY FORM, UNLESS A PHYSICAL PHILLIPS STOCK CERTIFICATE IS REQUESTED. IF YOU HOLD TOSCO STOCK CERTIFICATES, YOU SHOULD NOT RETURN THE TOSCO STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FOLLOWING COMPLETION OF THE MERGER.

 Dividends

   Holders of Tosco common stock will not be entitled to receive any dividends or other distributions payable by Phillips in respect of Phillips common stock until they exchange their Tosco stock certificates for shares of Phillips common stock. After they deliver their Tosco stock certificates to the exchange agent, those stockholders will receive, subject to applicable law, accumulated dividends and distributions, and cash in lieu of any fractional shares of Phillips common stock, without interest.

 Fractional Shares

   No fractional shares of Phillips common stock will be issued upon the surrender of Tosco stock certificates. No dividend or other distribution of Phillips will relate to any fractional share of Phillips common stock that would otherwise be issuable in the merger, and those fractional shares of Phillips common stock will not entitle the owner thereof to any voting or other rights of a Phillips stockholder.

   Holders of Tosco common stock otherwise entitled to fractional shares of Phillips common stock, if any, will receive a cash payment instead of the fractional shares of Phillips common stock they would otherwise be entitled to upon surrender of all of their Tosco common stock certificates. Following completion of the merger, the exchange agent will determine the excess of the number of whole shares of Phillips common stock delivered to the exchange agent by Phillips for distribution to Tosco stockholders over the aggregate number of whole shares of Phillips common stock to be distributed to Tosco stockholders. The exchange agent will then, on behalf of the former Tosco stockholders, sell the excess shares of Phillips common stock at then-prevailing prices on the New York Stock Exchange, in the manner provided in the merger agreement, and make the proceeds available for distribution to the former holders of Tosco common stock otherwise entitled to fractional shares of Phillips common stock upon surrender of their Tosco stock certificates.

 Antidilution Adjustments

   If, before the merger is completed, there is a reclassification, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Tosco common stock or Phillips common stock, the exchange ratio will be adjusted to provide the holders of Tosco common stock the same economic effect of the exchange ratio in effect immediately before the relevant event.

 Additional Exchange Related Matters

   None of Phillips, Tosco, Ping Acquisition Corp. or the exchange agent will be liable to any holder of Phillips common stock or Tosco common stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

   If a Tosco stock certificate has been lost, stolen or destroyed, the exchange agent will issue the Phillips common stock, cash in lieu of fractional shares of Phillips common stock and unpaid dividends and distributions on Phillips common stock payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that Tosco stock certificate by the claimant, and appropriate and customary indemnification.

   If shares of Phillips common stock are to be issued in a name other than the name in which the surrendered shares of Tosco common stock, as the case may be, are registered, the surrendered Tosco stock certificates must be accompanied by an appropriate instrument of transfer and documents to evidence that any applicable stock transfer taxes have been paid.

   For a description of the differences between the rights of holders of Phillips common stock and holders of Tosco common stock, see "Comparison of Stockholder Rights."

COMPLETION OF THE MERGER

   The merger will be completed at the time and date stated in the articles of merger that will be filed with the Secretary of State of the State of Nevada (the state of incorporation of Tosco and Ping Acquisition Corp.). Under the merger agreement, this will occur on the second business day following the satisfaction or waiver of all conditions to the merger, unless otherwise agreed to by the parties. Each of Phillips and Tosco currently anticipates that the merger will be completed in the third quarter of 2001.

   Completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, Phillips and Tosco will obtain those approvals or that Phillips and Tosco will complete the merger. If the merger is not completed on or before February 4, 2002, either Phillips or Tosco may terminate the agreement, with the exception that a party may not terminate the merger agreement if that party's failure to perform its obligations under the merger agreement is the primary cause of the merger not being completed by that date. See "--Conditions."

REPRESENTATIONS AND WARRANTIES

   In the merger agreement, Phillips and Tosco make representations and warranties to each other about their respective companies related to, among other things:

  . corporate existence, qualification to conduct business and corporate power;

  . ownership of subsidiaries;

  . capital structure;

  . corporate authority to enter into, and carry out the obligations under, the merger agreement, and enforceability of the merger agreement;

  . absence of a breach of Charter documents, Bylaws, laws or material agreements as a result of the merger;

  . required governmental consents and approvals;

  . filings with the SEC;

  . financial statements;

  . absence of undisclosed liabilities;

  . absence of specified changes or events since September 30, 2000;

  . legal proceedings;

  . compliance with laws;

  . environmental liability;

  . employee benefit plans;

  . labor relations;

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

  . inapplicability to the merger of state anti-takeover laws;

  . receipt of an opinion from its financial advisor;

  . Board of Directors approval;

  . payment of fees to finders or brokers in connection with the merger;

  . tax matters;

  . qualification of the merger as a reorganization under U.S. federal tax laws; and

  . information supplied for use in this joint proxy statement/prospectus.

   Tosco also made additional representations and warranties to Phillips pertaining to, among other things:

  . specified material contracts and restrictive contracts;

  . intellectual property matters; and

  . inapplicability to the merger of Tosco's rights plan.

   The representations and warranties contained in the merger agreement are subject to materiality and knowledge qualifications in many respects, and do not survive the completion of the merger.

INTERIM OPERATIONS

 Restrictions on Phillips' and Tosco's Interim Operations

   In the merger agreement Phillips and Tosco have agreed to specified restrictions on their respective activities until either the completion of the merger or the termination of the merger agreement. In general, they are required to conduct their respective businesses in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and to use their reasonable best efforts to keep available the services of their current officers and other key employees, preserve intact their present lines of business, maintain their rights and franchises, and preserve their relationships with customers, suppliers and others having business dealings with them, with the intention that their ongoing businesses are not impaired.

 Additional Restrictions on Phillips' Interim Operations

   Subject to specified exceptions, Phillips has agreed to specific restrictions that prohibit it from:

  . entering into any new material lines of business or disposing of any material line of business;

  . declaring or paying dividends other than regular quarterly dividends consistent with past dividend practice;

  . splitting, combining or reclassifying its capital stock, or issuing securities in respect of, in lieu of or in substitution for its capital stock;

  . amending Phillips' Restated Certificate of Incorporation, Bylaws or other governing documents (other than to increase the number of shares of Phillips common stock authorized by Phillips' Restated Certificate of Incorporation or as otherwise permitted by the merger agreement);

  . making any acquisitions that could reasonably be expected to prevent or materially delay or impede completion of the merger, other than acquisitions in the ordinary course of business consistent with past practice;

  . taking any action that would prevent or impede the merger from qualifying as a reorganization under U.S. federal tax laws; and

  . taking any action for the purpose of preventing, delaying or impeding the completion of the merger.

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

 Additional Restrictions on Tosco's Interim Operations

   Subject to specified exceptions, Tosco has agreed to specific restrictions that prohibit it from:

  . entering into any new material lines of business;

  . incurring or committing to any capital expenditures or obligations or liabilities in connection with any capital expenditures, other than in the ordinary course of business consistent with past practice or as contemplated by the 2001 capital budget approved by the Tosco Board of Directors and disclosed to Phillips before February 4, 2001;

  . declaring or paying dividends in excess of $0.08 per share of Tosco common stock per quarter, subject to increase of up to $0.01 per share in accordance with past practice;

  . splitting, combining or reclassifying its capital stock or issuing securities in respect of, in lieu of or in substitution for its capital stock;

  . repurchasing, redeeming or otherwise acquiring its capital stock;

  . issuing, delivering, selling or encumbering, or entering into any agreement to issue, deliver, sell or encumber, any shares of its capital stock or other voting securities, or any securities convertible into or exercisable for, or any right to acquire, capital stock or other voting securities, other than in connection with Tosco benefit plans (subject to specified limitations), in connection with the exercise of Tosco stock options or other stock-based awards, in connection with Tosco's rights plan, in connection with certain issuances by its subsidiaries, or in connection with permitted acquisitions or investments disclosed to Phillips before February 4, 2001;

  . amending Tosco's Amended and Restated Articles of Incorporation, Bylaws or other governing documents (other than pursuant to the merger agreement);

  . making any acquisitions, other than acquisitions in the ordinary course of business consistent with past practice;

  . disposing of assets (including the capital stock of its subsidiaries), other than in the ordinary course of business consistent with past practice, or dispositions referred to in Tosco's SEC documents filed by Tosco prior to February 4, 2001;

  . making loans, advances, capital contributions or investments in any other person other than specified intercompany loans or immaterial loans made in the ordinary course of business consistent with past practice, and only if those otherwise permitted loans do not present a material risk of making it more difficult to obtain any regulatory approval that is required in connection with the merger;

  . incurring debt, other than in the ordinary course of business consistent with past practice;

  . taking any action that would prevent or impede the merger from qualifying as a reorganization under U.S. federal tax laws;

  . increasing the compensation or paying any severance to any director, officer or key employee, or increasing any employee benefits, granting any options to purchase Tosco common stock, amending or adopting any Tosco benefit plan, other than in the ordinary course consistent with past practice or as required by applicable law or an agreement existing on February 4, 2001;

  . granting an option that accelerates as a result of the approval or completion of the merger;

  . changing its accounting methods, except as disclosed in Tosco's SEC documents filed prior to February 4, 2001 or except as may be required by a governmental authority or by changes in U.S. generally accepted accounting principles;

  . changing its fiscal year;

  . making any material tax election; and

  . taking any action for the purpose of preventing, delaying or impeding completion of the merger.

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

ADDITIONAL COVENANTS

   In addition to the covenants relating to the conduct of the parties' businesses before completion of the merger, each of Phillips and Tosco has agreed to perform additional specified covenants in the merger agreement. The principal additional covenants are as follows.

 Phillips Board of Directors and Officers; RM&T Headquarters

   Phillips has agreed to expand its Board of Directors by one member at the completion of the merger and cause Mr. O'Malley to be appointed to its Board of Directors.

   Phillips has agreed to appoint Mr. O'Malley to serve, at the discretion of the Phillips Board of Directors and the Chief Executive Officer of Phillips, as Vice Chairman of Phillips and head of Phillips' RM&T operations (which then will include Tosco's RM&T operations). Mr. O'Malley will have primary responsibility for assisting in the orderly integration of Tosco's operations with Phillips' RM&T operations during the transition period and the establishment of a management team for the integrated RM&T operations drawing from the best employees of each of Phillips and Tosco. Phillips has agreed to enter into an employment agreement with Mr. O'Malley immediately following the completion of the merger on substantially the terms described in the letter agreement between Phillips and Mr. O'Malley.

   Phillips has agreed that, as soon as practicable following completion of the merger, the executive headquarters for the combined RM&T operations of both Tosco and Phillips will be in the Phoenix, Arizona area.

 No Solicitation

   The merger agreement contains detailed provisions prohibiting each of Phillips and Tosco from seeking an alternative transaction. Under these no solicitation provisions, each of Phillips and Tosco has agreed that neither it nor any of its subsidiaries, officers or directors will, and that it will use reasonable best efforts to ensure that its and its subsidiaries' employees, agents and representatives do not, directly or indirectly:

  . initiate, solicit, encourage or knowingly facilitate any inquiries or the making of an acquisition proposal;

  . have any discussion with, or provide any confidential information or data to, any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

  . approve or recommend, or propose publicly to approve or recommend, an acquisition proposal; or

  . approve or recommend, or propose to approve or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to an acquisition proposal.

   In relation to either Phillips or Tosco, an "acquisition proposal" means any proposal or offer relating to, or a transaction to effect:

  . a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party or any of its significant subsidiaries;

  . any purchase or sale of 20% or more of the consolidated assets of the party, including stock of its subsidiaries, taken as a whole; or

  . any purchase or sale of, or tender or exchange offer for, the equity securities of the party that, if completed, would result in any other person (or stockholders of such other person) beneficially owning securities representing 20% or more of the total voting power of the party (or of the surviving parent entity in the transaction) or any of its significant subsidiaries.

   The merger agreement permits each of Phillips and Tosco, prior to its respective special meeting, to:

  . engage in discussions with, or provide information to, a person who submits an unsolicited bona fide written acquisition proposal that the party's Board of Directors concludes in good faith is reasonably likely to constitute a "superior proposal;" and/or

  . make a change in board recommendation, if it has received an unsolicited bona fide written acquisition proposal and its Board of Directors concludes in good faith that the acquisition proposal constitutes a "superior proposal."

   A "superior proposal" means a bona fide written acquisition proposal (except that references to 20% become references to 50%) that is on terms that the party's Board of Directors in good faith concludes:

  . would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view; and

  . is reasonably capable of being consummated.

   A "change in board recommendation" means, in relation to either Phillips or Tosco, withdrawing, modifying or qualifying, or proposing to withdraw, modify or qualify, in any manner adverse to the other party, the recommendation of that party's Board of Directors that its stockholders vote in favor of the approval of the merger agreement and the merger, in the case of Tosco, or the issuance of shares of Phillips common stock in the merger, in the case of Phillips. Each of the Phillips Board of Directors and the Tosco Board of Directors may make a change in board recommendation only as provided in the no solicitation provisions of the merger agreement.

   However, Phillips or Tosco may take the actions described immediately above only if, and only to the extent that:

  . the special meeting of its stockholders to vote on the approval of the merger agreement and the merger, in the case of Tosco stockholders, or the issuance of shares of Phillips common stock in the merger, in the case of Phillips stockholders, has not occurred;

  . the Board of Directors of the party that desires to take the action described above determines in good faith, after consultation with outside counsel, that there is a reasonable probability that the failure to take that action would be inconsistent with its fiduciary duties under law;

  . before providing any information or data to any person in connection with an acquisition proposal by that person, the person making the proposal enters into a customary confidentiality agreement (provided that, if the confidentiality agreement contains terms that are less restrictive than the confidentiality agreement between Phillips and Tosco, the confidentiality agreement between Phillips and Tosco automatically will be changed to reflect those less restrictive terms); and

  . before providing any information or data to any person or entering into discussions with any person, it promptly:

   -- notifies the other party of inquiries, proposals or offers received by, any information requested from, or any discussions sought to be initiated or continued with, any of its representatives, and

   -- notifies the other party of the name of the person and the material terms and conditions of any inquiries, proposals or offers.

   In addition, the merger agreement permits Phillips and Tosco to disclose to their respective stockholders a position with respect to a tender offer, as required by law.

   Each of Phillips and Tosco has agreed in the merger agreement that:

  . it will promptly keep the other party reasonably informed of the status and terms of any inquiries, proposals, offers, discussions or negotiations, including the identity of the person making the inquiry, proposal or offer;

  . it will, and its officers, directors and representatives will, immediately cease and terminate any activities, discussions or negotiations existing as of February 4, 2001, the date of the merger agreement, with any persons conducted before that date in relation to any acquisition proposal; and

  . it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations under the no solicitation provisions of the merger agreement.

   Nothing contained in the no solicitation provisions of the merger agreement will:

  . permit Phillips or Tosco to terminate the merger agreement, except as otherwise specifically provided in the merger agreement; or

  . affect or limit any other obligation of Phillips or Tosco under the merger agreement.

 Special Meetings

   Each of Phillips and Tosco has agreed to hold special meetings of their respective stockholders to consider and vote upon approval of the merger agreement and the merger, in the case of Tosco, and the issuance of shares of Phillips common stock in the merger, in the case of Phillips.

 Reasonable Best Efforts

   Each of Phillips and Tosco has agreed to use their reasonable best efforts to take all actions and do all things necessary or advisable under the merger agreement or applicable law to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable. This cooperation may include selling, holding separate or otherwise disposing of assets, or conducting business in a specified manner, in response to the requirements imposed by antitrust authorities. However, neither Tosco nor Phillips is required for any reason to sell, hold separate or otherwise dispose of assets, or to conduct its business in a specified manner, if such action is not conditioned on completion of the merger or could reasonably be expected to have a material adverse effect on Phillips or Tosco or to substantially impair the benefits to Phillips expected, as of February 4, 2001, to be realized from the merger.

 Employee Matters

   Phillips has agreed that, following the completion of the merger, it and its subsidiaries will assume and honor all Tosco benefit plans in accordance with the terms of those Tosco benefit plans in effect immediately before the merger is completed. For a period of not less than one year after completion of the merger, Phillips will maintain compensation and employee benefits that are no less favorable in the aggregate than those in effect immediately before the merger, as disclosed by Tosco to Phillips before February 4, 2001.

   Specifically, Phillips has agreed that it will:

  . credit each Tosco employee for his or her years of service with Tosco and its subsidiaries and predecessor employers before the completion of the merger, to the same extent as the Tosco employee was entitled, before the merger, to credit for that service under any similar Tosco benefit plans, except to the extent that credit would result in a duplication of benefits;

  . waive any limitations regarding preexisting conditions and actively-at-work requirements under any benefit plan Tosco employees may be eligible for after completion of the merger; and

  . provide Tosco employees with credit for any eligible expenses paid before completion of the merger.

   Tosco, before completion of the merger, or Phillips, following completion of the merger, may terminate any Tosco employee and/or amend or terminate any Tosco benefit plan to the extent permitted by the terms of the governing agreement or plan in effect immediately before the completion of the merger. However, at the option of an affected Tosco employee (up to a total of 15 Tosco employees), any split-dollar life insurance policies will be continued following the termination of that employees' employment.

 Insurance and Indemnification

   For a period of six years after the merger, Phillips is obligated to:

  . indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Tosco and its subsidiaries, to the same extent those individuals were indemnified or had a right to advancement of expenses on February 4, 2001, under Tosco's Amended and Restated Articles of Incorporation, Bylaws and indemnification agreements, for acts or omissions occurring on or before the completion of the merger; and

  . cause to be maintained the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Tosco, or policies of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger. Phillips will not be required to expend in any one year an amount in excess of 200% of the current annual premiums for this insurance, and if the annual premiums exceed this limit, Phillips will obtain a policy with the greatest coverage available for such amount.

 Expenses

   Each of Tosco and Phillips has agreed to pay its own costs and expenses incurred in connection with the merger and the merger agreement. Tosco and Phillips will, however, share equally the costs associated with printing and mailing this joint proxy statement/prospectus and the expenses incurred in connection with filing with the SEC the registration statement of which this joint proxy statement/prospectus is a part.

 Section 16 Matters

   Each of Phillips and Tosco has agreed to take, before completion of the merger, all required steps to exempt under SEC Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any dispositions of Tosco common stock or acquisitions of Phillips common stock in connection with the merger, including any derivative securities, by each individual that is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tosco, or that will become subject to those reporting requirements with respect to Phillips.

 New York Stock Exchange

   Phillips has agreed to use its reasonable best efforts to cause the Phillips common stock to be issued in the merger to be approved for listing on the New York Stock Exchange.

 Affiliates

   Tosco has agreed to identify all persons who may be deemed "affiliates" of Tosco at the time of the Tosco special meeting for purposes of Rule 145 under the Securities Act of 1933, as amended, or the Securities Act, and to use its reasonable best efforts to cause each of those affiliates to enter into a written agreement providing that they will not offer, sell or otherwise dispose of any of the shares of Phillips common stock issued to them in the merger in violation of the Securities Act or the related SEC rules.

 Rights Plans

   Tosco has agreed to take all necessary action, including amending Tosco's rights plan, to render the Tosco rights inapplicable to the merger. Tosco has further agreed not to take any action relating to Tosco's rights plan, without the prior written consent of Phillips, in order to facilitate an acquisition proposal.

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

 Indebtedness

   Upon completion of the merger, Phillips has agreed to assume, by supplemental indenture or other instrument, any Tosco indebtedness issued under indentures qualified under the Trust Indenture Act of 1939, as amended, and any other Tosco indebtedness that by its terms Phillips is required to assume in order to prevent a default under the applicable debt instrument.

CONDITIONS

   Each of our respective obligations to complete the merger is subject to the satisfaction or waiver of various conditions, including:

  . the approval of the merger agreement and the merger by Tosco stockholders and the approval of the issuance of shares of Phillips common stock in the merger by Phillips stockholders;

  . the absence of any law, order or injunction having the effect of making the merger illegal or otherwise prohibiting completion of the merger;

  . the expiration or termination of the applicable waiting period under the HSR Act;

  . the receipt of all other governmental and regulatory consents, approvals and authorizations required to complete the merger, unless not obtaining those consents or approvals would not reasonably be expected to have a material adverse effect on Phillips or Tosco;

  . the approval for listing on the New York Stock Exchange of the Phillips common stock to be issued in the merger, subject to official notice of issuance;

  . the absence of any stop order issued by the SEC suspending the effectiveness of this joint proxy statement/prospectus and the absence of any proceedings initiated or threatened by the SEC for that purpose;

  . the representations and warranties of the other party in the merger agreement, disregarding all qualifications and exceptions relating to materiality, being true and correct on the date of the merger agreement and the date the merger is completed as if they were made on that date (except to the extent that the representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the representing party, and the receipt of a certificate of an executive officer of the other party to that effect;

  . the other party having performed or complied with its agreements and covenants in the merger agreement that are qualified as to materiality and the other party having performed or complied in all material respects with all other material agreements and covenants in the merger agreement, and the receipt of a certificate of an executive officer of the other party to that effect; and

  . the receipt of an opinion from the party's counsel that the merger will qualify as a reorganization for U.S. federal income tax purposes.

TERMINATION OF THE MERGER AGREEMENT

 Termination by Phillips or Tosco

   Either Tosco or Phillips, by action of our respective Boards of Directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger if:

  . Tosco and Phillips agree to terminate by mutual written consent;

  . the merger has not been completed on or before February 4, 2002, with the exception that a party may not terminate the merger agreement if that party's failure to perform its obligations under the merger agreement is the primary cause of the merger not being completed by that date;

  . a court or another governmental authority has issued a final and nonappealable order, decree or ruling or taken other action permanently restraining, enjoining or otherwise prohibiting the merger, but only if the terminating party has used its reasonable best efforts to avoid or remove the prohibition and the terminating party's failure, if any, to comply with the reasonable best efforts provisions in the merger agreement has not been the primary cause of the action of the court or other governmental authority;

  . a court or another governmental authority has failed to issue an order or ruling that is necessary to satisfy the conditions to the merger, and the denial of a request to issue this order or ruling has become final and nonappealable, but only if the terminating party has used its reasonable best efforts to obtain the order or ruling and the terminating party's failure, if any, to comply with the reasonable best efforts provisions in the merger agreement has not been the primary cause of the inaction of the court or other governmental authority; or

  . Tosco stockholders have failed to approve the merger agreement, or Phillips stockholders have failed to approve the issuance of shares of Phillips common stock in the merger, at the applicable special meeting.

 Termination by Phillips

   Phillips, by action of the Phillips Board of Directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger if:

  . the Tosco Board of Directors:

   -- fails to recommend to Tosco stockholders the approval of the merger agreement and the merger;

   -- withdraws (or proposes to withdraw) its recommendation to Tosco stockholders to approve the merger agreement and the merger; or

   -- modifies or qualifies (or proposes to modify or qualify), in any manner adverse to Phillips, its recommendation to Tosco stockholders to approve the merger agreement and the merger;

  . Tosco breaches its obligation to call the Tosco special meeting;

  . Tosco breaches its representations, warranties or covenants contained in the merger agreement so that the conditions described above relating to the absence of a breach of representation, warranty, or covenant by Tosco are not capable of being satisfied on or before February 4, 2002; or

  . the Phillips Board of Directors gives written notice to Tosco that it intends to enter into a binding written agreement for a superior proposal, but only if:

   -- Phillips has complied with the no solicitation provisions of the merger agreement in all material respects;

   -- Phillips has notified Tosco in writing that it has received a superior proposal and that it intends to enter into a binding agreement with respect to that superior proposal, and has attached the most current version (or a summary of material terms) of the superior proposal to that notice;

   -- Tosco does not make, within three calendar days after receipt of Phillips' written notice, an offer that the Phillips Board of Directors reasonably concludes in good faith (following consultation with its financial advisor and legal counsel) to be as favorable to Phillips stockholders as the superior proposal; and

   -- Phillips pays the termination fee described below upon entering into a binding written agreement for the superior proposal.

 Termination by Tosco

   Tosco, by action of the Tosco Board of Directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger if:

  . the Phillips Board of Directors:

   -- fails to recommend to Phillips stockholders the approval of the issuance of shares of Phillips common stock in the merger;

   -- withdraws (or proposes to withdraw) its recommendation to Phillips stockholders to approve the issuance of shares of Phillips common stock in the merger; or

   -- modifies or qualifies (or proposes to modify or qualify), in any manner adverse to Tosco, its recommendation to Phillips stockholders to approve the issuance of shares of Phillips common stock in the merger;

  . Phillips breaches its obligation to call the Phillips special meeting;

  . Phillips breaches its representations, warranties or covenants contained in the merger agreement so that the conditions described above relating to the absence of a breach of representation, warranty or covenant by Phillips are not capable of being satisfied on or before February 4, 2002; or

  . the Tosco Board of Directors gives written notice to Phillips that it intends to enter into a binding written agreement for a superior proposal, but only if:

   -- Tosco has complied with the no solicitation provisions of the merger agreement in all material respects;

   -- Tosco has notified Phillips in writing that it has received a superior proposal and that it intends to enter into a binding agreement with respect to that superior proposal, and has attached the most current version (or a summary of material terms) of the superior proposal to that notice;

   -- Phillips does not make, within three calendar days after receipt of Tosco's written notice, an offer that the Tosco Board of Directors reasonably concludes in good faith (following consultation with its financial advisor and legal counsel) to be as favorable to Tosco stockholders as the superior proposal; and

   -- Tosco pays the termination fee described below upon entering into a binding written agreement for the superior proposal.

 Termination Fee to be Paid by Phillips

   Phillips has agreed to pay Tosco a termination fee of $250 million if:

  . Tosco terminates the merger agreement as the result of the Phillips Board of Directors:

   -- failing to recommend that Phillips stockholders approve the issuance of shares of Phillips common stock in the merger;

   -- withdrawing its recommendation to Phillips stockholders to approve the share issuance; or

   -- modifying or qualifying, in any manner adverse to Tosco, its recommendation to Phillips stockholders to approve the share issuance;

  . Tosco terminates the merger agreement because Phillips has breached its obligation to call the Phillips special meeting;

  . either party terminates the merger agreement because Phillips stockholders have failed to approve the issuance of shares of Phillips common stock in connection with the merger at the Phillips special meeting, or because the merger has not been completed on or before February 4, 2002 and the Phillips special meeting has not occurred, and

   -- at any time after February 4, 2001, and before the termination of the merger agreement, an acquisition proposal with respect to Phillips has been publicly announced or otherwise communicated to the senior management, Board of Directors or Phillips stockholders; and

   -- within 12 months of the termination of the merger agreement, Phillips or any of its subsidiaries enters into a definitive agreement with respect to or completes an acquisition proposal;

  . Tosco terminates the merger agreement after Phillips has breached its representations, warranties or covenants contained in the merger agreement so that the condition described above relating to the absence of a breach of representation, warranty or covenant by Phillips is not capable of being satisfied on or before February 4, 2002, and

   -- at any time after February 4, 2001, and before the termination of the merger agreement, an acquisition proposal with respect to Phillips has been publicly announced or otherwise communicated to the senior management, Board of Directors or Phillips stockholders, and

   -- within 12 months of the termination of the merger agreement, Phillips or any of its subsidiaries enters into a definitive agreement with respect to or completes an acquisition proposal; or

  . Phillips terminates the merger agreement upon entering into a definitive agreement in response to an unsolicited superior proposal (provided that Phillips has complied with the applicable restrictions in the merger agreement relating to a termination for this reason).

 Termination Fee to be Paid by Tosco

   Tosco has agreed to pay Phillips a termination fee of $250 million if:

  . Phillips terminates the merger agreement as the result of the Tosco Board of Directors:

   -- failing to recommend that Tosco stockholders approve the merger agreement and the merger,

   -- withdrawing its recommendation to Tosco stockholders to approve the merger agreement and the merger, or

   -- modifying or qualifying, in any manner adverse to Phillips, its recommendation to Tosco stockholders to approve the merger agreement and the merger;

  . Phillips terminates the merger agreement because Tosco has breached its obligation to call the Tosco special meeting;

  . either party terminates the merger agreement because Tosco stockholders have failed to approve the merger agreement and the merger at the Tosco special meeting, or because the merger has not been completed on or February 4, 2002 and the Tosco special meeting has not occurred, and

   -- at any time after February 4, 2001, and before the termination of the merger agreement, an acquisition proposal with respect to Tosco has been publicly announced or otherwise communicated to the senior management, Board of Directors or Tosco stockholders, and

   -- within 12 months of the termination of the merger agreement, Tosco or any of its subsidiaries enters into a definitive agreement in response to or completes an acquisition proposal;

  . Phillips terminates the merger agreement after Tosco has breached its representations, warranties or covenants contained in the merger agreement so that the condition described above relating to the absence of a breach of representation, warranty or covenant by Tosco is not capable of being satisfied on or before February 4, 2002, and

   -- at any time after February 4, 2001, and before the termination of the merger agreement, an acquisition proposal with respect to Tosco has been publicly announced or otherwise communicated to the senior management, Board of Directors or Tosco stockholders, and

   -- within 12 months of the termination of the merger agreement, Tosco or any of its subsidiaries enters into a definitive agreement with respect to or completes an acquisition proposal; or

  . Tosco terminates the merger agreement upon entering into a definitive agreement in response to an unsolicited superior proposal (provided that Tosco has complied with the applicable restrictions in the merger agreement relating to a termination for this reason).

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

AMENDMENTS, EXTENSIONS AND WAIVERS

 Amendments

   The merger agreement may be amended by action of the Phillips Board of Directors and the Tosco Board of Directors at any time before or after the special meetings to the extent legally permissible. However, after Phillips stockholders approve the issuance of shares of Phillips common stock in the merger or Tosco stockholders approve the merger agreement and the merger, no amendment may be made that requires further approval by stockholders under applicable law or the rules of any relevant stock exchange. All amendments to the merger agreement must be in writing signed by each party.

 Extensions and Waivers

   At any time prior to completion of the merger, any party to the merger agreement may, to the extent legally allowed:

  . extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

  . waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement; and

  . waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

   All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

                       PROPOSED AMENDMENT TO THE PHILLIPS
                     RESTATED CERTIFICATE OF INCORPORATION

   Phillips presently is authorized to issue 800 million shares of capital stock, divided into 500 million shares of Phillips common stock, and 300 million shares of preferred stock, par value $1.00 per share. As of March 5, 2001, 306,380,511 shares of Phillips common stock were issued, including 22,819,441 treasury shares, and 283,561,070 shares of Phillips common stock were outstanding (including 27,856,573 shares of Phillips common stock held by the Phillips Compensation and Benefits Trust). As of March 5, 2001, a total of 22,123,993 shares of Phillips common stock were available for delivery in the future in respect of awards that have been or are authorized to be made under the Company's stock-based compensation plans, which amount includes an estimated 5,760,000 shares that would become issuable upon conversion of existing Tosco stock options under the merger agreement. As of March 5, 2001, no shares of preferred stock of Phillips were issued and no other class of capital stock of Phillips was authorized. Also, as of March 5, 2001, the total number of shares of Phillips common stock authorized but not issued was 193,619,489 shares. Following the issuance of approximately 123 million shares of Phillips common stock to Tosco stockholders in the merger, Phillips will have only approximately 70 million authorized and unissued shares of Phillips common stock.

   The Phillips Board of Directors has approved an amendment to Phillips' Restated Certificate of Incorporation to increase the number of authorized shares of Phillips common stock from 500 million to one billion. The Phillips Board of Directors believes this is necessary in order to provide sufficient shares to complete future acquisitions, or to effect any future stock split or stock dividend.

   PHILLIPS HAS A SUFFICIENT NUMBER OF AUTHORIZED SHARES UNDER PHILLIPS' RESTATED CERTIFICATE OF INCORPORATION TO COMPLETE THE MERGER. THEREFORE, APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK IS NOT A CONDITION TO THE MERGER.

   Although an increase in the number of authorized shares of Phillips common stock is not necessary to complete the merger, the Phillips Board of Directors believes that an increase is advisable and in the best interests of Phillips and Phillips stockholders. Following the merger, Phillips will have only approximately 70 million authorized and unissued shares of Phillips common stock. The Phillips Board of Directors believes that an increase in authorized shares of Phillips common stock to one billion will give Phillips greater flexibility in the future by allowing Phillips the latitude to declare stock dividends or stock splits and to use its common stock to acquire other assets (for example, the merger).

   All shares of Phillips common stock, including those now authorized and those that would be authorized by the proposed amendment to Phillips' Restated Certificate of Incorporation, are equal in rank and have the same voting, dividend and liquidation rights. Holders of Phillips common stock do not have preemptive rights.

   THE PHILLIPS BOARD OF DIRECTORS RECOMMENDS THAT PHILLIPS STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO PHILLIPS' RESTATED CERTIFICATE OF INCORPORATION.

   To effect the increase in authorized shares of Phillips common stock, it is proposed that the first paragraph of Article FOURTH of Phillips' Restated Certificate of Incorporation be amended to read in its entirety as follows:

     "(a) Capital Stock. The corporation shall have the authority to issue one billion (1,000,000,000) shares of common stock, par value $1.25 per share, and 300 million (300,000,000) shares of preferred stock, par value $1.00 per share."

   The affirmative vote of the holders of a majority of the outstanding shares of Phillips common stock is required to approve the amendment to Phillips' Restated Certificate of Incorporation.

   The Phillips Board of Directors recommends that Phillips stockholders vote "FOR" the amendment to Phillips' Restated Certificate of Incorporation. Unless a contrary choice is specified, proxies solicited by the Phillips Board of Directors will be voted for the amendment.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

PHILLIPS

   Phillips common stock is listed on the New York Stock Exchange and traded under the symbol "P." It also is listed on the Pacific Exchange and the Toronto Stock Exchange. The following table sets forth, for the calendar quarters indicated, the high and low reported prices per share of Phillips common stock on The New York Stock Exchange Composite Transactions reporting system, and cash dividends declared per share of Phillips common stock.

                                                         STOCK PRICE
                                                         ------------
CALENDAR YEAR                                             HIGH   LOW  DIVIDENDS
-------------                                            ------ ----- ---------
2001
First Quarter (through March 5, 2001)................... $59.00 51.70     .34

2000
Fourth Quarter.......................................... $68.25 51.50     .34
Third Quarter...........................................  70.00 46.81     .34
Second Quarter..........................................  57.69 45.50     .34
First Quarter...........................................  47.13 35.94     .34

1999
Fourth Quarter.......................................... $51.88 44.56     .34
Third Quarter...........................................  57.25 45.81     .34
Second Quarter..........................................  54.69 46.44     .34
First Quarter...........................................  48.44 37.69     .34

1998
Fourth Quarter.......................................... $48.31 40.63     .34
Third Quarter...........................................  49.50 40.19     .34
Second Quarter..........................................  52.00 47.13     .34
First Quarter...........................................  53.25 42.75     .34


Number of Stockholders of Record at March 5, 2001.......               48,184

   On February 2, 2001, the last full trading day before the public announcement of the proposed merger, the high and low sale prices per share for Phillips common stock as reported on The New York Stock Exchange Composite Transactions reporting system were $58.71 and $57.96, respectively. On March 5, 2001, the last full trading day before the printing of this joint proxy statement/prospectus, the high and low sale prices per share for Phillips common stock as reported on The New York Stock Exchange Composite Transactions reporting system were $55.60 and $54.87, respectively.

TOSCO

   Tosco common stock is listed on the New York Stock Exchange and traded under the symbol "TOS" and also is listed on the Pacific Exchange. The following table sets forth, for the calendar quarters indicated, the high and low reported prices per share of Tosco common stock on The New York Stock Exchange Composite Transactions reporting system, and cash dividends declared per share of Tosco common stock.

                                                         STOCK PRICE
                                                         ------------
CALENDAR YEAR                                             HIGH   LOW  DIVIDENDS
-------------                                            ------ ----- ---------
2001
First Quarter (through March 5, 2001)................... $43.24 31.38     --

2000
Fourth Quarter.......................................... $34.69 27.25     .08
Third Quarter...........................................  33.69 25.88     .07
Second Quarter..........................................  33.81 26.88     .07
First Quarter...........................................  32.00 24.06     .07

1999
Fourth Quarter.......................................... $30.38 23.81     .07
Third Quarter...........................................  29.56 24.38     .07
Second Quarter..........................................  28.13 22.38     .07
First Quarter...........................................  27.75 18.81     .06

1998
Fourth Quarter.......................................... $29.00 19.75     .06
Third Quarter...........................................  31.06 20.88     .06
Second Quarter..........................................  36.63 26.38     .06
First Quarter...........................................  37.88 31.63     .06

Number of Stockholders of Record at March 5, 2001.......                7,953

   On February 2, 2001, the last full trading day before the public announcement of the proposed merger, the high and low sale prices per share for Tosco common stock as reported on The New York Stock Exchange Composite Transactions reporting system were $34.69 and $34.18, respectively. On March 5, 2001, the last full trading day before the printing of this joint proxy statement/prospectus, the high and low sale prices per share for Tosco common stock as reported on The New York Stock Exchange Composite Transactions reporting system were $42.25 and $41.37, respectively.

                           INFORMATION ABOUT PHILLIPS

GENERAL

   Phillips was incorporated in Delaware on June 13, 1917. Phillips is headquartered in Bartlesville, Oklahoma, where it was founded. Phillips' business is organized into four business segments:


  . E&P--This segment explores for and produces crude oil, natural gas and natural gas liquids on a worldwide basis.

  . Gas Gathering, Processing and Marketing, or GPM--This segment gathers and processes both natural gas produced by Phillips and others. On March 31, 2000, Phillips combined its GPM business with the GPM business of Duke Energy Corporation into a new company, Duke Energy Field Services, LLC, or DEFS. Effective at the close of business on March 31, 2000, Phillips' GPM segment consisted primarily of its equity investment in DEFS.

  . RM&T--This segment refines, markets and transports crude oil and petroleum products, primarily in the United States. This segment also fractionates and markets natural gas liquids.

  . Chemicals--This segment manufactures and markets petrochemicals and plastics on a worldwide basis. On July 1, 2000, Phillips and Chevron Corporation combined the two companies' worldwide chemicals businesses, excluding Chevron's Oronite business, into a new company, Chevron Phillips Chemical Company LLC, or CPC. Effective on July 1, 2000, Phillips' Chemicals segment consisted primarily of its equity investment in CPC.

   Support staffs provide technical, professional and other services to the business segments. At December 31, 2000, Phillips employed 12,400 people, excluding 3,400 employees who were working under service contracts with CPC. The employees working under service contracts with CPC became employees of CPC on January 1, 2001.

   Phillips' principal executive offices are located at the Phillips Building, Bartlesville, Oklahoma 74004 and its telephone number is (918) 661-6600.

MANAGEMENT AND ADDITIONAL INFORMATION

   Certain information relating to executive compensation, various Phillips compensation plans (including the Phillips stock option plans), voting securities, including information regarding the principal holders of those securities, certain relationships and related transactions and other matters regarding Phillips is incorporated by reference or set forth in Phillips' Annual Report on Form 10-K for the year ended December 31, 1999, as amended, which is incorporated in this joint proxy statement/prospectus by reference. Stockholders desiring copies of this joint proxy statement/prospectus and the other documents may contact Phillips at its address or telephone number indicated under "Where You Can Find More Information."

BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT OF PHILLIPS

(AS OF MARCH 5, 2001)

                                 AMOUNT AND NATURE
                                         OF
                                BENEFICIAL OWNERSHIP
                                --------------------
TITLE
OF        NAME  OF BENEFICIAL
CLASS            OWNER          DIRECT(/1/) INDIRECT PERCENT OF CLASS
-----     -------------------   ----------- -------- ----------------

        DIRECTORS(/2/)
Common  Norman R. Augustine         24,656      --          *
Common  David L. Boren              13,264      --          *
Common  Robert E. Chappell, Jr.     21,393      --          *
Common  Robert M. Devlin             2,412      --          *
Common  Lawrence S. Eagleburger     10,869   6,000          *
Common  Larry D. Horner             21,714      --          *
Common  J. J. Mulva                608,587      --          *
Common  Randall L. Tobias           19,521      --          *
Common  Victoria J. Tschinkel       18,450      --          *
Common  Kathryn C. Turner           12,097      --          *

        EXECUTIVE OFFICERS
Common  E. L. Batchelder            30,563      --          *
Common  J. A. Carrig               124,879      --          *
Common  D. W. DeCamp                 1,601      --          *
Common  E. K. Grigsby               65,007      --          *
Common  J. E. Lowe                  42,326      --          *
Common  K.O. Meyers                 35,951      --          *
Common  J. C. Mihm                 156,876   1,947          *
Common  B. Z. Parker               171,788      --          *
Common  R.A. Ridge                  78,593      --          *
Common  J. B. Whitworth            142,308      --          *

  All directors and executive
   officers as a group (20 in
   group)                        1,602,855   7,947          *

--------
*  Less than 1%
(/1/) Direct ownership includes shares that may be acquired under Phillips stock options within 60 days of the record date.
(/2/) The shares stated as being beneficially owned by each director do not include shares beneficially owned by the other companies on whose boards of directors the directors serve. Each director disclaims beneficial ownership of all such shares.

BENEFICIAL OWNERSHIP OF CERTAIN PHILLIPS STOCKHOLDERS

   As of February 28, 2001, to the knowledge of Phillips, from Statements on
Schedule 13G provided to Phillips, beneficial owners of more than 5% of any class of the outstanding voting securities of Phillips were as follows:

                                                   AMOUNT AND NATURE
                                                           OF
                                                  BENEFICIAL OWNERSHIP
                                                ------------------------
TITLE
OF
CLASS    NAME AND ADDRESS OF BENEFICIAL OWNER       DIRECT      INDIRECT PERCENT OF CLASS
-----    ------------------------------------   --------------- -------- ----------------
Common  Vanguard Fiduciary Trust Company        35,243,354(/1/)    --         12.43%
        P.O. Box 2900
        Valley Forge, Pennsylvania 19482

Common  Capital Research and Management Company 23,263,200(/2/)    --          8.20%
        333 South Hope Street
        Los Angeles, California 90071

Common  AXA Financial, Inc.                     23,459,658(/2/)    --          8.27%
        767 Fifth Avenue
        New York, NY 10153

--------

(/1/) As of February 28, 2001, Vanguard as trustee held 35,243,354 shares under the Phillips thrift plan, long-term stock savings plan and the Phillips retirement savings plan with shared voting power. The trustee and these plans have disclaimed beneficial ownership of the shares held by Vanguard as trustee of these plans. The trustee votes shares held by these plans that represent the allocated interests of participants in the manner directed by individual participants. Employee participants in these plans are appointed by Phillips as fiduciaries entitled to direct the trustee as to how to vote allocated shares that are not directed in these plans and unallocated shares held by the Phillips long-term stock savings plan. These shares are allocated pro rata among employee participants accepting their fiduciary appointment and are voted by the trustee as directed by the employee fiduciaries. The trustee votes non-directed shares of Phillips' retirement savings plan at its discretion. The trustee will vote other shares held by these plans at its discretion only if required to do so by the Employee Retirement Income Security Act of 1974.

      Vanguard is also the trustee and record holder of the 27,856,573 shares in the Phillips Compensation and Benefits Trust, without any voting power. Vanguard has disclaimed beneficial ownership of these shares. Vanguard, as trustee of the Phillips Compensation and Benefits Trust, will vote shares in the Phillips Compensation and Benefits Trust only in accordance with the pro rata directions of eligible domestic employees and the trustees of certain of the Phillips international stock plans. The trust agreements for the plans described in this footnote 1 and for the Phillips Compensation and Benefits Trust each provide that all individual employee voting directions received by the trustee will be held in confidence and not be disclosed to any person, including Phillips.

(/2/) On February 12, 2001, Capital Research and Management Company reported that it exercised sole dispositive power with respect to 23,263,200 shares as of December 31, 2000, in which shares Capital Research has disclaimed beneficial ownership. On February 12, 2001, AXA Financial, Inc. the parent of Alliance Capital Management L.P. that acquired the investment advisory assets of Sanford C. Bernstein & Co., Inc., reported that it exercised sole voting power over 12,725,579 shares, shared voting power over 2,704,789 shares, and sole dispositive power over 23,459,658 shares as of December 31, 2000. According to the Schedule 13Gs filed by Capital and AXA with the SEC, these shares equal 9.10% and 9.20% of the outstanding Phillips common stock, respectively. However, when shares held as of February 28, 2001, by the Phillips Compensation and Benefits Trust are included, shares held by Capital Research equal only 8.20% and by AXA, 8.27% of the outstanding Phillips common stock.

                            INFORMATION ABOUT TOSCO

GENERAL

   Tosco is one of the largest independent refiners and marketers of petroleum products in the United States. Tosco operates seven major refinery systems with the capacity to process approximately 1,355,000 barrels per day of crude oil, feedstocks, and blendstocks into various petroleum products. Through its retail distribution network, Tosco currently sells approximately 6.7 billion gallons of fuel annually. Tosco became one of the nation's largest operators of company-controlled convenience stores in 1996 when it purchased the Circle K Corporation. In 1997, Tosco expanded its network by acquiring Union Oil Company of California's West Coast retail, terminal and pipeline distribution system. On February 29, 2000, Tosco further expanded its retail distribution through the acquisition of approximately 1,740 additional retail gasoline and convenience outlets from Exxon Corporation and Mobil Oil Corporation. On June 1, 2000, and September 8, 2000, Tosco acquired the Wood River refinery in Illinois and the Alliance refinery in Louisiana, respectively. On August 31, 2000, Tosco sold its Avon refinery. Tosco's refining and marketing business is managed and operated through two divisions, Tosco Refining Company, based in Linden, New Jersey, and Tosco Marketing Company, based in Tempe, Arizona.

   Tosco was incorporated under the laws of the State of Nevada in 1955. Its principal executive offices are located at 1700 East Putnam Road, Suite 500, Old Greenwich, Connecticut 06870 and its telephone number is (203) 698-7500.

MANAGEMENT AND ADDITIONAL INFORMATION

   Certain information relating to executive compensation, various of Tosco's benefit plans (including Tosco's stock option plans), voting securities, including information regarding the principal holders of those securities, certain relationships and related transactions and other matters regarding Tosco is incorporated by reference or set forth in Tosco's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated in this joint proxy statement/prospectus by reference. Stockholders desiring copies of this joint proxy statement/prospectus and the other documents may contact Tosco at its address or telephone number indicated under "Where You Can Find More Information."

BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT OF TOSCO

(AS OF MARCH 5, 2001)

                                    AMOUNT AND NATURE
                                           OF
                                  BENEFICIAL OWNERSHIP
                                  ---------------------
TITLE
OF
CLASS   NAME  OF BENEFICIAL OWNER DIRECT(/1/) INDIRECT  PERCENT OF CLASS
-----   ------------------------- ----------- --------- ----------------

        DIRECTORS(/2/)
Common  Jefferson F. Allen           568,145                   *
Common  Patrick M. de Barros(/3/)     73,436    649,662        *
Common  Wayne A. Budd                 72,100                   *
Common  Houston I. Flournoy            1,579                   *
Common  Edmund A. Hajim                2,000                   *
Common  Charles J. Luellen            75,000                   *
Common  Eija Malmivirta               72,000                   *
Common  Mark R. Mulvoy                74,045                   *
Common  Kathryn L. Munro              24,000                   *
Common  Thomas D. O'Malley(/4/)    3,139,357    542,245      2.38%

        EXECUTIVE OFFICERS
Common  Duane B. Bordvick             69,465                   *
Common  Craig R. Deasy               109,500                   *
Common  Ann Farner Miller             55,693                   *
Common  William E. Hantke             29,002                   *
Common  Robert J. Lavinia            447,500                   *
Common  Wilkes McClave               323,499                   *
Common  Richard W. Reinken            78,000                   *
Common  Robert I. Santo               69,791                   *
Common  Peter A. Sutton              337,860                   *
Common  Dwight L. Wiggins            430,000                   *
Common  Wanda M. Williams             49,525                   *
  All directors and executive
   officers as a group (21 in
   group)                          6,101,497  1,191,907      4.63%

--------
*  Less than 1%
(/1/) Direct ownership includes shares that may be acquired under Tosco stock options within 60 days of the record date. The table excludes stock options that will vest more than 60 days after the record date.
(/2/) The shares stated as being beneficially owned by each director do not include shares beneficially owned by the other companies on whose boards of directors they serve. Each director disclaims beneficial ownership of all such shares.
(/3/) The shares indirectly owned are owned by a family trust of which Mr. de
      Barros is a beneficiary.

(/4/) The shares indirectly owned are owned by entities that Mr. O'Malley is the sole stockholder. Also includes 25,597 shares held by Mr. O'Malley's wife of which he disclaims beneficial ownership.

BENEFICIAL OWNERSHIP OF CERTAIN TOSCO STOCKHOLDERS

   As of March 5, 2001, to the knowledge of Tosco, from Statements on Schedule 13G provided to Tosco, there were no beneficial owners of more than 5% of any class of the outstanding voting securities of Tosco.

                     DESCRIPTION OF PHILLIPS CAPITAL STOCK

   As a result of the merger, Tosco stockholders will become Phillips stockholders. Your rights as a Phillips stockholder will be governed by Delaware law, Phillips' Restated Certificate of Incorporation and Phillips' Bylaws. The following description of Phillips' capital stock, including the Phillips common stock to be issued in the merger, reflects the anticipated state of affairs at the completion of the merger.

   The description summarizes the material terms of Phillips' capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of Delaware law, Phillips' Restated Certificate of Incorporation, Bylaws and the Phillips rights agreement, dated as of August 1, 1999, between Phillips and ChaseMellon Shareholder Services, as rights agent, relating to rights to purchase shares of Phillips Series B junior participating preferred stock.

PHILLIPS COMMON STOCK

   Phillips is authorized to issue 500 million shares of common stock, par value $1.25 per share, and, if the amendment to Phillips' Restated Certificate of Incorporation is approved, Phillips will be authorized to issue one billion shares of Phillips common stock. As of March 5, 2001, there were 283,561,070 shares of Phillips common stock outstanding (including 27,856,573 shares of Phillips common stock held by the Phillips Compensation and Benefits Trust). All of the issued and outstanding shares of Phillips common stock are, and upon the issuance of shares of Phillips common stock in connection with the merger will be, validly issued, fully paid and nonassessable. Holders of Phillips common stock are not entitled to any preemptive rights.

 Dividend Rights

   Holders of Phillips common stock may receive dividends when declared by the Phillips Board of Directors as permitted by Delaware law. Subject to the terms of any outstanding preferred stock, holders of Phillips common stock may not receive dividends until Phillips has satisfied its obligations to any holders of its preferred stock.

 Voting Rights

   The holders of Phillips common stock are entitled to one vote per share of Phillips common stock.

 Liquidation Rights

   In the event of liquidation, holders of Phillips common stock would be entitled to receive proportionately any assets legally available for distribution to Phillips stockholders with respect to shares held by them, subject to any prior rights of the holders of any Phillips preferred stock then outstanding.

 Preemptive or Other Subscription Rights

   Holders of Phillips common stock do not have any preemptive rights to subscribe for any securities of Phillips.

 Conversion and Other Rights

   No conversion, redemption or sinking fund provisions apply to the Phillips common stock, and the holders of Phillips common stock are not liable to further calls or assessments by Phillips.

PHILLIPS RIGHTS PLAN

   On August 1, 1999, the Phillips Board of Directors declared a dividend of one series B junior participating preferred stock purchase right for each outstanding share of Phillips common stock. The dividend was paid on August 1, 1999 to Phillips stockholders of record on that date. Each right entitles the registered holder to purchase from Phillips one one-hundredth of a share of Phillips series B junior participating preferred stock, subject to adjustment, at a price of $180 per one-hundredth of a share of series B junior participating preferred stock. The description and terms of the rights are set forth in Phillips' rights plan attached as an exhibit to Phillips' Registration Statement on Form 8-A, dated as of July 12, 1999, and incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

                        COMPARISON OF STOCKHOLDER RIGHTS


   The rights of Phillips stockholders are currently governed by Delaware law, Phillips' Restated Certificate of Incorporation, Phillips' Bylaws and Phillips' rights plan. The rights of Tosco stockholders are currently governed by Nevada law, Tosco's Amended and Restated Articles of Incorporation, Tosco's Bylaws and Tosco's rights plan, dated as of November 19, 1998, between Tosco and Fleet National Bank, as rights agent, relating to rights to purchase shares of Tosco series A junior participating preferred stock. Upon completion of the merger, Tosco stockholders will automatically become Phillips stockholders, and their rights as Phillips stockholders will be governed by Delaware law, Phillips' Restated Certificate of Incorporation, Phillips' Bylaws and Phillips' rights plan.

   The following is a summary of material differences between the rights of Tosco stockholders and the rights of Phillips stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Tosco stockholders and Phillips stockholders. The summary is qualified in its entirety by reference to Delaware law, Nevada law, Phillips' Restated Certificate of Incorporation, Phillips' Bylaws, Phillips' rights plan, Tosco's Amended and Restated Articles of Incorporation, Tosco's Bylaws and Tosco's rights plan.

                            AUTHORIZED CAPITAL STOCK

                                     Tosco

 . 250 million shares of Tosco common stock

 . 12 million shares of Tosco preferred stock

                                    Phillips

 . 500 million shares of Phillips common stock (to be increased to one billion if the amendment to Phillips' Restated Certificate of Incorporation is ap-proved)

 . 300 million shares of Phillips preferred stock

                           SIZE OF BOARD OF DIRECTORS

                                     Tosco

Nevada law provides that the board of directors of a Nevada corporation shall consist of one or more directors and may provide in its articles of incorpora-tion or bylaws for a fixed number of directors or for a variable number of di-rectors within a fixed range. Tosco's Amended and Restated Articles of Incorpo-ration and Bylaws provide that the authorized number of directors shall not be fewer than three or greater than 16 persons. The number of directors of Tosco currently is fixed at ten.

                                    Phillips

Delaware law provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation's certifi-cate of incorporation or bylaws. Phillips' Bylaws provide for a board of direc-tors consisting of not fewer than nine or greater than 21 persons. The number of directors of Phillips currently is fixed at ten.

                               CUMULATIVE VOTING

                                     Tosco

Under Nevada law, stockholders of a Nevada corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the articles of incorporation of the corporation. Tosco's Amended and Re-stated Articles of Incorporation does not provide for cumulative voting by Tosco stockholders.
                                    Phillips

Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the certificate of incorporation of the corporation. Phillips' Restated Certificate of Incorporation does not provide for cumulative voting by Phillips stockholders.

                             CLASSES OF DIRECTORS

                                     Tosco

Nevada law permits, but does not require, a Nevada corporation to provide in the articles of incorporation or bylaws of the corporation for a classified board of directors, provided that at least one-fourth of the directors are elected annually. Tosco's Amended and Restated Articles of Incorporation does not provide for a classified board of directors.

                                   Phillips

Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, di-viding the board of directors into up to three classes of directors with stag-gered terms of office, with only one class of directors to be elected each year for a maximum term of three years. Phillips' Restated Certificate of In-corporation does not provide for a classified board of directors.

                          QUALIFICATIONS OF DIRECTORS

                                     Tosco

Under Nevada law, a director of a Nevada corporation need not be a stockholder of the corporation, unless the articles of incorporation of the corporation so requires. Tosco's Amended and Restated Articles of Incorporation does not con-tain this requirement and Tosco's Bylaws specifically provide that directors need not be Tosco stockholders.

                                   Phillips

Under Delaware law, a director of a Delaware corporation need not be a stock-holder of the corporation, unless the certificate of incorporation or bylaws of the corporation so requires. Phillips' Restated Certificate of Incorpora-tion provides that a director need not be a Phillips stockholder. Phillips' Bylaws provide that any individual is eligible for election as a Phillips di-rector, provided that the individual is less than 70 years of age. Addition-ally, any employee who is also a director, including the Chairman of the Board of Directors, must resign as a director upon retiring as an employee.

                        FILLING VACANCIES ON THE BOARD

                                     Tosco

Nevada law provides that all vacancies, including those vacancies caused by an increase in the number of directors of a Nevada corporation, may be filled by a majority of the remaining directors, even though less than a quorum, unless otherwise provided in the articles of incorporation of the corporation.

Tosco's Amended and Restated Articles of Incorporation provides that the Tosco Board of Directors may fill vacancies or newly-created directorships in accor-dance with its Bylaws. Tosco's Bylaws provide that vacancies shall be filled by a majority of the directors then in office, even though less than a quorum.

                                   Phillips

Delaware law provides that, unless the governing documents of a Delaware cor-poration provide otherwise, vacancies and newly-created directorships result-ing from a resignation or an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office.

Vacancies on Phillips' Board of Directors may be filled by majority vote of the remaining directors, even though less than a quorum.

                             REMOVAL OF DIRECTORS

                                     Tosco

Under Nevada law, a director of a Nevada corporation may be removed by the vote of the holders of not less than two-thirds of the voting power of the is-sued and outstanding stock entitled to vote at an election of directors, un-less the articles of incorporation of the corporation provide for a greater percentage. Tosco's Bylaws provide that any director may be removed with cause only by the affirmative vote of two-thirds of common stock then outstanding. Nevada law does not distinguish between removal for cause and without cause.

                                   Phillips

Delaware law provides that a director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

                     NOMINATION OF DIRECTORS FOR ELECTION

                                     Tosco

Under Tosco's Bylaws, nominations for the Tosco Board of Directors may be made by the Tosco Board of Directors or by any stockholder entitled to vote that complies with the notice procedures described in Tosco's Bylaws. These proce-dures require the written notice to be received by Tosco

 . not less than the 14 days prior to nor

 . more than 50 days prior to any meeting called for the election of direc-tors.

The notice must include information on the nominee required by the proxy rules of the SEC.

                                   Phillips

Phillips' Bylaws require that stockholders provide advance notice of nomina-tion of directors and stockholder proposals. Notice for an annual meeting would have to be received by Phillips

 . not earlier than 90 days prior to the anniversary of last year's annual meeting, and

 . not later than 60 days prior to that anniversary date.

If the date of the annual meeting is more than 30 days before or 60 days after that anniversary date, then notice must be received by Phillips

 . not earlier than 90 days prior to the date of the annual meeting, and

 . not later than 60 days prior to the date of the annual meeting, or ten days after public announcement of that date, if later.

The notice must include information on the nominee required by the proxy rules of the SEC.

                           ANTI-TAKEOVER PROVISIONS

                                     Tosco

Nevada law contains provisions that restrict the ability of a Nevada corpora-tion to engage in any combination with an interested stockholder for three years after the interested stockholder's date of acquiring the shares that cause the stockholder to become an inter-

                                   Phillips

Delaware law contains a business combination statute that protects Delaware corporations from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

                               (Tosco Continued)

ested stockholder, unless the combination or the purchase of shares by the in-terested stockholder is approved by the board of directors of the corporation before that date. If the combination was not previously approved, the inter-ested stockholder may effect the combination after the three-year period only if that stockholder receives approval from a majority of the disinterested shares or the offer meets various fair price criteria. An "interested stock-holder" means any person who is:

 . the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation; or

 . an affiliate or associate of the corporation that at any time within three years immediately before the date in question was the beneficial owner, di-rectly or indirectly, of 10% or more of the voting power of the corpora-tion.


A Nevada corporation may elect not to be subject to the foregoing restric-tions, and Tosco has elected not to be subject to these restrictions.

Under Nevada law, a person that acquires or offers to acquire ownership of "control shares" of a corporation (defined as shares obtained pursuant to a transaction in which an acquiring person reaches the 20%, 33% or majority own-ership levels) has the right to vote those shares, and shares acquired within the previous 90 days, only to the extent granted by a resolution of the stock-holders approved at a special or annual meeting, unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the control acquisition.

The corporation must, within 50 days after delivery by the acquiring person of certain disclosures, hold a special meeting to consider a resolution authoriz-ing voting rights for the control shares, unless the acquiring person consents in writing to a meeting to be had after 50 days. Unless the corporation's ar-ticles of incorporation otherwise provide (and Tosco's Amended and Restated Articles of Incorporation does not otherwise provide), a resolution granting voting rights must be approved by a majority vote.

The corporation may adopt a provision in its articles of incorporation or by-laws allowing mandatory redemption of the control shares if

 . the acquiring party fails to make certain disclosures within ten days of acquiring the control shares, or

                             (Phillips Continued)

Section 203 of the Delaware General Corporation Law prohibits "business combi-nations," including mergers, sales and leases of assets, issuances of securi-ties and similar transactions by a corporation or a subsidiary with an inter-ested stockholder that beneficially owns 15% or more of a corporation's voting stock, within three years after the person becomes an interested stockholder, unless:

 . the transaction that will cause the person to become an interested stock-holder is approved by the board of directors of the target prior to the transaction;

 . after the completion of the transaction in which the person becomes an in-terested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including:

   -- shares held by officers and directors of interested stockholders, and

   -- shares held by specified employee benefit plans; or

 . after the person becomes an interested stockholder, the business combina-tion is approved by the board of directors of the corporation and holders of at least 66-2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provi-sion contained in the original certificate of incorporation of the corporation or an amendment thereto or to the bylaws of the corporation, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. This amendment is not effective until 12 months following its adoption. Phillips has not made this election.

Phillips' Restated Certificate of Incorporation requires the affirmative vote of 75% of the outstanding shares entitled to vote for a merger, consolidation, sale or lease of all or any substantial part of the assets of Phillips, or liquidation, spin-off, split-off, split-up or any similar transaction involv-ing a person that beneficially owns 10% or more of the outstanding shares of Phillips common stock or is an affiliate of that person. The provision does not apply if:

 . a majority of the directors in place prior to the transaction are in place after the transaction and approve the transaction, or

                               (Tosco Continued)

 . the control shares are not accorded full voting rights at the meeting at which the issue is considered.

Tosco has not adopted a provision in Tosco's Amended and Restated Articles of Incorporation or Tosco's Bylaws relating to mandatory redemption of control shares.

Unless the articles of incorporation or bylaws of the corporation otherwise provide (and Tosco's Amended and Restated Articles of Incorporation and Bylaws do not otherwise provide), if the acquiring party has

 . acquired a majority (or larger) stake and

 . been accorded full voting rights,

any holder that did not vote in favor of granting voting rights is entitled to put his or her shares to the corporation for "fair value" (defined as the high-est price paid by the acquiring party for control shares).

A corporation may impose stricter requirements than those established by this statute through a charter or bylaw amendment or by resolution. Tosco has not adopted a provision in Tosco's Amended and Restated Articles of Incorporation or Tosco's Bylaws, or otherwise adopted a resolution, imposing stricter re-quirements than those established by this statute.

The provisions of Nevada law relating to the acquisition of control shares of a Nevada corporation do not apply to an acquisition of stock in good faith, with-out an intention to avoid the statutory requirements, including acquisitions:

 . by an acquiring person to the extent that the new acquisition does not re-sult in the acquiring person obtaining a controlling interest greater than that previously authorized;

 . pursuant to the laws of descent and distribution, the enforcement of a judgment or the satisfaction of a pledge or other security interest; or

 . pursuant to a merger or reorganization to which the corporation is a party that is effected in compliance with the provisions of Nevada law.

Nevada law provides that the board of directors of a Nevada corporation may take action to protect the interests of the corporation and its stockholders, including adopting or executing a rights plan. Tosco has adopted the Tosco rights plan.

                             (Phillips Continued)

 . a number of other conditions are met, including a condition requiring the payment received by the stockholders to be at least equal to the highest price paid by the person for shares prior to the transaction.

                               (Tosco Continued)

Under Nevada law, when evaluating a change in control opportunity, the board of directors of a Nevada corporation may consider a number of constituencies, including the interests of employees, suppliers, creditors and customers, the economy of the state and nation, the interests of the community and of socie-ty, and the long-term and short-term interests of the corporation and its stockholders and is not required to consider the effect of a change of control on any particular group having an interest in the corporation as a dominant factor.

Tosco has not adopted a supermajority voting provision for mergers, consolida-tions, sales or leases of substantially all of Tosco's assets or any similar transactions.

Tosco's Amended and Restated Articles of Incorporation provides that Tosco may not repurchase Tosco common stock from any five percent or greater Tosco stockholder at a price in excess of the then-current market price for Tosco common stock unless the repurchase is approved by the holders of a majority of the outstanding Tosco common stock.



                            STOCKHOLDER RIGHTS PLAN


                                     Tosco

Tosco has implemented the Tosco rights plan, under which a group of persons becomes an acquiring person upon a public announcement that they have acquired or intend to acquire 15% or more of Tosco's voting stock.

Tosco's rights may not be redeemed for 180 days following any stockholder ac-tion if after that stockholder action a majority of Tosco's directors then serving were not nominated by the Tosco Board of Directors immediately preced-ing that stockholder action if the redemption would be likely to facilitate any person becoming an acquiring person.

In connection with the proposed merger, Tosco amended the Tosco rights plan to exempt Phillips and its affiliates from triggering the Tosco rights plan.

                                   Phillips

Phillips has implemented the Phillips rights plan, under which a group of per-sons becomes an acquiring person upon a public announcement that they have ac-quired or intend to acquire 15% or more of Phillips' voting stock. This threshold can be reduced by amendment of the Phillips rights plan. Each share of Phillips common stock issued in the merger will be issued with an attached right.

                     STOCKHOLDER ACTION WITHOUT A MEETING


                                     Tosco

In accordance with Nevada law, Tosco's Bylaws provide that any action required or permitted to be taken at a stockholders meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares of Tosco common stock that would have been required to effect the action at an actual meeting of Tosco stockholders.

                                   Phillips

As permitted under Delaware law, Phillips' Restated Certificate of Incorpora-tion and Bylaws prohibit stockholder action by written consent and mandate that any action required or permitted to be taken by Phillips stockholders must be effected at a duly called annual or special meeting.

                   CALLING SPECIAL MEETINGS OF STOCKHOLDERS

                                     Tosco

Nevada law does not specifically address who may call special meetings of stockholders of a Nevada corporation. Tosco's Bylaws provide that a special meeting of stockholders may be called by resolution of the Tosco Board of Di-rectors.
                                   Phillips

Under Delaware law, a special meeting of stockholders of a Delaware corpora-tion may be called by the board of directors of the corporation or by any other person authorized to do so in the certificate of incorporation or the bylaws of the corporation. Phillips' Restated Certificate of Incorporation provides that a special meeting of stockholders may be called only by the President, the Chairman of the Board or a majority of Phillips' Board of Di-rectors. Phillips stockholders do not have the ability to call a special meet-ing of stockholders.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

                                     Tosco

Tosco's Amended and Restated Articles of Incorporation and Bylaws do not spec-ify advance notice requirements for the submission of stockholder proposals by Tosco stockholders.
                                   Phillips

Phillips' Bylaws specify advance notice requirements that conform to the re-quirements of Delaware law. Notice for an annual meeting would have to be re-ceived by Phillips

 . not earlier than 90 days prior to the anniversary of last year's annual meeting, and

 . not later than 60 days prior to such anniversary date.

If the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, then notice must be received by Phillips

 . not earlier than 90 days prior to the date of the annual meeting, and

 . not later than 60 days prior to the date of the annual meeting or 10 days after public announcement of such date, if later.

The notice must include a description of the stockholder proposal, the reasons for conducting the business desired to be brought before the meeting and other information.

                        NOTICE OF STOCKHOLDERS MEETINGS

                                     Tosco

In accordance with Nevada law, Tosco's Bylaws provide for written notice to stockholders of record not less than 10 nor more than 60 days prior to an an-nual or special meeting.

                                   Phillips

In accordance with Delaware law, Phillips' Bylaws provide for written notice to stockholders of record not less than 10 nor more than 60 days prior to an annual or special meeting.

                     STOCKHOLDER VOTE REQUIRED FOR MERGERS

                                     Tosco

Under Nevada law, a merger, share exchange or sale of all of a Nevada corpora-tion's assets must be adopted by the board of directors of the corporation and approved by a majority of the corporation's voting power, unless stockholders of a class of stock are entitled to vote as a class, in which case the ap-proval of each class is also required. However, no vote of stockholders of a constituent corporation surviving a merger is required if:

 . the merger agreement does not amend the articles of incorporation of the surviving corporation;

 . each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and

 . either no shares of common stock of the surviving corporation are to be is-sued or delivered pursuant to the merger, or, if common stock will be is-sued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.

                                   Phillips

Under Delaware law, a merger, consolidation or sale of all or substantially all of a Delaware corporation's assets must be approved by the board of direc-tors of the corporation and by a majority of the outstanding stock of the cor-poration entitled to vote thereon. However, no vote of stockholders of a con-stituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation of the corporation, if:

 . the merger agreement does not amend the certificate of incorporation of the surviving corporation;

 . each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and

 . either no shares of common stock of the surviving corporation are to be is-sued or delivered pursuant to the merger, or, if common stock will be is-sued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.

                                   DIVIDENDS

                                     Tosco

Except as otherwise provided in the articles of incorporation of a Nevada cor-poration, Nevada law authorizes the corporation to make distributions to its stockholders, unless:

 . the corporation would not be able to pay its debts as they become due in the usual course of business, or

 . the corporation's total assets would be less than the sum of its total lia-bilities plus any amount owed to stockholders with preferential rights su-perior to those receiving the distribution, if the corporation were dis-solved at the time of distri-

                                   Phillips

Under Delaware law, a Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the div-idend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Phillips' Bylaws provide that the directors have the right to declare dividends to the full extent permitted by law.

                               (Tosco Continued)

  bution, unless such distribution is specifically allowed by the corpora-tion's articles of incorporation.

Tosco's Amended and Restated Articles of Incorporation contains no restrictions on the declaration or payment of dividends.


                        RIGHTS OF PREFERRED STOCKHOLDERS

   Neither Phillips nor Tosco has any preferred stock outstanding.

                                APPRAISAL RIGHTS

                                     Tosco

Nevada law provides stockholders of a Nevada corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, unless otherwise provided in the articles of incorpo-ration of the corporation (and Tosco's Amended and Restated Articles of Incor-poration does not otherwise provide), appraisal rights are not available to holders of shares:

 . listed on a national securities exchange,

 . included in the national market system by the National Association of Secu-rities Dealers, Inc., or

 . held of record by at least 2,000 stockholders,

unless holders of stock are required to accept in the merger anything other than any combination of:
 . cash, owner's interests or owner's interests and cash in lieu of fractional shares of:

   --the surviving or acquiring entity in the merger, or

   --another entity that, at the effective date of the merger, will be:

    (right arrow) listed on a national securities exchange,

    (right arrow) included in the national market system by the National
                  Association of Securities Dealers, or

    (right arrow) held of record by at least 2,000 stockholders.

Dissenters' appraisal rights are not available to Tosco stockholders with re-spect to the merger.

                                    Phillips

Delaware law provides stockholders of a Delaware corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:

 . listed on a national securities exchange,

 . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, or

 . held of record by more than 2,000 stockholders,

unless holders of stock are required to accept in the merger anything other than any combination of:

 . shares of stock or depository receipts of the surviving corporation in the merger,

 . shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be:

    --listed on a national securities exchange,

    --designated as a national market system security on an interdealer quo-tation system operated by the National Association of Securities Deal-ers, or

    --held of record by more than 2,000 holders; and

 . cash instead of fractional shares of the stock or depository receipts re-ceived.

Dissenters' appraisal rights are not available to Phillips stockholders with respect to the merger.

                         STOCKHOLDER PREEMPTIVE RIGHTS

                                     Tosco

Nevada law provides that stockholders have a preemptive right to acquire unissued shares of a Nevada corporation, treasury shares of the corporation or securities convertible into these shares upon such terms as the board of di-rectors of the corporation fixes for the purpose of providing a fair and rea-sonable opportunity for the exercise of this right, except to the extent oth-erwise limited by the corporation's articles of incorporation.

Tosco's Amended and Restated Articles of Incorporation provides that no Tosco stockholder shall have preemptive rights.

                                   Phillips

Delaware law provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights. Phillips' Restated Certificate of Incorporation does not provide for preemptive rights for Phillips stockhold-ers.

                        INSPECTION OF STOCKHOLDER LISTS

                                     Tosco

Under Nevada law any person that has been a stockholder of record of a Nevada corporation for at least six months, or any person holding or representing at least 5% of its outstanding shares, upon at least five days' written demand, may inspect its stock ledger and make copies from it. A corporation must allow stockholders of record that own or represent at least 15% of a corporation's shares the right, upon at least five days' written demand, to inspect the books of accounting and financial records of the corporation, to make copies from them and to conduct an audit of those records, except that any corpora-tion listed and traded on any recognized stock exchange or any corporation that furnishes to its stockholders a detailed, annual financial statement is exempt from this requirement.

                                   Phillips

Delaware law allows any stockholder to inspect the stock ledger and the other books and records of a Delaware corporation for a purpose reasonably related to that person's interest as a stockholder. Phillips' Restated Certificate of Incorporation provides that all other inspection rights must be specifically granted by resolution of the Phillips Board of Directors.

                        STOCKHOLDER CLASS VOTING RIGHTS

                                     Tosco

With respect to mergers, Nevada law requires voting by separate classes and series of shares if the plan of merger contains a provision that if contained in an amendment to the articles of incorporation of the corporation would en-title the particular class of stockholders to vote as a class on the proposed amendment.

With respect to share exchanges, Nevada law requires voting by each separate class or series of shares included in the exchange, with each class constituting a separate voting class.

                                   Phillips

Delaware law requires voting by separate classes of shares only with respect to amendments to a Delaware corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

Phillips only has one class of shares outstanding.

                               (Tosco Continued)

Nevada law also requires, in addition to the affirmative vote otherwise re-quired, voting and approval by the separate classes of shares for any amend-ment to the articles of incorporation if the amendment would alter or change any preference or relative or other right given to any such class or series of outstanding shares.

Tosco only has one class of shares outstanding.


                                INDEMNIFICATION

                                     Tosco

Nevada law provides that, subject to certain limitations in the case of deriv-ative suits brought by a corporation's stockholders in its name, a corporation may indemnify any individual who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably and actually incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the individual:

 . acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circum-stances, at least not opposed to its best interests, provided that the ter-mination of any action or suit by judgment, order, settlement, conviction or on a plea of nolo contendere does not create a presumption by itself that the individual did not act in good faith, and

 . in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful on the merits or otherwise in the defense of this action, suit or proceeding, the corporation is required by Nevada law to indemnify the individual for reason-able and actual expenses incurred thereby.

Tosco's Amended and Restated Articles of Incorporation provides for indemnifi-cation, to the fullest extent of the law, for each individual authorized to be indemnified under the law.

Any of the following may make the required determination:

 . the stockholders,
                                   Phillips

Delaware law provides that, subject to certain limitations in the case of de-rivative suits brought by a corporation's stockholders in its name, a corpora-tion may indemnify any individual who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum con-sisting of directors who were not parties to the suit or proceeding, if the individual:

 . acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circum-stances, at least not opposed to its best interests; and

 . in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the de-fense of the action, suit or proceeding, the corporation is required by Dela-ware law to indemnify such individual for reasonable expenses incurred there-by.

Phillips' Restated Certificate of Incorporation and Bylaws provide for indem-nification, to the fullest extent authorized by Delaware law, for each indi-vidual who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director, officer or employee of Phillips (or was serving at the request of Phillips as a director, trustee, officer, employee, or agent of another enti-
ty) while serving in that capacity against all expenses, liabilities, or loss incurred by that individual in connection therewith, provided that indemnifi-cation in connection with a

                               (Tosco Continued)

 . a majority vote of a quorum of the board of directors consisting of direc-tors not parties to such action, or

 . special legal counsel.

The right to indemnification is not exclusive of any other right that any in-dividual may have or acquire under any statute, provision of Tosco's Amended and Restated Articles of Incorporation or Bylaws, agreement, vote of stock-holders or disinterested directors or otherwise.

                             (Phillips Continued)

proceeding brought by that individual will be permitted only if the proceeding was authorized by the Phillips Board of Directors.

Phillips' Bylaws also provide that Phillips must pay expenses incurred in de-fending the proceedings specified above in advance of their final disposition, provided that, if so required by Delaware law, the advance payments for ex-penses incurred by a director or officer may be made only if he or she under-takes to repay all amounts so advanced if it is ultimately determined that the individual receiving the advance payments is not entitled to be indemnified.

The right to indemnification is not exclusive of any other right that any in-dividual may have or acquire under any statute, provision of Phillips' Re-stated Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

               LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

                                     Tosco

Tosco's Amended and Restated Articles of Incorporation provides that, to the fullest extent permitted by Nevada law, a director or officer of Tosco shall not be personally liable to Tosco or any of Tosco's stockholders for damages or for breach of fiduciary duty as a director or officer, except for liability arising out of:

 . acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; or

 . payment of a dividend in violation of Nevada law.

                                   Phillips

Phillips' Restated Certificate of Incorporation provides that a director of Phillips shall not be liable personally to Phillips or Phillips stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of:

 . any breach of the director's duty of loyalty to Phillips or Phillips stock-holders;

 . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

 . payment of a dividend or approval of a stock repurchase in violation of Delaware law; or

 . any transaction from which the director derived an improper personal bene-fit.

This provision protects Phillips' directors against personal liability for monetary damages related to breaches of their duty of care. It does not elimi-nate the director's duty of care and has no effect on the availability of eq-uitable remedies, such as an injunction or rescission, based upon a director's breach of his or her duty of care.

                              CHARTER AMENDMENTS


                                     Tosco

Under Nevada law, amendments to the articles of incorporation may be adopted if recommended by the board of directors of the corporation and approved by a majority of the outstanding shares entitled to vote.

Tosco's Amended and Restated Articles of Incorporation may be amended in ac-cordance with Nevada law.

Shares of Tosco preferred stock currently authorized in Tosco's Amended and Restated Articles of Incorporation may be issued by the Tosco Board of Direc-tors without amending Tosco's Amended and Restated Articles of Incorporation or otherwise obtaining the approval of Tosco stockholders.

                                   Phillips

Under Delaware law, amendments to a certificate of incorporation of the corpo-ration require the approval of the board of directors of the corporation and stockholders holding a majority of the outstanding stock of the class entitled to vote on the amendment as a class, unless a different proportion is speci-fied in the certificate of incorporation or by other provisions of Delaware law.

Phillips' Restated Certificate of Incorporation may be amended only if the proposed amendment is approved by the Phillips Board of Directors and thereaf-ter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Amendment of the super-majority provisions of Phillips' Restated Certificate of Incorporation described under "--Anti-Takeover Provi-sions" and amendments to the provisions restricting the ability of stockhold-ers to call a special meeting or act without a meeting require the affirmative vote of at least 80% of the voting power of all outstanding shares of the cor-poration entitled to vote generally in the election of directors.

Shares of Phillips preferred stock currently authorized in Phillips' Restated Certificate of Incorporation may be issued by the Phillips Board of Directors without amending Phillips' Restated Certificate of Incorporation or otherwise obtaining the approval of Phillips stockholders.

                              AMENDMENT OF BYLAWS

                                     Tosco

Under Nevada law, the board of directors of the corporation may adopt, amend and repeal the bylaws of the corporation, subject to any bylaws adopted by the stockholders.

Tosco's Bylaws provide that the Tosco Board of Directors has the power to make, alter or amend Tosco's Bylaws by majority vote of the whole Board. Tosco's Bylaws also may be adopted, amended or repealed by the affirmative vote of more than 60% of the outstanding voting shares of Tosco.

                                   Phillips

Under Delaware law, holders of a majority of the voting power of a corpora-tion, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Phillips' Bylaws generally provide for amendment by a majority of the out-standing stock entitled to vote on the matter, or, if the stockholders did not enact the bylaw, by a majority of Phillips' Board of Directors.

                       RIGHTS OF DISSENTING STOCKHOLDERS

   Under applicable Delaware and Nevada law, holders of Phillips common stock and holders of Tosco common stock do not have any dissenters' rights of appraisal in connection with the merger.

                                 LEGAL MATTERS

   The validity of the Phillips common stock to be issued in the merger will be passed upon by J. Bryan Whitworth, Esq., Executive Vice President, General Counsel and Chief Administrative Officer of Phillips. As of the date of this joint proxy statement/prospectus, Mr. Whitworth beneficially owns 142,308 shares of Phillips common stock and currently unexercisable options to purchase 76,025 additional shares of Phillips common stock.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Phillips included in Phillips' Annual Report on Form 10-K for the year ended December 31, 1999, as amended, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus. Phillips' financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The financial statements incorporated in this joint proxy statement/prospectus by reference to Tosco's Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

   As the result of the merger, Tosco does not anticipate holding its 2001 annual meeting of stockholders.

   Stockholder proposals for Phillips' 2001 annual meeting of stockholders must have been received on or before December 6, 2000, at the Office of the Secretary at Phillips' executive officers located at the Phillips Building, Bartlesville, Oklahoma 74004, in order to be eligible for inclusion in Phillips' proxy materials for the 2001 annual meeting of stockholders.

   Stockholder proposals intended to be presented at Tosco's 2001 annual meeting of stockholders, if the 2001 annual meeting of stockholders is held, must have been received on or before December 9, 2000 at Tosco's executive offices located at 1700 East Putnam Road, Old Greenwich, Connecticut 06870, to be considered for inclusion in Tosco's proxy materials for the 2001 annual meeting of stockholders.

                                 OTHER MATTERS

   As of the date of this joint proxy statement/prospectus, the Phillips Board of Directors and the Tosco Board of Directors know of no matters that will be presented for consideration at the Phillips special meeting or the Tosco special meeting, respectively, other than as described in this joint proxy statement/prospectus. If any other matters do properly come before either special meeting or any adjournments or postponements of those special meetings and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any of those other matters.

                             INDEPENDENT AUDITORS

   Representatives of Ernst & Young LLP will be present at the Phillips special meeting and representatives of PricewaterhouseCoopers LLP will be present at the Tosco special meeting. In each case, those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

   Phillips and Tosco file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information filed by either Phillips or Tosco at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Phillips and Tosco are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov. You can also inspect reports, proxy statements and other information about Phillips and Tosco at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   Phillips has filed a Registration Statement on Form S-4 to register with the SEC the Phillips common stock to be issued to Tosco stockholders in the merger. This joint proxy statement/prospectus is a part of that Registration Statement and constitutes a proxy statement and a prospectus of Phillips, in addition to being a proxy statement of Tosco for the Tosco special meeting. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Phillips and Tosco and Phillips common stock. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Summaries contained in this joint proxy statement/prospectus of the contents of any agreement or other document referred to in this joint proxy statement/prospectus are not necessarily complete and we refer you to the complete copy of that agreement or other document for its precise legal terms and other information that may be important to you.

   The SEC allows Phillips and Tosco to "incorporate by reference" information into this joint proxy statement/prospectus. This means that Phillips and Tosco can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.

   This joint proxy statement/prospectus incorporates by reference the documents listed below that Phillips and Tosco have previously filed with the SEC. They contain important information about Phillips and Tosco and their financial condition.

PHILLIPS SEC FILINGS                         PERIOD/FILING DATE
Annual Report on Form 10-K, as amended       Year ended December 31, 1999

Quarterly Reports on Form 10-Q               Quarters ended March 31, June 30,
                                                  and September 30, 2000

Current Reports on Form 8-K                  February 21, 2001
                                             February 5, 2001
                                             August 10, 2000
                                             July 14, 2000
                                             June 1, 2000
                                             May 18, 2000
                                             May 11, 2000
                                             May 8, 2000
                                             April 18, 2000
                                             April 13, 2000
                                             February 15, 2000
                                             February 10, 2000

The description of Phillips common stock contained in Phillips' Registration
Statement on Form 8-A and any amendments thereto filed for the purpose of updating such description

The description of Phillips' preferred
share purchase rights contained in
Phillips' Registration Statement on Form 8-
A, filed December 16, 1999, and any
amendments thereto filed for the purpose of updating such description

TOSCO SEC FILINGS                            PERIOD/FILING DATE
Annual Report on Form 10-K                   Year ended December 31, 1999

Quarterly Reports on Form 10-Q               Quarters ended March 31, June 30,
                                                  and September 30, 2000

Current Reports on Form 8-K                  February 6, 2001
                                             October 25, 2000
                                             September 21, 2000
                                             September 15, 2000
                                             June 14, 2000

The description of Tosco common stock
contained in Tosco's Registration Statement on Form 8-A, filed June 29, 1989, and any amendments thereto filed for the purpose of updating such description

The description of Tosco's rights to
acquire shares of Tosco series A junior
participating preferred stock contained in
Tosco's Registration Statement on Form 8-A, filed November 24, 1998, and any amendments thereto filed for the purpose of updating such description

   In addition, Phillips and Tosco incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the dates of the Phillips special meeting and the Tosco special meeting, respectively. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Phillips has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Phillips, and Tosco has supplied all the information relating to Tosco.

   You can obtain any of the documents incorporated by reference in this joint proxy statement/prospectus through Phillips or Tosco, as the case may be, or from the SEC through the SEC's Internet Web site at the address described above. Documents incorporated by reference are available from Phillips and Tosco without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain these documents by requesting them in writing (including by e-mail request) or by telephone from the appropriate company at the following addresses:

                PHILLIPS                                 TOSCO
           Investor Relations                      Investor Relations
       Phillips Petroleum Company                  Tosco Corporation
           Phillips Building                     1700 East Putnam Road
      Bartlesville, Oklahoma 74004          Old Greenwich, Connecticut 06870
             (918) 661-3700                          (203) 698-7508

   IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY APRIL 4, 2001, TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that we have incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma combined financial statements combine the historical consolidated balance sheets and statements of income of Phillips and Tosco, giving effect to the merger using the purchase method of accounting. Phillips' historical income statements have been adjusted to reflect the pro forma impact of the acquisition of ARCO's Alaskan businesses and the formation of Duke Energy Field Services and Chevron Phillips Chemical Company during the first nine months of 2000. Tosco's historical income statements have been adjusted for the pro forma impact of the sale of the Avon refinery on August 31, 2000.

   We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Phillips and Tosco for the year ended December 31, 1999. The income statement information for the nine-month period ended September 30, 2000, and the balance sheet information at September 30, 2000, were derived from the unaudited financial information of the companies. The information should be read together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated herein by reference. See "Where You Can Find More Information."

   The unaudited pro forma combined statements of income assume the merger was effected on January 1, 1999. The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on September 30, 2000. The accounting policies of Phillips and Tosco are substantially comparable. The only conforming accounting policy adjustment reflected in the unaudited pro forma combined financial statements relates to accounting for turnaround costs.

   The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Further, the unaudited pro forma combined financial statements do not reflect the effect of asset dispositions, if any, that may be required by order of regulatory authorities, or anticipated synergies resulting from the merger. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Phillips will experience.

                           PHILLIPS PETROLEUM COMPANY

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                                  MILLIONS OF DOLLARS
                                         ---------------------------------------
                                                                        PHILLIPS
                                         PHILLIPS  TOSCO                  AND
                                            AS       AS     PRO FORMA    TOSCO
Year Ended December 31, 1999             ADJUSTED ADJUSTED ADJUSTMENTS  COMBINED
----------------------------             -------- -------- -----------  --------
                                           (A)      (B)
REVENUES
Sales and other operating revenues...... $12,444    13,659               26,103
Equity in earnings of affiliated
 companies..............................     340        --                  340
Other revenues..........................     196        46                  242
                                         -------  --------              -------
    Total Revenues......................  12,980    13,705               26,685
                                         -------  --------              -------
COSTS AND EXPENSES
Purchased crude oil and products........   6,437    10,768     240(d)    17,445
Production and operating expenses.......   2,037     1,312      85(c)     3,434
Exploration expenses....................     280        --                  280
Selling, general and administrative
 expenses...............................     443       296                  739
Depreciation, depletion and
 amortization...........................   1,154       256      64(c)     1,474
Property impairments....................      69        --                   69
Taxes other than income taxes...........     416       126                  542
Interest expense........................     468       105                  573
Foreign currency transaction losses.....      32        --                   32
Preferred dividend requirements of
 capital trusts.........................      53        17     (17)(e)       53
                                         -------  --------    ----      -------
    Total Costs and Expenses............  11,389    12,880     372       24,641
                                         -------  --------    ----      -------
Income before income taxes..............   1,591       825    (372)       2,044
Provision for income taxes..............     716       337    (124)(f)      929
                                         -------  --------    ----      -------
NET INCOME.............................. $   875       488    (248)       1,115
                                         =======  ========    ====      =======
NET INCOME PER SHARE OF COMMON STOCK
  Basic................................. $  3.46      3.28                 2.97
  Diluted...............................    3.44      3.12                 2.93
AVERAGE COMMON SHARES OUTSTANDING
 (in thousands)
  Basic................................. 252,827   148,886              376,027(g)
  Diluted............................... 254,433   159,856              381,068(g)

             See Notes to Unaudited Pro Forma Financial Statements.

                           PHILLIPS PETROLEUM COMPANY

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                                  MILLIONS OF DOLLARS
                                         --------------------------------------
                                                                       PHILLIPS
                                         PHILLIPS  TOSCO                 AND
                                            AS       AS     PRO FORMA   TOSCO
Nine Months Ended September 30, 2000     ADJUSTED ADJUSTED ADJUSTMENTS COMBINED
------------------------------------     -------- -------- ----------- --------
                                           (A)      (B)
REVENUES
Sales and other operating revenues...... $14,226    16,154              30,380
Equity in earnings of affiliated
 companies..............................     302        --                 302
Other revenues..........................      54        26                  80
                                         -------  --------             -------
    Total Revenues......................  14,582    16,180              30,762
                                         -------  --------             -------
COSTS AND EXPENSES
Purchased crude oil and products........   7,915    13,750              21,665
Production and operating expenses.......   1,484     1,141      57(c)    2,682
Exploration expenses....................     213        --                 213
Selling, general and administrative
 expenses...............................     375       243                 618
Depreciation, depletion and
 amortization...........................     936       226      15(c)    1,177
Property impairments....................      97        --                  97
Taxes other than income taxes...........     400       112                 512
Interest expense........................     320       111                 431
Foreign currency transaction losses.....      47        --                  47
Preferred dividend requirements of
 capital trusts.........................      40        13     (13)(e)      40
                                         -------  --------     ---     -------
    Total Costs and Expenses............  11,827    15,596      59      27,482
                                         -------  --------     ---     -------
Income before income taxes..............   2,755       584     (59)      3,280
Provision for income taxes..............   1,404       237      (6)(f)   1,635
                                         -------  --------     ---     -------
NET INCOME.............................. $ 1,351       347     (53)      1,645
                                         =======  ========     ===     =======
NET INCOME PER SHARE OF COMMON STOCK
  Basic................................. $  5.31      2.40                4.36
  Diluted...............................    5.28      2.29                4.30
AVERAGE COMMON SHARES OUTSTANDING
 (in thousands)
  Basic................................. 254,217   144,462             377,417(g)
  Diluted............................... 255,769   155,356             382,404(g)

             See Notes to Unaudited Pro Forma Financial Statements.

                           PHILLIPS PETROLEUM COMPANY

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                MILLIONS OF DOLLARS
                                        ---------------------------------------
                                                                       PHILLIPS
                                                                         AND
                                                          PRO FORMA     TOSCO
At September 30, 2000                   PHILLIPS  TOSCO  ADJUSTMENTS   COMBINED
---------------------                   --------  -----  -----------   --------
ASSETS
Cash and cash equivalents.............  $    88      18       (15)(c)       91
Accounts and notes receivable (less
 allowances: Phillips--$18; Tosco--
 $18).................................    1,567     968                  2,535
Inventories...........................      439   1,827       690 (h)    2,956
Deferred income taxes.................      195      --                    195
Prepaid expenses and other current
 assets...............................      165     163                    328
                                        -------   -----    ------       ------
   Total Current Assets...............    2,454   2,976       675        6,105

Investments and long-term
 receivables..........................    2,897      78                  2,975
Properties, plants and equipment
 (net)................................   15,040   4,817     2,433 (c)   22,290
Identifiable intangible assets (net)..       --     587       413 (c)    1,000
Goodwill..............................       --      --     2,349 (c)    2,349
Deferred turnarounds (net)............       --     144      (144)(c)       --
Deferred income taxes.................        2      --                      2
Deferred charges and other assets.....      187      99                    286
                                        -------   -----    ------       ------
   Total..............................  $20,580   8,701     5,726       35,007
                                        =======   =====    ======       ======
LIABILITIES
Accounts payable......................  $ 1,754   1,643                  3,397
Notes payable and long-term debt due
 within one year......................      410     152                    562
Accrued income and other taxes........      892     377                  1,269
Deferred taxes........................       --      84       (84)(c)       --
Other accruals........................      461     602       150 (i)    1,213
                                        -------   -----    ------       ------
   Total Current Liabilities..........    3,517   2,858        66        6,441
Long-term debt........................    7,509   2,144                  9,653
Accrued dismantlement, removal and
 environmental costs..................      719     229                    948
Deferred income taxes.................    1,677     266     1,624 (c)    3,567
Other liabilities and deferred
 credits..............................    1,072     449      (237)(j)    1,284
                                        -------   -----    ------       ------
   Total Liabilities..................   14,494   5,946     1,453       21,893
                                        -------   -----    ------       ------
COMPANY-OBLIGATED MANDATORILY
 REDEEMABLE PREFERRED SECURITIES......      650     300      (300)(e)      650
                                        -------   -----    ------       ------
COMMON STOCKHOLDERS' EQUITY
Common stock
 Issued...............................
  Par value...........................      383     134        20 (c)      537
  Capital in excess of par............    2,147   2,040     4,834 (c)    9,021
 Treasury stock (at cost).............   (1,158)   (779)      779 (c)   (1,158)
 Compensation and Benefits Trust (at
  cost)...............................     (944)     --                   (944)
Accumulated other comprehensive
 income...............................      (90)     --                    (90)
Unearned employee compensation........     (270)     --                   (270)
Retained earnings.....................    5,368   1,060    (1,060)(c)    5,368
                                        -------   -----    ------       ------
   Total Common Stockholders' Equity..    5,436   2,455     4,573       12,464
                                        -------   -----    ------       ------
   Total..............................  $20,580   8,701     5,726       35,007
                                        =======   =====    ======       ======

             See Notes to Unaudited Pro Forma Financial Statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a) Phillips' historical income statements for the year ended December 31, 1999, and the nine months ended September 30, 2000, have been adjusted on a pro forma basis to reflect three significant transactions consummated in 2000 as if they had occurred on January 1, 1999.

     . The disposition of Phillips' GPM business, and the simultaneous acquisition of a 30.3 percent equity interest in DEFS on March 31, 2000.

     . The disposition of Phillips' chemicals business, and the simultaneous acquisition of a 50 percent equity interest in CPC on July 1, 2000.

     . The acquisition of ARCO's Alaskan businesses, completed in two phases on April 26, and August 1, 2000.

     The significant pro forma adjustments that were made to Phillips' historical income statements for the DEFS and CPC transactions were:

     . The removal of Phillips' GPM and its chemicals businesses from consolidation.

     . The inclusion of Phillips' estimated 30.3 percent equity interest earnings from DEFS and its estimated 50 percent equity earnings from CPC, based on pro forma financial results of these two entities prior to their inception.

     . The amortization of the basis difference between the book value of Phillips' contributions to DEFS and CPC, and its equity in the two entities.

     For additional information on these two transactions, including pro forma financial presentations, see Phillips' Current Report on Form 8-K filed on April 13, 2000, related to the DEFS transaction; and the Current Report on Form 8-K filed on July 14, 2000, related to the CPC transaction.

     The significant pro forma adjustments that were made to Phillips' historical income statements for the ARCO Alaska transaction were:

     . Estimated income statement impacts resulting from the preliminary purchase price allocation to the Alaskan assets and liabilities--for example, increased depreciation due to the step-up of the property, plant and equipment to fair-market value. These preliminary purchase price allocations continued to be refined during 2000 and into 2001.

     .  The conforming of ARCO's accounting policies to Phillips'.

     . An increase in interest expense due to the debt incurred to partially fund the acquisition.

     For additional information on this transaction, including pro forma financial presentations, see Phillips' Current Report on Form 8-K filed on May 18, 2000.

(b) Tosco's historical income statements for the year ended December 31, 1999, and the nine months ended September 30, 2000, have been adjusted on a pro forma basis to reflect the disposition of its Avon refinery on August 31, 2000, as if it had occurred on January 1, 1999.

     The significant pro forma adjustments that were made to Tosco's historical income statements for this transaction were:

     . The removal of Tosco's ownership of the Avon refinery from consolidation.

     . The reduction of interest expense as a result of reducing long-term debt collateralized by the Avon refinery.

     For additional information on this transaction, including pro forma financial presentations, see Tosco's Current Report on Form 8-K filed on September 15, 2000.

(c)  The following is a preliminary estimate of the purchase price for Tosco:

     Number of shares of Phillips common stock expected to be
      issued in the exchange....................................    123.2 million
     Multiplied by Phillips' average stock price two days before and after the
      announcement date.........................................  x $55.50
                                                                  --------
                                                                  $ 6,838 million
     Estimated fair value of Tosco stock options expected to be
      exchanged for Phillips stock options......................      190 million
     Estimated transaction-related costs........................       15 million
                                                                  ---------------
     Estimated purchase price...................................   $7,043 million
                                                                  ===============

     For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities to be acquired and was based on Tosco's balance sheet at September 30, 2000. Based on this pro forma analysis, the allocation of the purchase price would result in recording $7,250 million of property, plant and equipment; $1,000 million of identifiable intangible assets; and $2,349 million of goodwill. The pro forma income statement adjustments reflect the estimated effects of depreciating and amortizing these amounts over their estimated useful lives and the presentation of turnaround costs as production and operating expense. Goodwill is estimated to have a useful life of 40 years.

     Due to the non-taxable nature of this transaction, Tosco's tax basis in its assets would carry over to Phillips. The difference between the financial and tax bases is estimated to result in approximately $2,000 million of net deferred tax liabilities in the purchase price allocation.

(d) During 1999, Tosco recognized a $240 million reversal of a lower-of-cost-or-market write-down reserve that had been recognized against last-in, first-out inventories prior to 1999. If purchase accounting had been applied to these inventories at January 1, 1999, this reversal to income would not have been recognized during 1999.

(e) The company-obligated, mandatorily redeemable, convertible preferred securities of Tosco Financing Trust were converted into 9.1 million shares of Tosco common stock in February 2001. This pro forma analysis has incorporated this conversion since it is an integral part of the stock exchange being proposed to stockholders.

(f) The pro forma adjustment to income taxes reflects the statutory federal and state income tax effects of the pro forma adjustments to Tosco's pretax income. Goodwill recorded in the acquisition will not have deferred tax effects, so the amortization of goodwill does not result in a corresponding deferred income tax benefit.

(g) Reflects the retirement of outstanding Tosco common stock and the issuance of 123.2 million shares of Phillips common stock and the effect of Phillips' stock options issued in the exchange.

(h) This adjustment reflects the excess of inventory replacement cost over last-in, first-out carrying values at September 30, 2000.

(i) This adjustment reflects estimated payments under termination and change of control provisions in executive compensation and employment agreements.

(j) This adjustment reverses a deferred gain on Tosco's balance sheet that is not subject to any future performance requirement.

                                                                      APPENDIX A

                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF FEBRUARY 4, 2001

                                  BY AND AMONG

                          PHILLIPS PETROLEUM COMPANY,

                             PING ACQUISITION CORP.

                                      AND

                               TOSCO CORPORATION

                               TABLE OF CONTENTS

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
 ARTICLE I CERTAIN DEFINITIONS.............................................  A-1

 ARTICLE II THE MERGER.....................................................  A-5
    2.1  The Merger.......................................................   A-5
    2.2  Effective Time of the Merger.....................................   A-5
    2.3  Effects of the Merger............................................   A-6
    2.4  Closing..........................................................   A-6
    2.5  Articles of Incorporation........................................   A-6
    2.5  By-Laws..........................................................   A-6
    2.6  Directors and Officers...........................................   A-6

 ARTICLE III CONVERSION OF SECURITIES......................................  A-6
    3.1  Exchange Ratio...................................................   A-6
    3.2  Stock Options and Other Equity-Based Awards......................   A-7
    3.3  Exchange Fund....................................................   A-8
    3.4  Exchange Procedures..............................................   A-8
    3.5  Distributions with Respect to Unexchanged Shares.................   A-9
    3.6  No Further Ownership Rights in Tosco Common Stock................   A-9
    3.7  No Fractional Shares of Phillips Common Stock....................   A-9
    3.8  Termination of Exchange Fund.....................................   A-9
    3.9  No Liability.....................................................  A-10
    3.10 Investment of the Exchange Fund..................................  A-10
    3.11 Lost Certificates................................................  A-10
    3.12 Withholding Rights...............................................  A-10
    3.13 Further Assurances...............................................  A-10
    3.14 Stock Transfer Books.............................................  A-10

 ARTICLE IV REPRESENTATIONS AND WARRANTIES................................. A-11
    4.1  Representations and Warranties of Tosco..........................  A-11
         (a)Corporate Organization........................................  A-11
         (b)Capitalization................................................  A-11
         (c)Authority; No Violation.......................................  A-12
         (d)Consents and Approvals........................................  A-12
         (e)Financial Reports and SEC Documents...........................  A-13
         (f)Absence of Undisclosed Liabilities............................  A-13
         (g)Absence of Certain Changes or Events..........................  A-13
         (h)Legal Proceedings.............................................  A-14
         (i)Compliance with Applicable Law................................  A-14
         (j)Contracts.....................................................  A-14
         (k)Environmental Liability.......................................  A-14
         (l)Employee Benefit Plans; Labor Matters.........................  A-15
         (m)Intellectual Property.........................................  A-15
         (n)State Takeover Laws; Rights Plan..............................  A-16
         (o)Opinion of Financial Advisor..................................  A-16
         (p)Board Approval................................................  A-16
         (q)Broker's Fees.................................................  A-16
         (r)Taxes.........................................................  A-16
         (s)Reorganization under the Code.................................  A-17
         (t)Form S-4; Joint Proxy Statement/Prospectus....................  A-17

                                      A-i
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    4.2 Representations and Warranties of Phillips......................  A-17
        (a)Corporate Organization.......................................  A-17
        (b)Capitalization...............................................  A-18
        (c)Authority; No Violation......................................  A-18
        (d)Consents and Approvals.......................................  A-19
        (e)Financial Reports and SEC Documents..........................  A-19
        (f)Absence of Undisclosed Liabilities...........................  A-20
        (g)Absence of Certain Changes or Events.........................  A-20
        (h)Legal Proceedings............................................  A-20
        (i)Compliance with Applicable Law...............................  A-20
        (j)Environmental Liability......................................  A-20
        (k)Employee Benefit Plans; Labor Matters........................  A-21
        (l)State Takeover Laws..........................................  A-21
        (m)Opinion of Financial Advisor.................................  A-21
        (n)Board Approval...............................................  A-21
        (o)Broker's Fees................................................  A-21
        (p)Taxes........................................................  A-21
        (q)Reorganization under the Code................................  A-22
        (r)Form S-4; Joint Proxy Statement/Prospectus...................  A-22

 ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS..................... A-22
    5.1 Covenants of Tosco..............................................  A-22
        (a)Ordinary Course..............................................  A-22
        (b)Dividends; Changes in Share Capital..........................  A-23
        (c)Issuance of Securities.......................................  A-23
        (d)Governing Documents..........................................  A-23
        (e)No Acquisitions..............................................  A-23
        (f)No Dispositions..............................................  A-24
        (g)Investments; Indebtedness....................................  A-24
        (h)Tax-Free Qualification.......................................  A-24
        (i)Compensation.................................................  A-24
        (j)Accounting Methods; Tax Elections............................  A-24
        (k)Certain Actions..............................................  A-24
        (l)No Related Actions...........................................  A-24
    5.2 Covenants of Phillips...........................................  A-24
        (a)Ordinary Course..............................................  A-24
        (b)Dividends, Changes in Share Capital..........................  A-25
        (c)Governing Documents..........................................  A-25
        (d)No Acquisitions..............................................  A-25
        (e)Tax-Free Qualification.......................................  A-25
        (f)Certain Actions..............................................  A-25
        (g)No Related Actions...........................................  A-25
    5.3 Governmental Filings............................................  A-25
    5.4 Control of Other Party's Business...............................  A-25

 ARTICLE VI ADDITIONAL AGREEMENTS........................................ A-26
    6.1 Preparation of Proxy Statement; Stockholders Meetings...........  A-26
    6.2 Phillips Board of Directors and Officers; RM&T Headquarters.....  A-27
    6.3 Access to Information...........................................  A-27
    6.4 Reasonable Best Efforts.........................................  A-28
    6.5 Acquisition Proposals...........................................  A-29
    6.6 Fees and Expenses...............................................  A-30
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                                      A-ii
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    6.7  Directors' and Officers' Indemnification and Insurance.........  A-30
    6.8  Employee Benefits..............................................  A-31
    6.9  Public Announcements...........................................  A-31
    6.10 Listing of Shares of Phillips Common Stock.....................  A-32
    6.11 Rights Agreements..............................................  A-32
    6.12 Affiliates.....................................................  A-32
    6.13 Section 16 Matters.............................................  A-32
    6.14 Phillips Indebtedness and Tosco Indebtedness...................  A-32
    6.15 Accountants' Letters...........................................  A-32

 ARTICLE VII CONDITIONS PRECEDENT........................................ A-33
    7.1  Conditions to Each Party's Obligation to Effect the Merger.....  A-33
         (a)Stockholder Approval........................................  A-33
         (b)No Injunctions or Restraints; Illegality....................  A-33
         (c)HSR Act; Other Approvals....................................  A-33
         (d)NYSE Listing................................................  A-33
         (e)Effectiveness of the Form S-4...............................  A-33
    7.2  Additional Conditions to Obligations of Phillips...............  A-33
         (a)Representations and Warranties..............................  A-33
         (b)Performance of Obligations of Tosco.........................  A-33
         (c)Tax Opinion.................................................  A-33
    7.3  Additional Conditions to Obligations of Tosco..................  A-34
         (a)Representations and Warranties..............................  A-34
         (b)Performance of Obligations of Phillips......................  A-34
         (c)Tax Opinion.................................................  A-34

 ARTICLE VIII TERMINATION AND AMENDMENT.................................. A-34
    8.1  Termination....................................................  A-34
    8.2  Effect of Termination..........................................  A-36
    8.3  Amendment......................................................  A-37
    8.4  Extension; Waiver..............................................  A-37

 ARTICLE IX GENERAL PROVISIONS........................................... A-37
    9.1  Non-Survival of Representations, Warranties and Agreements.....  A-37
    9.2  Notices........................................................  A-37
    9.3  Interpretation.................................................  A-38
    9.4  Counterparts...................................................  A-38
    9.5  Entire Agreement; No Third Party Beneficiaries.................  A-38
    9.6  Governing Law..................................................  A-38
    9.7  Severability...................................................  A-38
    9.8  Assignment.....................................................  A-38
    9.9  Submission to Jurisdiction; Waivers............................  A-39
    9.10 Enforcement....................................................  A-39

                                LIST OF EXHIBITS

 EXHIBIT   TITLE
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
 Exhibit A Form of Affiliate Agreement
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                                     A-iii

   AGREEMENT AND PLAN OF MERGER, dated as of February 4, 2001 (this "Agreement"), by and among PHILLIPS PETROLEUM COMPANY, a Delaware corporation ("Phillips"), PING ACQUISITION CORP., a Nevada corporation and wholly owned subsidiary of Phillips ("Merger Sub"), and TOSCO CORPORATION, a Nevada corporation ("Tosco").

                              W I T N E S S E T H:

   WHEREAS, the Boards of Directors of Phillips, Merger Sub and Tosco have approved the acquisition of Tosco by Phillips;

   WHEREAS, the Boards of Directors of Phillips, Merger Sub and Tosco have approved the merger of Merger Sub with and into Tosco (the "Merger"), upon the terms and subject to the conditions set forth herein; and

   WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

   As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Acquisition Proposal" shall have the meaning set forth in Section
  6.5(a)(i).

     "Affiliate Agreement" shall have the meaning set forth in Section 6.12.

     "Agreement" shall have the meaning set forth in the preamble.

     "Assumed Indentures" shall have the meaning set forth in Section 6.14.

     "beneficial ownership" or "beneficially own" shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     "Benefit Plan" means, with respect to any entity, any employee benefit plan, program, policy, practice, agreement, contract or other arrangement providing benefits to any current or former employee, officer or director of such entity or any of its affiliates or any beneficiary or dependent thereof that is sponsored or maintained by such entity or any of its affiliates or to which such entity or any of its affiliates contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.

     "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Change in the Phillips Recommendation" shall have the meaning set forth in Section 6.1(c).

     "Change in the Tosco Recommendation" shall have the meaning set forth in
  Section 6.1(b).

     "Closing" shall have the meaning set forth in Section 2.4.

     "Closing Date" shall have the meaning set forth in Section 2.4.

     "Code" shall have the meaning set forth in the recitals.

     "Confidentiality Agreement" shall have the meaning set forth in Section
  6.3.

     "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of the Code and Sections 701 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations.

     "DOJ" means the Antitrust Division of the U.S. Department of Justice.

     "Effective Time" shall have the meaning set forth in Section 2.2.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excess Shares" shall have the meaning set forth in Section 3.7.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning set forth in Section 3.3.

     "Exchange Fund" shall have the meaning set forth in Section 3.3.

     "Exchange Ratio" shall have the meaning set forth in Section 3.1(b).

     "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

     "Form S-4" shall have the meaning set forth in Section 4.1(d)(iii).

     "FTC" means the U.S. Federal Trade Commission.

     "GAAP" means U.S. generally accepted accounting principles.

     "Governmental Entity" shall have the meaning set forth in Section
  4.1(d).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Intellectual Property" means all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials.

     "Joint Proxy Statement/Prospectus" shall have the meaning set forth in
  Section 4.1(d)(iii).

     "knowledge" or "known" means, with respect to any entity, the knowledge of such entity's executive officers after reasonable inquiry.

     "Liens" shall have the meaning set forth in Section 4.1(b)(ii).

     "Material Adverse Effect" means, with respect to any entity, a material adverse effect on (i) the business, operations, results of operations or financial condition of such entity and its Subsidiaries taken as a whole or
  (ii) the ability of such entity to timely consummate the transactions contemplated by this

  Agreement, except, in each case, for any such effect reasonably attributable to (x) general economic conditions in the United States (including prevailing interest rate and stock market levels), (y) the general state of the industries in which such entity operates or (z) the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by, or in compliance with, this Agreement.

     "Merger" shall have the meaning set forth in the recitals.

     "Merger Consideration" shall have the meaning set forth in Section
  3.1(b).

     "Merger Sub" shall have the meaning set forth in the preamble.

     "Necessary Consents" shall have the meaning set forth in Section
  4.1(d)(vi).

     "Nevada Articles of Merger" shall have the meaning set forth in Section 2.2(y).

     "New Plans" shall have the meaning set forth in Section 6.8(b).

     "NGCL" means the Nevada General Corporation Law.

     "Non-Subsidiary Affiliate" shall have the meaning set forth in Section 4.1(b)(ii).

     "NYSE" means the New York Stock Exchange, Inc.

     "Old Plans" shall have the meaning set forth in Section 6.8(b)(i).

     "Other Approvals" shall have the meaning set forth in Section
  4.1(d)(ii).

     "other party" means, with respect to Phillips, Tosco, and with respect to Tosco, Phillips.

     "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     "Phillips" shall have the meaning set forth in the preamble.

     "Phillips 1999 10-K" means Phillips's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the SEC.

     "Phillips 10-Q" means Phillips's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the SEC.

     "Phillips Benefit Plan" means a Benefit Plan maintained or contributed to by Phillips or a Subsidiary of Phillips, or to which Phillips or any Subsidiary of Phillips is required to contribute.

     "Phillips Capital Stock" shall have the meaning set forth in Section 4.2(b)(i)(B).

     "Phillips Common Stock" means common stock, par value $1.25 per share, of Phillips.

     "Phillips Disclosure Schedule" shall have the meaning set forth in
  Section 4.2.

     "Phillips Preferred Stock" shall have the meaning set forth in Section 4.2(b)(i)(B).

     "Phillips Recommendation" shall have the meaning set forth in Section
  6.1(c).

     "Phillips Rights" shall have the meaning set forth in Section 3.1(b).

     "Phillips Rights Agreement" shall have the meaning set forth in Section 3.1(b).

     "Phillips SEC Documents" shall have the meaning set forth in Section
  4.2(e).

     "Phillips Stock Option" shall have the meaning set forth in Section
  3.2(a).

     "Phillips Stock Plans" shall have the meaning set forth in Section
  4.2(b)(i).

     "Phillips Stockholder Approval" shall have the meaning set forth in
  Section 4.2(c)(i).

     "Phillips Stockholders Meeting" shall have the meaning set forth in
  Section 4.2(c)(i).

     "Phillips Termination Fee" means $250,000,000.

     "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Phillips Recommendation or a Change in the Tosco Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of Phillips or Tosco (as the case may be) for making such Change in the Phillips Recommendation or Change in the Tosco Recommendation (as the case may be) and (iii) additional information reasonably related to the foregoing.

     "Regulatory Law" means the HSR Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) mergers, acquisitions or other business combinations, (ii) foreign investment, or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     "Required Approvals" shall have the meaning set forth in Section
  6.4(a)(i).

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Significant Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

     "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

     "Superior Proposal" means, with respect to Phillips or Tosco, as the case may be, a bona fide written proposal made by a Person other than a party to this Agreement which is (i) for an Acquisition Proposal (except that references in the definition of "Acquisition Proposal" to "20%" shall be "50%") involving such party and (ii) is on terms which its Board of Directors in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (y) is reasonably capable of being completed.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.

     "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

     "Tax Return" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

     "Termination Date" shall have the meaning set forth in Section 8.1(b).

     "Tosco" shall have the meaning set forth in the preamble.

     "Tosco 1999 10-K" means Tosco's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the SEC.

     "Tosco 10-Q" means Tosco's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the SEC.

     "Tosco Benefit Plan" means a Benefit Plan maintained or contributed to by Tosco or a Subsidiary of Tosco, or to which Tosco or any Subsidiary of Tosco is required to contribute.

     "Tosco Capital Stock" shall have the meaning set forth in Section 4.1(b)(i)(B).

     "Tosco Certificate" shall have the meaning set forth in Section 3.1(b).

     "Tosco Common Stock" means common stock, par value $0.75 per share, of Tosco.

     "Tosco Contract" shall have the meaning set forth in Section 4.1(j)(i).

     "Tosco Converted Option" shall have the meaning set forth in Section
  3.2(a).

     "Tosco Disclosure Schedule" shall have the meaning set forth in Section
  4.1.

     "Tosco Employees" shall have the meaning set forth in Section 6.8(a).

     "Tosco Indebtedness" shall have the meaning set forth in Section
  5.1(g)(ii).

     "Tosco Preferred Stock" shall have the meaning set forth in Section 4.1(b)(i).

     "Tosco Recommendation" shall have the meaning set forth in Section
  6.1(b).

     "Tosco Right" means a preferred share purchase right issuable pursuant to the Tosco Rights Agreement.

     "Tosco Rights Agreement" means the Rights Agreement, dated as of November 19, 1998, between Tosco and BankBoston, N.A., as rights agent.

     "Tosco SEC Documents" shall have the meaning set forth in Section
  4.1(e).

     "Tosco Stock Option" shall have the meaning set forth in Section 3.2(a).

     "Tosco Stock Plans" shall have the meaning set forth in Section
  4.1(b)(i).

     "Tosco Stockholder Approval" shall have the meaning set forth in Section 4.1(c)(i).

     "Tosco Stockholders Meeting" shall have the meaning set forth in Section 4.1(c)(i).

     "Tosco Toprs" shall have the meaning set forth in Section 4.1(b)(i).

     "Tosco Termination Fee" means $250,000,000.

     "Voting Debt" means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.

                                   ARTICLE II

                                   THE MERGER

   2.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into Tosco, with Tosco as the surviving corporation in the Merger (the "Surviving Corporation"), and the separate existence of Merger Sub shall thereupon cease. As a result of the Merger, Tosco will become a wholly owned subsidiary of Phillips.

   2.2 Effective Time of the Merger. The Merger shall become effective as set forth in properly executed articles of merger duly filed with the Secretary of State of the State of Nevada (the "Nevada Articles of Merger"), which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 2.4. As used in this Agreement, the term "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Nevada Articles of Merger.

   2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Merger Sub and Tosco shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Tosco shall become the debts, liabilities and duties of the Surviving Corporation.

   2.4 Closing. Upon the terms and subject to the conditions set forth in
Article VII and the termination rights set forth in Article VIII, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 at 10:00 A.M. on the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the "Closing Date").

   2.5 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended in their entirety to read as the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law; provided, however, that the Articles of Incorporation of the Surviving Corporation shall provide that the Surviving Corporation shall be named "Tosco Corporation".

   2.6 By-Laws. The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.

   2.7 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Tosco immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

                                  ARTICLE III

                            CONVERSION OF SECURITIES

   3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Tosco:

     (a) All shares of capital stock of Tosco that are held by Tosco as treasury stock or that are owned by Phillips immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist.

     (b) Subject to Sections 3.1(a) and 3.7, each outstanding share of Tosco Common Stock (together with any associated Tosco Rights) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.8 (the "Exchange Ratio") fully paid and nonassessable shares of Phillips Common Stock (the "Merger Consideration"). All of such shares of Phillips Common Stock shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof. One preferred share purchase right issuable pursuant to the Rights Agreement, dated as of August 1, 1999, between Phillips and ChaseMellon Shareholder Services, L.L.C., as rights agent (the "Phillips Rights Agreement"), or any other purchase right issued in substitution thereof (the "Phillips Rights"), shall be issued together with and shall attach to each share of Phillips Common Stock issued pursuant to this Section 3.1(b), unless the Phillips Rights have been redeemed prior to the Effective Time. All shares of Tosco Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Tosco Common Stock (a "Tosco Certificate") shall thereafter cease to have any rights with respect to such shares of Tosco Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of Tosco Common Stock become entitled all in accordance with this Article III upon the surrender of such Tosco Certificate.

     (c) If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Tosco Common Stock or Phillips Common Stock, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Tosco Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     (d) Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

   3.2 Stock Options and Other Equity-Based Awards. (a) Each option to purchase Tosco Common Stock (a "Tosco Stock Option") granted under Tosco Stock Plans which is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Tosco Common Stock and shall be converted (as so converted, a "Tosco Converted Option"), at the Effective Time, into an option to purchase Phillips Common Stock (a "Phillips Stock Option"), on the same terms and conditions as were applicable under the Tosco Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Tosco Stock Plans, in any award agreement or in such option by reason of this Agreement or the transactions contemplated hereby). The number of shares of Phillips Common Stock subject to each such Phillips Stock Option shall be the number of shares of Tosco Common Stock subject to the Tosco Stock Option multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Phillips Common Stock, and such Phillips Stock Option shall have an exercise price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Tosco Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Tosco Stock Option to which Section 421 of the Code as of the Effective Time (after taking into account the effect of any accelerated vesting thereof) applies by reason of its qualification under
Section 422 of the Code, the exercise price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Notwithstanding the foregoing, (i) with respect to each holder of a Tosco Stock Option whose employment with Tosco is terminated for any reason following the date hereof and prior to the Effective Time, Tosco may, in its sole discretion with the consent of such holder, elect to pay such holder in cancellation of such Tosco Stock Option, an amount of cash equal to (A) the excess (if any) of (x) the closing price of Tosco Common Stock on the NYSE (as reported on the NYSE Composite Tape) on the date of such termination (or if there is no such trading on the date of termination, on the most recent trading day prior to the date of termination) over (y) the per-share exercise price of such Tosco Stock Option times (B) the number of shares of Tosco Common Stock subject to such Tosco Stock Option immediately following such termination, subject to all required Tax withholding, and (ii) with respect to each holder of a Tosco Stock Option that is converted into a Phillips Stock Option in accordance with this Section 3.2 and whose employment with Tosco is terminated for any reason following the Effective Time and prior to the date six months after the Closing Date, Phillips may, in its sole discretion with the consent of such holder, elect to pay such holder in cancellation of such Phillips Stock Option, an amount of cash equal to (A) the excess (if any) of (x) the closing price of Phillips Common Stock on the NYSE (as reported on the NYSE Composite
Tape) on the date of such termination (or if there is no such trading on the date of termination, on the most recent trading day prior to the date of termination) over (y) the per-share exercise price of such Phillips Stock Option times (B) the number of shares of Phillips Common Stock subject to such Phillips Stock Option immediately following such termination, subject to all required Tax withholding.

   (b) As soon as practicable after the Effective Time, Phillips shall deliver to the holders of Tosco Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Tosco Stock Plans and agreements evidencing the grants of such Tosco Stock Options and stating that such Tosco Stock Options and agreements have been assumed by Phillips and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section
3.2 after giving effect to the Merger and the terms of the Tosco Stock Plans).

   (c) Prior to the Effective Time, Tosco shall take all necessary action for the adjustment of Tosco Converted Options under this Section 3.2. Phillips shall reserve for issuance a number of shares of Phillips Common Stock at least equal to the number of shares of Phillips Common Stock that will be subject to Tosco Converted Options. As soon as practicable following the Effective Time, Phillips shall file a registration statement on Form S-8 (or any successor, or if Form S-8 is not available, other appropriate, forms) with respect to the shares of Phillips Common Stock subject to Tosco Converted Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

   3.3 Exchange Fund. Prior to the Effective Time, Phillips shall appoint Mellon Investor Services LLC, or a commercial bank or trust company, or a subsidiary thereof, reasonably acceptable to Tosco, to act as exchange agent hereunder for the purpose of exchanging Tosco Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Phillips shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Tosco Common Stock, certificates representing the shares of Phillips Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Tosco Common Stock. Following the Effective Time, Phillips agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.5. Any cash and certificates representing Phillips Common Stock deposited with the Exchange Agent (including the proceeds from sales of Excess Shares in accordance with Section 3.7) shall hereinafter be referred to as the "Exchange Fund."

   3.4 Exchange Procedures. Promptly after the Effective Time, Phillips shall cause the Exchange Agent to mail to each holder of a Tosco Certificate (a) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Tosco Certificates shall pass, only upon proper delivery of the Tosco Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Phillips or Tosco may reasonably specify (such letter to be reasonably acceptable to Tosco and Phillips prior to the Effective Time) and (b) instructions for effecting the surrender of such Tosco Certificates in exchange for the Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Tosco Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Tosco Certificate shall be entitled to receive in exchange therefor (i) shares of Phillips Common Stock (which shall be in uncertificated book-entry form, unless a physical certificate is requested by such holder or is otherwise required by applicable law or regulation) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Tosco Common Stock then held by such holder) and (ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Phillips Common Stock pursuant to
Section 3.7 and dividends and other distributions pursuant to Section 3.5. No interest will be paid or will accrue on any cash payable pursuant to Section
3.5 or Section 3.7. In the event of a transfer of ownership of Tosco Common Stock that is not registered in the transfer records of Tosco, one or more shares of Phillips Common Stock evidencing, in the aggregate, the proper number of shares of Phillips Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Phillips Common Stock pursuant to Section 3.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.5, may be issued with respect to such Tosco Common Stock to such a transferee if the Tosco Certificate representing such shares of Tosco Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

   3.5 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Tosco Certificate with respect to the shares of Phillips Common Stock that such holder would be entitled to receive upon surrender of such Tosco Certificate, and no cash payment in lieu of fractional shares of Phillips Common Stock shall be paid to any such holder pursuant to
Section 3.7 until such holder shall surrender such Tosco Certificate in accordance with Section 3.4. Subject to the effect of applicable laws, following surrender of any such Tosco Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Phillips Common Stock to which such holder is entitled pursuant to Section 3.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Phillips Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Phillips Common Stock.

   3.6 No Further Ownership Rights in Tosco Common Stock. All shares of Phillips Common Stock issued and cash paid upon conversion of shares of Tosco Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.5 or 3.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Tosco Common Stock.

   3.7 No Fractional Shares of Phillips Common Stock. No certificates or scrip or shares of Phillips Common Stock representing fractional shares of Phillips Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Tosco Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Phillips or a holder of shares of Phillips Common Stock. In lieu of any such fractional share, each holder of shares of Tosco Common Stock who would otherwise have been entitled to a fraction of a share of Phillips Common Stock upon surrender of Tosco Certificates (determined after taking into account all Tosco Certificates delivered by such holder) shall be paid upon such surrender cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Phillips Common Stock issued pursuant to this Section 3.7. As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Phillips Common Stock delivered to the Exchange Agent by Phillips over (ii) the aggregate number of full shares of Phillips Common Stock to be distributed to holders of Tosco Common Stock (such excess, the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Tosco Common Stock, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares shall reduce, but not below zero, the amount of cash paid to holders in respect of fractional shares. Until the net proceeds of such sale have been distributed to the former holders of Tosco Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Tosco Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders of Tosco Common Stock.

   3.8 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Tosco Certificates one year after the Effective Time shall, at Phillips's request, be delivered to Phillips or otherwise on the instruction of Phillips, and any holders of Tosco Certificates who have not theretofore complied with this Article III shall after such delivery look only to Phillips for the Merger Consideration with respect to the shares of Tosco Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 3.1 and 3.4, any cash in lieu of fractional shares of Phillips Common Stock to which such holders are entitled pursuant to
Section 3.7 and any dividends or distributions with respect to shares of Phillips Common Stock to which such holders are entitled pursuant to Section
3.5. Any such
portion of the Exchange Fund remaining unclaimed by holders of shares of Tosco Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Phillips free and clear of any claims or interest of any Person previously entitled thereto.

   3.9 No Liability. None of Phillips, Merger Sub, Tosco or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   3.10 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Phillips on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Tosco stockholders pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Phillips.

   3.11 Lost Certificates. If any Tosco Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Tosco Certificate to be lost, stolen or destroyed and, if required by Phillips, the posting by such Person of a bond in such reasonable amount as Phillips may direct as indemnity against any claim that may be made against it with respect to such Tosco Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Tosco Certificate the Merger Consideration with respect to the shares of Tosco Common Stock formerly represented thereby, any cash in lieu of fractional shares of Phillips Common Stock, and unpaid dividends and distributions on shares of Phillips Common Stock deliverable in respect thereof, pursuant to this Agreement.

   3.12 Withholding Rights. Phillips shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Phillips, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Phillips.

   3.13 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or Tosco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or Tosco, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Phillips or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

   3.14 Stock Transfer Books. The stock transfer books of Tosco shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Tosco Common Stock thereafter on the records of Tosco. On or after the Effective Time, any Tosco Certificates presented to the Exchange Agent, Phillips or the Surviving Corporation for any reason shall be converted into the right to receive the Tosco Merger Consideration with respect to the shares of Tosco Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Phillips Common Stock to which the holders thereof are entitled pursuant to Section 3.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.5).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

   4.1 Representations and Warranties of Tosco. Except as disclosed in the Tosco disclosure schedule delivered to Phillips concurrently herewith (the "Tosco Disclosure Schedule") or in the Tosco SEC Documents, Tosco hereby represents and warrants to Phillips as follows:

     (a) Corporate Organization. (i) Tosco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Tosco has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Tosco. True and complete copies of the Amended and Restated Articles of Incorporation and By-Laws of Tosco, as in effect as of the date of this Agreement, have previously been made available by Tosco to Phillips.

       (ii) Each Subsidiary of Tosco (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Tosco, and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (b) Capitalization. (i) The authorized capital stock of Tosco consists of (A) 250,000,000 shares of Tosco Common Stock (each of which includes one Tosco Right), of which, as of January 31, 2001, 144,896,342 shares were issued and outstanding and 32,927,172 shares were held in treasury and (B) 12,000,000 shares of preferred stock, par value $.01 per share, of Tosco ("Tosco Preferred Stock," together with the Tosco Common Stock, the "Tosco Capital Stock"), of which no shares are issued and outstanding. From January 31, 2001 to the date of this Agreement, no shares of Tosco Capital Stock have been issued except pursuant to employee and director stock plans of Tosco in effect as of the date hereof (the "Tosco Stock Plans"). As of the date of this Agreement, except pursuant to the terms of options, stock and restricted units issued pursuant to Tosco Stock Plans, pursuant to the 5 3/4% convertible junior subordinated debentures of Tosco and the 5 3/4% convertible preferred securities of Tosco Financing Trust (together, the "Tosco Toprs") and pursuant to the Tosco Rights, Tosco does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Tosco Capital Stock or any other equity securities of Tosco or any securities of Tosco representing the right to purchase or otherwise receive any shares of Tosco Capital Stock. As of January 31, 2001, no shares of Tosco Capital Stock were reserved for issuance, except for 9,010,474 shares of Tosco Common Stock reserved for issuance upon the exercise of stock options pursuant to the Tosco Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the Tosco 1999 10-K, 9,113,940 shares of Tosco Common Stock reserved for issuance upon conversion of the Tosco Toprs and 2,500,000 shares of Series A Junior Participating Preferred Stock reserved for issuance in connection with the Tosco Rights Agreement. Tosco has no Voting Debt issued or outstanding.

       (ii) Except for immaterial amounts of directors' qualifying shares in foreign Subsidiaries of Tosco, Tosco owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Tosco, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Tosco has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b)(ii) of the Tosco Disclosure Schedule sets forth a list of each material investment of Tosco in any corporation, joint venture, partnership, limited liability company or other entity other than its Subsidiaries, which would be considered a Significant Subsidiary if such investment constituted control of such entity (each a "Non-Subsidiary Affiliate").

     (c) Authority; No Violation. (i) Tosco has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Tosco. The Board of Directors of Tosco has directed that this Agreement be submitted to Tosco stockholders for approval at a meeting of Tosco stockholders for the purpose of approving the Merger and this Agreement (the "Tosco Stockholders Meeting"), and, except for the approval of the Merger and of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Tosco Common Stock (the "Tosco Stockholder Approval"), no other corporate proceedings on the part of Tosco are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Tosco and (assuming due authorization, execution and delivery by Phillips and Merger Sub) constitutes a valid and binding obligation of Tosco, enforceable against Tosco in accordance with its terms.

       (ii) Neither the execution and delivery of this Agreement by Tosco, nor the consummation by Tosco of the transactions contemplated hereby, nor compliance by Tosco with any of the terms or provisions hereof, will (A) violate any provision of the Amended and Restated Articles of Incorporation or By-Laws of Tosco, or (B) assuming that the consents and approvals referred to in Section 4.1(d) are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Tosco, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Tosco, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Tosco, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Tosco or the Surviving Corporation.

     (d) Consents and Approvals. Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (ii) the filing of any other required applications or notices with any state or foreign agencies and approval of such applications and notices (the "Other Approvals"), (iii) the filing with the SEC of a joint proxy statement/prospectus relating to the matters to be submitted to Phillips's stockholders at the Phillips Stockholders Meeting and the matters to be submitted to Tosco's stockholders at the Tosco Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and a registration statement on Form S-4 with respect to the issuance of Phillips Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"), (iv) the filing of the Nevada Articles of Merger, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Phillips Common Stock pursuant to this Agreement (the consents, approvals, filings and registration required under or in relation to the foregoing clauses (ii) though (vi) being referred to as "Necessary Consents") and (vii) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Tosco, no consents or approvals of or filings or registrations with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "Governmental Entity") are necessary in connection with
  (A) the execution and delivery by Tosco of this Agreement and (B) the consummation by Tosco of the transactions contemplated by this Agreement.

     (e) Financial Reports and SEC Documents. The Tosco 1999 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by Tosco or any of its Subsidiaries subsequent to December 31, 1997 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed (collectively, the "Tosco SEC Documents"), with the SEC, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Tosco SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Tosco SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (f) Absence of Undisclosed Liabilities. Except as disclosed in the unaudited financial statements (or notes thereto) included in the Tosco 10-Q, neither Tosco nor any of its Subsidiaries had at September 30, 2000, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies which (i) are accrued or reserved against in the financial statements in the Tosco 10-Q or reflected in the notes thereto or (ii) were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected to have a Material Adverse Effect on Tosco, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of Tosco and its Subsidiaries prepared in accordance with GAAP consistently applied.

     (g) Absence of Certain Changes or Events. (i) Since September 30, 2000, no event or events have occurred that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Tosco.

       (ii) Since September 30, 2000, Tosco and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

       (iii) Since September 30, 2000, neither Tosco nor any of its Subsidiaries has (A) except for such actions as were in the ordinary course of business or except as required by applicable law, (I) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or director from the amount thereof in effect as of December 31, 1999, or (II) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, to any executive officer or director or (B) suffered any strike, work stoppage, slowdown, or other labor disturbance which would be reasonably be expected to have, (in the case of clause (A) or (B) above) either individually or in the aggregate, a Material Adverse Effect on Tosco.

       (iv) Since September 30, 2000, Tosco has not declared any dividends on Tosco Common Stock other than its regular quarterly dividends.

     (h) Legal Proceedings. There is no suit, action or proceeding or investigation pending or, to the knowledge of Tosco, threatened, against or affecting Tosco or any of its Subsidiaries or, to the knowledge of Tosco, any basis for any such suit, action, proceeding or investigation that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Tosco, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Tosco or its Subsidiaries having, or which would reasonably be expected to have, any such effect.

     (i) Compliance with Applicable Law. Tosco and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to Tosco or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Tosco.

     (j) Contracts. (i) Neither Tosco nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (B) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Phillips, Tosco, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee thereof, (C) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Tosco SEC Documents, or (D) which materially restricts the conduct of any line of business by Tosco or upon consummation of the Merger will materially restrict the ability of Phillips or the Surviving Corporation to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in this Section 4.1(j), whether or not set forth in the Tosco Disclosure Schedule or in the Tosco SEC Documents, is referred to herein as a "Tosco Contract" (for purposes of clarification, each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Tosco Contract).

       (ii) (A) Each Tosco Contract is valid and binding on Tosco and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (B) Tosco and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Tosco Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Tosco, and (C) neither Tosco nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Tosco or any of its Subsidiaries under any such Tosco Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Tosco.

     (k) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition of, on Tosco, any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including CERCLA, pending or, to the knowledge of Tosco, threatened against Tosco, which liability or obligation, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Tosco. To the knowledge of Tosco, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Tosco. Tosco is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Tosco.

     (l) Employee Benefit Plans; Labor Matters. (i) There does not now exist, and to the knowledge of Tosco, there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability to Tosco or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Tosco. No Tosco Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

       (ii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Tosco, (A) each of the Tosco Benefit Plans has been operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of Tosco, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Tosco Benefit Plans, any fiduciaries thereof with respect to their duties to the Tosco Benefit Plans or the assets of any of the trusts under any of the Tosco Benefit Plans which could reasonably be expected to result in any material liability of Tosco or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Tosco Benefit Plan, any participant in a Tosco Benefit Plan, or any other party.

       (iii) Neither Tosco nor any Subsidiary of Tosco is a party to any collective bargaining or other labor union contract applicable to persons employed by Tosco or any Subsidiary of Tosco, and no collective bargaining agreement or other labor union contract is being negotiated by Tosco or any Subsidiary of Tosco. Except as would not reasonably be expected to have a Material Adverse Effect on Tosco, (x) there is no labor dispute, strike, slowdown or work stoppage against Tosco or any Subsidiary of Tosco pending or, to the knowledge of Tosco, threatened against Tosco or any Subsidiary of Tosco and (y) no unfair labor practice or labor charge or complaint has occurred with respect to Tosco or any Subsidiary of Tosco.

       (iv) Section 4.1(l)(iv) of the Tosco Disclosure Schedule sets forth
    (x) an accurate and complete list of each Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Tosco or any of its Subsidiaries, or could limit the right of Tosco or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust or any material employment agreement or related trust, (y) a reasonable good faith estimate of the maximum amount of the severance benefits that could become payable to officers of Tosco if their employment were terminated at the Effective Time, and (z) a reasonable good faith estimate of the maximum amount of the "excess parachute payments" within the meaning of
    Section 280G of the Code that could become payable by Tosco and its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (m) Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Tosco, (i) Tosco and its Subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted,
  (ii) to the knowledge of Tosco,
  the use of Intellectual Property by Tosco and its Subsidiaries does not infringe on or otherwise violate the rights of any third party, and, to the extent such Intellectual Property is licensed, its use is in accordance in all material respects with the applicable license pursuant to which Tosco acquired the right to use such Intellectual Property, (iii) to the knowledge of Tosco, no third party is challenging, infringing on or otherwise violating any right of Tosco in the Intellectual Property, (iv) neither Tosco nor any of its Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any Intellectual Property used in and necessary for the conduct of Tosco's and its Subsidiaries' business as it is currently conducted, and (v) to the knowledge of Tosco, no Intellectual Property is being used or enforced by Tosco or its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of Tosco's and its Subsidiaries' business as it is currently conducted.

     (n) State Takeover Laws; Rights Plan. (i) The Board of Directors of Tosco has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby.

       (ii) Tosco has taken all action, if any, necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any Tosco Rights under the Tosco Rights Agreement or enable or require the Tosco Rights to separate from the shares of Tosco Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Tosco Rights Agreement) has occurred.

     (o) Opinion of Financial Advisor. Tosco has received the opinion of Merrill Lynch & Co., dated the date hereof, to the effect that the Merger Consideration to be received by holders of Tosco Common Stock in the Merger is fair to such stockholders from a financial point of view.

     (p) Board Approval. The Board of Directors of Tosco, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Tosco,
  (ii) adopted this Agreement and (iii) recommended that the plan of merger contained in this Agreement and the transactions contemplated hereby be approved by the holders of Tosco Common Stock.

     (q) Broker's Fees. Neither Tosco nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Merrill Lynch & Co.

     (r) Taxes. (i) Each of Tosco and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects, except to the extent that any failure to have filed or any inaccuracies in such Tax Returns would not reasonably be expected to have a Material Adverse Effect on Tosco. Tosco and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect on Tosco. There are no pending or, to the knowledge of Tosco, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Tosco or any Subsidiary of Tosco, except for those which would not reasonably be expected to have a Material Adverse Effect on Tosco. There are no liens for Taxes upon the assets of Tosco or any Subsidiary of Tosco, other than liens for current Taxes not yet due, liens for Taxes that are being contested in good faith by appropriate proceedings, and liens for Taxes which would not reasonably be expected to have a Material Adverse Effect on Tosco. Neither Tosco nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding, except where such request or waiver would not reasonably be expected to have a Material Adverse Effect on Tosco. The consolidated federal income Tax Returns of Tosco have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1992. Neither Tosco nor any of its Subsidiaries has any liability for Taxes of any Person (other than Tosco and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), except as would not reasonably be expected to have a Material Adverse Effect on Tosco. Neither Tosco nor any Subsidiary of Tosco is a party to any agreement (with any Person other than Tosco and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes, except as would not reasonably be expected to have a Material Adverse Effect on Tosco.

       (ii) Tosco has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

     (s) Reorganization under the Code. As of the date of this Agreement, neither Tosco nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (t) Form S-4; Joint Proxy Statement/Prospectus. None of the information to be supplied by Tosco or its Subsidiaries in the Form S-4 or the Joint Proxy Statement/Prospectus will, at the time of the mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of each of the Phillips Stockholders Meeting and the Tosco Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Tosco with respect to information supplied by Phillips or Merger Sub for inclusion therein.

   4.2 Representations and Warranties of Phillips. Except as disclosed in the Phillips disclosure schedule delivered to Tosco concurrently herewith (the "Phillips Disclosure Schedule") or in the Phillips SEC Documents, Phillips hereby represents and warrants to Tosco as follows:

     (a) Corporate Organization. (i) Phillips is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Phillips has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Phillips. True and complete copies of the Certificate of Incorporation and By-Laws of Phillips, as in effect as of the date of this Agreement, have previously been made available by Phillips to Tosco.

       (ii) Each Subsidiary of Phillips (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Phillips and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

       (iii) Merger Sub was formed by Phillips solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

     (b) Capitalization. (i) The authorized capital stock of Phillips consists of (A) 500,000,000 shares of Phillips Common Stock (each of which includes one Phillips Right), of which, as of January 31, 2001, 283,273,912 shares were issued and outstanding and 23,106,599 shares were held in treasury and (B) 300,000,000 shares of preferred stock, par value $1.00 per share, of Phillips (the "Phillips Preferred Stock," together with the Phillips Common Stock, the "Phillips Capital Stock"), of which no shares are issued and outstanding. From January 31, 2001 to the date of this Agreement, no shares of Phillips Capital Stock have been issued except pursuant to employee and director stock plans of Phillips in effect as of the date hereof (the "Phillips Stock Plans"). All of the issued and outstanding shares of Phillips Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of options and stock issued pursuant to Phillips Stock Plans and pursuant to the Phillips Rights, Phillips does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Phillips Capital Stock or any other equity securities of Phillips or any securities representing the right to purchase or otherwise receive any shares of Phillips Capital Stock. As of January 31, 2001, no shares of Phillips Capital Stock were reserved for issuance, except for 15,783,456 shares of Phillips Common Stock reserved for issuance upon the exercise of stock options pursuant to the Phillips Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the Phillips 1999 10-K and 5,000,000 shares of Series B Junior Participating Preferred Stock reserved for issuance in connection with the Phillips Rights Agreement. Phillips has no Voting Debt issued or outstanding.

       (ii) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Phillips free and clear of any Liens.

       (iii) Except for immaterial amounts of directors' qualifying shares in foreign Subsidiaries of Phillips, Phillips owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Phillips, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Phillips has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b)(iii) of the Phillips Disclosure Schedule sets forth a list of each material investment of Phillips in any Non-Subsidiary Affiliate.

     (c) Authority; No Violation. (i) Each of Phillips and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Phillips and Merger Sub. Phillips, as sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby. The Board of Directors of Phillips has directed that the issuance of Phillips Common Stock pursuant to this Agreement be submitted to Phillips stockholders for approval at a meeting of Phillips stockholders (the "Phillips Stockholders Meeting"), and, except for the approval of the issuance of Phillips Common Stock in the Merger by majority vote at a meeting of Phillips's stockholders at which a quorum is present (the "Phillips Stockholder Approval"), no other corporate proceedings on the part of Phillips or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Phillips and Merger Sub and (assuming due authorization, execution and delivery by Tosco) constitutes a valid and binding obligation of Phillips and Merger Sub, enforceable against Phillips and Merger Sub in accordance with its terms.

       (ii) Neither the execution and delivery of this Agreement by Phillips and Merger Sub, nor the consummation by Phillips and Merger Sub of the transactions contemplated hereby, nor compliance by Phillips and Merger Sub with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Incorporation or By-Laws of Phillips or the Articles of Incorporation or By-Laws of Merger Sub or
    (B) assuming that the consents and approvals referred to in Section 4.2(d) are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Phillips or Merger Sub, any of their Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Phillips or Merger Sub, any of their Subsidiaries or Non-Subsidiary Affiliates under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Phillips or Merger Sub, any of their Subsidiaries or their Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Phillips.

     (d) Consents and Approvals. Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (ii) the Other Approvals, (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4, (iv) the filing of the Nevada Articles of Merger, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Phillips Common Stock pursuant to this Agreement and (vii) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Phillips, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of Phillips and Merger Sub of this Agreement and (B) the consummation by each of Phillips and Merger Sub of the transactions contemplated by this Agreement.

     (e) Financial Reports and SEC Documents. The Phillips 1999 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by Phillips or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, the "Phillips SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Phillips SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Phillips SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (f) Absence of Undisclosed Liabilities. Except as disclosed in the unaudited financial statements (or notes thereto) included in the Phillips 10-Q, neither Phillips nor any of its Subsidiaries had at September 30, 2000, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies which (i) are accrued or reserved against in the financial statements in the Phillips 10-Q or reflected in the notes thereto or (ii) were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected to have a Material Adverse Effect on Phillips, or (ii) have been discharged or paid in full prior to the date hereof, and
  (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of Phillips and its Subsidiaries prepared in accordance with GAAP consistently applied.

     (g) Absence of Certain Changes or Events. (i) Since September 30, 2000, no event or events have occurred that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Phillips.

       (i) Since September 30, 2000, Phillips and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

       (ii) Since September 30, 2000, neither Phillips nor any of its Subsidiaries has (A) except for such actions as were in the ordinary course of business or except as required by applicable law, (I) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or director from the amount thereof in effect as of December 31, 1999, or (II) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, to any executive officer or director or (B) suffered any strike, work stoppage, slowdown, or other labor disturbance which would be reasonably be expected to have, (in the case of clause (A) or (B) above) either individually or in the aggregate, a Material Adverse Effect on Phillips.

       (iii) Since September 30, 2000, Phillips has not declared any dividends on Phillips Common Stock other than its regular quarterly dividends.

     (h) Legal Proceedings. There is no suit, action or proceeding or investigation pending or, to the knowledge of Phillips, threatened, against or affecting Phillips or any of its Subsidiaries or, to the knowledge of Phillips, any basis for any such suit, action, proceeding or investigation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Phillips, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Phillips or its Subsidiaries having, or which would reasonably be expected to have, any such effect.

     (i) Compliance with Applicable Law. Phillips and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to Phillips or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Phillips.

     (j) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition of, on Phillips, any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including CERCLA, pending or threatened against Phillips, which liability or obligation, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Phillips. To the knowledge of Phillips, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Phillips. Phillips is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Phillips.

     (k) Employee Benefit Plans; Labor Matters. (i) There does not now exist, and to the knowledge of Phillips, there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability to Phillips or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Phillips.

       (ii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Phillips, (A) each of the Phillips Benefit Plans has been operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of Phillips, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Phillips Benefit Plans, any fiduciaries thereof with respect to their duties to the Phillips Benefit Plans or the assets of any of the trusts under any of the Phillips Benefit Plans which could reasonably be expected to result in any material liability of Phillips or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Phillips Benefit Plan, any participant in a Phillips Benefit Plan, or any other party.

       (iii) Except as would not reasonably be expected to have a Material Adverse Effect on Phillips, (x) there is no labor dispute, strike, slowdown or work stoppage against Phillips or any Subsidiary of Phillips pending or, to the knowledge of Phillips, threatened against Phillips or any Subsidiary of Phillips and (y) no unfair labor practice or labor charge or complaint has occurred with respect to Phillips or any Subsidiary of Phillips.

     (l) State Takeover Laws. (i) The Board of Directors of Phillips has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby.

     (m) Opinion of Financial Advisor. Phillips has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that the Exchange Ratio is fair to Phillips from a financial point of view.

     (n) Board Approval. The Board of Directors of Phillips, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Phillips, (ii) approved and adopted this Agreement and (iii) recommended that the issuance of Phillips Common Stock pursuant to this Agreement be approved by the holders of Phillips Common Stock.

     (o) Broker's Fees. Neither Phillips, Merger Sub nor any of their Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Morgan Stanley & Co. Incorporated.

     (p) Taxes. Each of Phillips and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects, except to the extent that any failure to have filed or any inaccuracies in such Tax Returns would not reasonably be expected to have a Material Adverse Effect on Phillips. Phillips and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect on Phillips. There are no pending or, to the knowledge of Phillips, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Phillips or any Subsidiary of Phillips, except for those which would not reasonably be expected to have a Material Adverse Effect on Phillips. There are no liens for Taxes upon the assets of Phillips or any Subsidiary of Phillips, other than liens for current Taxes not yet due, liens for Taxes that are being contested in good faith by appropriate proceedings, and liens for Taxes which would not reasonably be expected to have a Material Adverse Effect on Phillips. Neither Phillips nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding, except where such request or waiver would not reasonably be expected to have a Material Adverse Effect on Phillips. The consolidated federal income Tax Returns of Phillips have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1995. Neither Phillips nor any of its Subsidiaries has any liability for Taxes of any Person (other than Phillips and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), except as would not reasonably be expected to have a Material Adverse Effect on Phillips. Neither Phillips nor any Subsidiary of Phillips is a party to any agreement (with any Person other than Phillips and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes, except as would not reasonably be expected to have a Material Adverse Effect on Phillips.

     (q) Reorganization under the Code. As of the date of this Agreement, neither Phillips nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (r) Form S-4; Joint Proxy Statement/Prospectus. None of the information to be supplied by Phillips or its Subsidiaries in the Form S-4 or the Joint Proxy Statement/Prospectus will, at the time of the mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of each of the Phillips Stockholders Meeting and the Tosco Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Phillips or Merger Sub with respect to information supplied by Tosco for inclusion therein.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   5.1 Covenants of Tosco. During the period from the date of this Agreement and continuing until the Effective Time, Tosco agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or Section 5.1 (including its subsections) of the Tosco Disclosure Schedule):

     (a) Ordinary Course. (i) Tosco and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use its reasonable best efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

       (ii) Tosco shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice or contemplated by the 2001 capital budget approved by the Tosco Board of Directors and previously disclosed to Phillips.

     (b) Dividends; Changes in Share Capital. Tosco shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) the declaration and payment of regular quarterly cash dividends not in excess of $0.08 per share of Tosco Common Stock (subject to increase of up to $0.01 per share per year in accordance with past practices) with usual record and payment dates for such dividends in accordance with past dividend practice, (y) the payment of accrued amounts on any Tosco Toprs pursuant to the terms of, and in connection with the redemption of, such Tosco Toprs and (z) the declaration and payment of regular dividends from a Subsidiary of Tosco to Tosco or to another Subsidiary of Tosco in accordance with past dividend practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Tosco which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the redemption of the Tosco Toprs or the purchase from time to time by Tosco of Tosco Common Stock (and the associated Tosco Rights) in connection with the Tosco Benefit Plans in the ordinary course of business consistent with past practice.

     (c) Issuance of Securities. Tosco shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Tosco Common Stock (and the associated Tosco Rights) upon the exercise of Tosco Stock Options in accordance with their present terms or pursuant to Tosco Stock Options or other stock-based awards granted pursuant to clause (ii) below or the issuance of Tosco Common Stock on conversion of Tosco Toprs, (ii) the granting of Tosco Stock Options or other stock-based awards of or to acquire shares of Tosco Common Stock granted under Tosco Benefit Plans outstanding on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances, sales or deliveries by a wholly-owned Subsidiary of Tosco of capital stock to such Subsidiary's parent or another wholly-owned Subsidiary of Tosco, (iv) pursuant to acquisitions and investments as disclosed in Section 5.1(e) or 5.1(g) of the Tosco Disclosure Schedule or the financings therefor or (v) issuances in accordance with the Tosco Rights Agreement.

     (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, Tosco shall not amend or propose to so amend its articles of incorporation or by-laws.

     (e) No Acquisitions. Other than acquisitions in the ordinary course of business consistent with past practice, Tosco shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of Tosco and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor).

     (f) No Dispositions. Other than dispositions referred to in the Tosco SEC Documents filed prior to the date of this Agreement, Tosco shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Tosco) other than in the ordinary course of business consistent with past practice.

     (g) Investments; Indebtedness. Tosco shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans or investments by Tosco or a Subsidiary of Tosco to or in Tosco or any Subsidiary of Tosco, (y) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Tosco and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (y) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law) or (ii) except in the ordinary course consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Tosco or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing (collectively, "Tosco Indebtedness").

     (h) Tax-Free Qualification. Tosco shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1) that would prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (i) Compensation. Except (x) as required by law or by the terms of any collective bargaining agreement or other agreement currently in effect between Tosco or any Subsidiary of Tosco and any director, officer or employee thereof or (y) in the ordinary course of business consistent with past practice, Tosco shall not increase the amount of compensation of, or pay any severance to, any director, officer or key employee of Tosco or any material Subsidiary or business unit of Tosco, or make any increase in or commitment to increase any employee benefits, grant any additional Tosco Stock Options, adopt or amend or make any commitment to adopt or amend any Benefit Plan or fund or make any contribution to any Tosco Benefit Plan or any related trust or other funding vehicles, other than regularly scheduled contributions to trusts funding qualified plans. Any option granted or committed to be granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement.

     (j) Accounting Methods; Tax Elections. Except as disclosed in Tosco SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, Tosco shall not change in any material respect its methods of accounting in effect at September 30, 2000, except as required by changes in GAAP as concurred in by Tosco's independent public accountants. Tosco shall not (i) change its fiscal year or (ii) make any Tax election that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Tosco.

     (k) Certain Actions. Tosco and its Subsidiaries shall not take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.

     (l) No Related Actions. Tosco shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

   5.2 Covenants of Phillips. During the period from the date of this Agreement and continuing until the Effective Time, Phillips agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or Section 5.2 (including its subsections) of the Phillips Disclosure Schedule):

     (a) Ordinary Course. (i) Phillips and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

       (ii) Phillips shall not, and shall not permit any of its Subsidiaries to, enter into any new material line of business or dispose of any material line of business.

     (b) Dividends; Changes in Share Capital. Phillips shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) the declaration and payment of regular quarterly cash dividends with usual record and payment dates for such dividends in accordance with past dividend practice and (y) the declaration and payment of regular dividends from a Subsidiary of Phillips to Phillips or to another Subsidiary of Phillips in accordance with past dividend practice or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Phillips which remains a wholly owned Subsidiary after consummation of such transaction.

     (c) Governing Documents. Except (i) to the extent required to comply with their respective obligations hereunder or with applicable law or (ii) to increase the number of shares of common stock authorized by its certificate of incorporation, Phillips and Merger Sub shall not amend or propose to so amend their respective certificate or articles of incorporation or by-laws.

     (d) No Acquisitions. Other than acquisitions in the ordinary course of business consistent with past practice, Phillips shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of Phillips and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor), unless such transaction could not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement.

     (e) Tax-Free Qualification. Phillips shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.2) that would prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (f) Certain Actions. Phillips and its Subsidiaries shall not take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.

     (g) No Related Actions. Phillips shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

   5.3 Governmental Filings. Tosco and Phillips shall (A) confer on a reasonable basis with each other and (B) report to each other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Tosco and Phillips shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other and (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly upon request.

   5.4 Control of Other Party's Business. Nothing contained in this Agreement shall give Tosco, directly or indirectly, the right to control or direct Phillips's operations or give Phillips, directly or indirectly, the right to control or direct Tosco's operations prior to the Effective Time. Prior to the Effective Time, each of Tosco and Phillips shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

   6.1 Preparation of Proxy Statement; Stockholders Meetings. (a) As promptly as reasonably practicable following the date hereof, Phillips and Tosco shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus and Phillips shall prepare and file with the SEC the Form S-4. The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Phillips's prospectus. Each of Phillips and Tosco shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Phillips and Tosco shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Phillips and Tosco, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Phillips, in connection with a Change in the Phillips Recommendation, and Tosco, in connection with a Change in the Tosco Recommendation, may amend or supplement the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions to be accurately described. Phillips will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Phillips stockholders, and Tosco will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Tosco stockholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Phillips Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Phillips or Tosco, or any of their respective affiliates, officers or directors, is discovered by Phillips or Tosco and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Phillips and Tosco.

   (b) Tosco shall duly take all lawful action to call, give notice of, convene and hold the Tosco Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Phillips and Tosco for the purpose of obtaining the Tosco Stockholder Approval and shall take all lawful action to solicit the Tosco Stockholder Approval. The Board of Directors of Tosco shall recommend the approval of the plan of merger contained in this Agreement by the stockholders of Tosco to the effect as set forth in Section 4.1(p) (the "Tosco Recommendation"), and shall not, unless Phillips makes a Change in the Phillips Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Phillips such recommendation or (y) take any action or make any statement in connection with the Tosco Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Tosco Recommendation"); provided, however, that the Board of Directors of Tosco may make a Change in the Tosco Recommendation pursuant to Section 6.5 hereof.

   (c) Phillips shall duly take all lawful action to call, give notice of, convene and hold the Phillips Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Phillips and Tosco for the purpose of obtaining the Phillips Stockholder Approval and shall take all lawful action to solicit the Phillips Stockholder Approval. The Board of Directors of Phillips shall recommend the approval of issuance of Phillips Common Stock in the Merger by the stockholders of Phillips (the "Phillips Recommendation"), and shall not, unless Tosco makes a Change in the Tosco Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Tosco such recommendation or (y) take any action or make any statement in connection with the Phillips Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Phillips Recommendation"); provided, however, that the Board of Directors of Phillips may make a Change in the Phillips Recommendation pursuant to Section
6.5 hereof.

   6.2 Phillips Board of Directors and Officers; RM&T Headquarters. (a) At the Effective Time, Phillips shall take all requisite action to (i) expand its Board of Directors by one member and (ii) cause Thomas D. O'Malley to be appointed to its Board of Directors.

   (b) Immediately following the Effective Time, Phillips shall take all requisite action to appoint Thomas D. O'Malley to serve, at the discretion of the Board of Directors and the Chief Executive Officer of Phillips, as Vice Chairman of Phillips and head of Phillips's refining, marketing and transportation division, with primary responsibility for assisting in (x) the orderly integration of Tosco's operations with Phillips's refining, marketing and transportation operations during the transition period and (y) the establishment of a management team for the integrated refining, marketing and transportation operations drawing from the best employees of each of Phillips and Tosco. Immediately following the Effective Time, Phillips shall enter into an employment agreement with Thomas D. O'Malley substantially on the terms set forth in the letter dated February 4, 2001 from Mr. O'Malley to Phillips.

   (c) As soon as practicable following the Effective Time, the executive headquarters for the combined refining, marketing and transportation operations of both the Surviving Corporation and Phillips shall be in the Phoenix, Arizona area.

   6.3 Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws or the HSR Act, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that
(i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any information obtained pursuant to this Section 6.3 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement dated February 2, 2001, between Tosco and Phillips (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either Phillips or Tosco shall not affect the representations and warranties of the other.

   6.4 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals") and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each of Phillips and Tosco agrees (i) to make, as promptly as practicable, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (B) appropriate filings with the European Commission, if required, in accordance with applicable competition, merger control, antitrust, investment or similar laws, and (C) all other necessary filings with other Governmental Entities relating to the Merger, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable and (ii) not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Agreement, neither Phillips nor Tosco nor any of their respective Subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Phillips or Tosco or to substantially impair the benefits to Phillips expected, as of the date hereof, to be realized from consummation of the Merger, and neither Phillips or Tosco shall be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the Merger.

   (b) Each of Tosco and Phillips shall, in connection with the efforts referenced in Section 6.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the other party to review in advance any proposed written communication between it and any Governmental Entity, (iii) promptly inform each other of (and, at the other party's reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and
(iv) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

   (c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.4(a) and 6.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any regulatory law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of Tosco and Phillips shall cooperate in all respects with each other and use its respective reasonable best efforts, including, subject to Section 6.4(a), selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Phillips, Tosco or their respective Subsidiaries or the conducting of their business in a specified manner, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall limit a party's right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such party has up to then complied with its obligations under this Section 6.4.

   (d) Each of Phillips and Tosco and their respective Boards of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

   6.5 Acquisition Proposals. (a) Each of Phillips and Tosco agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries, or any purchase or sale of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by any other party to this Agreement or an Affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

   (b) Notwithstanding anything in this Agreement to the contrary, each of Phillips and Tosco (and their respective Boards of Directors) shall be permitted to (A) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal (to the extent applicable),
(B) effect a Change in the Phillips Recommendation or a Change in the Tosco Recommendation, as the case may be, or (C) engage in discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (B) or (C), (I) in the case of Phillips, the Phillips Stockholders Meeting shall not have occurred, or in the case of Tosco, the Tosco Stockholders Meeting shall not have occurred, (II) (x) in the case of clause (B) above, it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could constitute a Superior Proposal,
(III) in the case of clause (B) or (C) above, its Board of Directors, after consultation with outside counsel, determines in good faith that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (IV) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (V) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it notifies the other party promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Each of Phillips and Tosco agrees that it will promptly keep each other reasonably informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the party making such inquiry, proposal or offer. Each of Phillips and Tosco agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties (other than the parties to this Agreement) conducted heretofore with respect to any Acquisition Proposal. Each of Phillips and Tosco agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.5. Nothing in this Section 6.5 shall
(x) permit Phillips or Tosco to terminate this Agreement (except as specifically provided in Article VIII hereof) or (y) affect or limit any other obligation of Phillips or Tosco under this Agreement.

   6.6 Fees and Expenses. Subject to Section 8.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4, which shall be shared equally by Phillips and Tosco. The parties hereto shall cooperate with each other in preparing, executing and filing any Tax Returns.

   6.7 Directors' and Officers' Indemnification and Insurance. Following the Effective Time, Phillips shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Tosco and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Tosco pursuant to Tosco's Amended and Restated Articles of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of Tosco and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) articles of incorporation and by-laws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Amended and Restated Articles of Incorporation and By-laws of Tosco and
(iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Tosco (provided that Phillips (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Phillips be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Tosco for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Phillips shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Phillips under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section
6.7 applies shall be third-party beneficiaries of this Section 6.7).

   6.8 Employee Benefits. (a) Phillips agrees that, from and after the Effective Time, Phillips and its Subsidiaries shall assume and honor all Tosco Benefit Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period of not less than one year following the Effective Time, Phillips shall provide, or shall cause to be provided, to individuals who are employees of the Tosco and its Subsidiaries immediately before the Effective Time and who continue to be employed by Phillips and its Subsidiaries after the Effective Time (the "Tosco Employees") compensation and employee benefits that are, in the aggregate, not less favorable than those provided to Tosco Employees immediately before the Effective Time, as disclosed by Tosco to Phillips before the date of this Agreement. The foregoing shall not be construed to prevent the termination of employment of any Tosco Employee or the amendment or termination of any particular Tosco Benefit Plan to the extent permitted by its terms as in effect immediately before the Effective Time; provided, however, that at the option of an affected Tosco Employee (up to a total of fifteen Tosco Employees), any split dollar life insurance policies shall be continued.

   (b) For all purposes under the employee benefit plans of Phillips and its Subsidiaries providing benefits to any Tosco Employees after the Effective Time (the "New Plans"), each Tosco Employee shall be credited with his or her years of service with Tosco and its Subsidiaries and predecessor employers before the Effective Time, to the same extent as such Tosco Employee was entitled, before the Effective Time, to credit for such service under any similar Tosco Benefit Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing:
(i) each Tosco Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Tosco Benefit Plan in which such Tosco Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Tosco Employee, Phillips shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Phillips shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

   6.9 Public Announcements. Phillips and Tosco shall use reasonable best efforts to develop a joint communications plan and each shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, neither Phillips nor Tosco shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

   6.10 Listing of Shares of Phillips Common Stock. Phillips shall use its reasonable best efforts to cause the shares of Phillips Common Stock to be issued in the Merger and the shares of Phillips Common Stock to be reserved for issuance upon exercise of the Tosco Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

   6.11 Rights Agreements. (a) The Board of Directors of Phillips shall take all action to the extent necessary (including amending the Phillips Rights Agreement) in order to render the Phillips Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

   (b) The Board of Directors of Tosco shall take all action to the extent necessary (including amending the Tosco Rights Agreement) in order to render the Tosco Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of Tosco shall not, without the prior written consent of Phillips, (i) amend the Tosco Rights Agreement or (ii) take any action with respect to, or make any determination under, the Tosco Rights Agreement, including a redemption of the Tosco Rights, in each case in order to facilitate any Acquisition Proposal with respect to Tosco.

   6.12 Affiliates. Not less than 45 days prior to the date of the Tosco Stockholders Meeting, Tosco shall deliver to Phillips a letter identifying all persons who, in the judgment of Tosco, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Tosco, "affiliates" of Tosco for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Tosco shall use reasonable best efforts to cause each person identified on such list to deliver to Phillips not later than ten days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit A hereto (an "Affiliate Agreement").

   6.13 Section 16 Matters. Prior to the Effective Time, Phillips and Tosco shall take all such steps as may be required to cause any dispositions of Tosco Common Stock (including derivative securities with respect to Tosco Common Stock) or acquisitions of Phillips Common Stock (including derivative securities with respect to Phillips Common Stock) resulting from the transactions contemplated by Article II or Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tosco or will become subject to such reporting requirements with respect to Phillips, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

   6.14 Phillips Indebtedness and Tosco Indebtedness. With respect to Tosco Indebtedness issued under indentures qualified under the Trust Indenture Act of 1939, and any other Tosco Indebtedness the terms of which require Phillips to assume such debt in order to avoid default thereunder (collectively, the "Assumed Indentures"), Phillips shall execute and deliver to the trustees or other representatives in accordance with the terms of the respective Assumed Indentures, supplemental indentures or other instruments, in form satisfactory to the respective trustees or other representatives, expressly assuming the obligations of Tosco with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on, and conversion obligations under, all debt securities issued by Tosco under the Assumed Indentures and the due and punctual performance of all the terms, covenants and conditions of the Assumed Indentures to be kept or performed by Tosco and shall deliver such supplemental indentures or other instruments to the respective trustees or other representatives under the Assumed Indentures.

   6.15 Accountants' Letter. Tosco shall use its reasonable best efforts to cause to be delivered to Phillips a letter from its independent public accountants addressed to Phillips, dated a date within two Business Days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to Phillips and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

   7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Tosco and Phillips to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. (i) Tosco shall have obtained the Tosco Stockholder Approval and (ii) Phillips shall have obtained the Phillips Stockholder Approval.

     (b) No Injunctions or Restraints; Illegality. No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (c) HSR Act; Other Approvals. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) all Other Approvals shall have been obtained, except those Other Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Phillips or Tosco.

     (d) NYSE Listing. The shares of Phillips Common Stock to be issued in the Merger and such other shares of Phillips Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

   7.2 Additional Conditions to Obligations of Phillips. The obligations of Phillips to effect the Merger are subject to the satisfaction, or waiver by Phillips, on or prior to the Closing Date, of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Tosco set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Tosco; and Phillips shall have received a certificate of an executive officer of Tosco to such effect.

     (b) Performance of Obligations of Tosco. Tosco shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified; and Phillips shall have received a certificate of an executive officer of Tosco to such effect.

     (c) Tax Opinion. Phillips shall have received from Wachtell, Lipton, Rosen & Katz, counsel to Phillips, a written opinion dated the Closing Date to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Phillips shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Phillips and Tosco.

   7.3 Additional Conditions to Obligations of Tosco. The obligations of Tosco to effect the Merger are subject to the satisfaction, or waiver by Tosco, on or prior to the Closing Date, of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Phillips set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Phillips; and Tosco shall have received a certificate of an executive officer of Phillips to such effect.

     (b) Performance of Obligations of Phillips. Phillips shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified; and Tosco shall have received a certificate of an executive officer of Phillips to such effect.

     (c) Tax Opinion. Tosco shall have received from Stroock & Stroock & Lavan LLP, counsel to Tosco, a written opinion dated the Closing Date to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Tosco shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Phillips and Tosco.


                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

   8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as specifically provided below, whether before or after the Phillips Stockholders Meeting or the Tosco Stockholders Meeting:

     (a) By mutual written consent of Phillips and Tosco;

     (b) By either Phillips or Tosco, if the Effective Time shall not have occurred on or before the date one year from the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 6.4) has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

     (c) By either Phillips or Tosco, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Sections 7.1(c), (d) or
  (e), as applicable, and such denial of a request to issue such order, decree, ruling or the failure to take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 6.4); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with Section 6.4 has been the primary cause of such action or inaction;

     (d) By either Phillips or Tosco, if either the Phillips Stockholder Approval or the Tosco Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Phillips Stockholders Meeting or the Tosco Stockholders Meeting, as applicable;

     (e) By Phillips, if Tosco shall have (i) failed to make the Tosco Recommendation or effected a Change in the Tosco Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Tosco Stockholders Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a);

     (f) By Tosco, if Phillips shall have (i) failed to make the Phillips Recommendation or effected a Change in the Phillips Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Phillips Stockholders Meeting in accordance with Section 6.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a);

     (g) By Phillips, if Tosco shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) or
  (b) are not capable of being satisfied on or before the Termination Date;
  or

     (h) By Tosco, if Phillips shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) or
  (b) are not capable of being satisfied on or before the Termination Date.

     (i) By Tosco, if the Board of Directors of Tosco has provided written notice to Phillips that Tosco intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective upon Tosco entering into such binding written agreement); provided, however, that (i) Tosco shall have complied with Section 6.5 hereof in all material respects; (ii) Tosco shall have (A) notified Phillips in writing of its receipt of such Superior Proposal, (B) further notified Phillips in such writing that Tosco intends to enter into a binding agreement with respect to such Superior Proposal subject to clause (iii) below and (C) attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice, (iii) Phillips does not make, within three calendar days after receipt of Tosco's written notice pursuant to clause
  (ii) above, an offer that the Board of Directors of Tosco shall have reasonably concluded in good faith (following consultation with its financial advisor and outside counsel) is as favorable to the stockholders of Tosco as such Superior Proposal and (iv) Tosco pays the Tosco Termination Fee in accordance with Section 8.2(d) concurrently with entering into such binding written agreement.

     (j) By Phillips, if the Board of Directors of Phillips has provided written notice to Tosco that Phillips intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective upon Phillips entering into such binding written agreement); provided, however, that (i) Phillips shall have complied with Section 6.5 hereof in all material respects; (ii) Phillips shall have (A) notified Tosco in writing of its receipt of such Superior Proposal, (B) further notified Tosco in such writing that Phillips intends to enter into a binding agreement with respect to such Superior Proposal subject to clause
  (iii) below and (C) attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice; (iii) Tosco does not make, within three calendar days after receipt of Phillips's written notice pursuant to clause (ii) above, an offer that the Board of Directors of Phillips shall have reasonably concluded in good faith (following consultation with its financial advisor and outside counsel) is as favorable to the stockholders of Phillips as such Superior Proposal and
  (iv) Phillips pays the Phillips Termination Fee in accordance with
  Section 8.2(e) concurrently with entering into such binding written agreement.

   8.2 Effect of Termination. (a) In the event of termination of this Agreement by either Tosco or Phillips as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to this Agreement or their respective officers or directors except with respect to Section 4.1(q), Section 4.2(o), the second sentence of Section 6.3, Section 6.6, this Section 8.2 and Article IX, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Phillips nor Tosco shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

   (b) If (A) (I) (x) either Tosco or Phillips terminates this Agreement pursuant to Section 8.1(d) (provided that the basis for such termination is the failure to obtain the Tosco Stockholder Approval) or pursuant to Section 8.1(b) without the Tosco Stockholders Meeting having occurred or (y) Phillips terminates this Agreement pursuant to Section 8.1(g), (II) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Tosco shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Tosco and (III) within twelve months of such termination Tosco or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal or (B) Phillips shall terminate this Agreement pursuant to Section 8.1(e), then Tosco shall promptly, but in no event later than one Business Day after the date of such termination (or in the case of clause (A), if later, the date Tosco or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay Phillips an amount equal to the Tosco Termination Fee, by wire transfer of immediately available funds.

   (c) If (A) (I) (x) either Tosco or Phillips terminates this Agreement pursuant to Section 8.1(d) (provided that the basis for such termination is the failure to obtain the Phillips Stockholder Approval) or pursuant to Section 8.1(b) without the Phillips Stockholders Meeting having occurred or (y) Tosco terminates this Agreement pursuant to Section 8.1(h), (II) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Phillips shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Phillips and (III) within twelve months of such termination Phillips or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal or (B) Tosco shall terminate this Agreement pursuant to Section 8.1(f), then Phillips shall promptly, but in no event later than one Business Day after the date of such termination (or in the case of clause (A), if later, the date Phillips or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay Tosco an amount equal to the Phillips Termination Fee, by wire transfer of immediately available funds.

   (d) If Tosco terminates this Agreement pursuant to Section 8.1(i), Tosco shall pay Phillips an amount equal to the Phillips Termination Fee, by wire transfer of immediately available funds, concurrently with entering into the binding written agreement for a Superior Proposal.

   (e) If Phillips terminates this Agreement pursuant to Section 8.1(j), Phillips shall pay Tosco an amount equal to the Tosco Termination Fee, by wire transfer of immediately available funds, concurrently with entering into the binding written agreement for a Superior Proposal.

   (f) The parties hereto acknowledge that the agreements contained in this
Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 8.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, notwithstanding the provisions of Section 6.6. The parties hereto agree that any remedy or amount payable pursuant to this Section 8.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.

   8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Phillips Stockholder Approval or the Tosco Stockholder Approval, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

   9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

   9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt,
(b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (i) if to Phillips to:

       Phillips Petroleum Company
       Phillips Building
       Fourth & Keeler
       Bartlesville, Oklahoma 74004

       Attention: General Counsel

       with a copy to:

       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019

       Attention: Andrew R. Brownstein, Esq.

     (ii) if to Tosco to:

       Tosco Corporation
       1700 East Putnam Avenue
       Old Greenwich, Connecticut 06870

       Attention: General Counsel

       with a copy to:

       Stroock & Stroock & Lavan LLP
       180 Maiden Lane
       New York, New York 10038

       Attention: Martin H. Neidell, Esq.

   9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." In addition, each Section of this Agreement is qualified by the matters set forth with respect to such Section on the Phillips Disclosure Schedule, the Tosco Disclosure Schedule and the other Schedules to this Agreement, and such other Sections of this Agreement to the extent that the matter in such Section of such Schedule is disclosed in such a way as to make its relevance called for by such other Section of this Agreement readily apparent.

   9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

   9.5 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

   (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 6.7 (which is intended to be for the benefit of the Persons covered thereby).

   9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

   9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

   9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   9.9 Submission to Jurisdiction; Waivers. Each of Phillips and Tosco irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Phillips and Tosco hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Phillips and Tosco hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

   9.10 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

   IN WITNESS WHEREOF, Phillips, Merger Sub and Tosco have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                          Phillips Petroleum Company

                                                      /s/ J. J. Mulva
                                          By: _________________________________


                                          Ping Acquisition Corp.

                                                    /s/ J. B. Whitworth
                                          By: _________________________________


                                          Tosco Corporation

                                                  /s/ Thomas D. O'Malley
                                          By: _________________________________

                                                                       EXHIBIT A

                          FORM OF AFFILIATE AGREEMENT

Phillips Petroleum Company
Phillips Building
Fourth & Keeler
Bartlesville, Oklahoma 74004

Ladies and Gentlemen:

   I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Tosco Corporation, a Nevada corporation ("Tosco"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of February 4, 2001 (the "Merger Agreement") by and among Phillips Petroleum Company ("Phillips"), a Delaware corporation, Ping Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Phillips ("Merger Sub"), and Tosco, Merger Sub will be merged with and into Tosco (the "Merger") and that as a result of the Merger, I may receive shares of Phillips Common Stock (as defined in the Merger Agreement) in exchange for shares of Tosco Common Stock (as defined in the Merger Agreement) owned by me.

   I hereby represent, warrant and covenant to Phillips that in the event I receive any Phillips Common Stock as a result of the Merger:

     a. I shall not make any sale, transfer or other disposition of Phillips Common Stock in violation of the Act or the Rules and Regulations.

     b. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Phillips Common Stock to the extent I believed necessary with my counsel or counsel for Tosco.

     c. I have been advised that the issuance of Phillips Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of Tosco, I may be deemed to have been an affiliate of Tosco and the distribution by me of the Phillips Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Phillips Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Phillips, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     d. I understand that Phillips is under no obligation to register the sale, transfer or other disposition of Phillips Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     e. I also understand that stop transfer instructions will be given to Phillips's transfer agent with respect to shares of Phillips Common Stock issued to me and that there will be placed on the certificates for such shares of Phillips Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN

    AGREEMENT DATED [    ], 2001 BETWEEN THE REGISTERED HOLDER HEREOF AND
    PHILLIPS PETROLEUM COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PHILLIPS PETROLEUM COMPANY."

     f. I also understand that unless the transfer by me of my Phillips Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Phillips reserves the right to put the following legend on the certificates issued to my transferee:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

   It is understood and agreed that the legends set forth in paragraphs (e) and
(f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Phillips a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Phillips, to the effect that such legend is not required for purposes of the Act.

                                          Very truly yours,

                                          _____________________________________
                                          [Name]

Accepted this    day of
      , 2001 by

PHILLIPS PETROLEUM COMPANY

By: _________________________________
 Name:
 Title:

                                                                     APPENDIX B

MORGAN STANLEY DEAN WITTER

                                                           1585 BROADWAY
                                                           NEW YORK, NEW YORK
                                                           10036

                                                  February 4, 2001

Board of Directors
Phillips Petroleum Company
Phillips Building, Fourth and Keeler
Bartlesville, OK 74004

   We understand that Tosco Corporation (the "Company"), Phillips Petroleum Company ("Buyer") and Ping Acquisition Corp., a wholly owned subsidiary of Phillips Petroleum Company ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of February 3, 2001 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer and each outstanding share of common stock of the Company, par value $0.75 per share (the "Company Common Stock") other than shares held in treasury or held by the Buyer, will be converted into the right to receive 0.8 shares (the "Exchange Ratio") of common stock of the Buyer, par value $1.25 per share (the "Buyer Common Stock"). The terms and conditions of the merger are more fully set forth in the Merger Agreement.

   You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

   For purposes of the opinion set forth herein, we have:

  (i) reviewed certain publicly available financial statements and other information of the Company and the Buyer;

  (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company provided by the management of the Buyer;

  (iii) reviewed certain internal financial statements and other financial and operating data concerning the Buyer prepared by the management of the Buyer;

  (iv) reviewed certain financial projections with respect to the operations of the Buyer and the Company prepared by the management of the Buyer;

  (v) discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

  (vi) reviewed the pro forma impact of the Merger on the Buyer's earnings per share, consolidated capitalization and financial ratios;

  (vii) reviewed the reported prices and trading activity for the Company Common Stock and Buyer Common Stock;

  (viii) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

                                                     MORGAN STANLEY DEAN WITTER

  (x) participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

  (xi) reviewed a draft of the Merger Agreement and certain related documents; and

  (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

   We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. Morgan Stanley did not receive financial forecasts or internal financial information for the Company from the Company, and instead relied on the publicly available estimates of selected analysts who report on the Company and on certain financial information on the Company provided by the Buyer. With respect to the financial projections of the Company and the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared by management of the Buyer on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Buyer and the Company and have received fees for the rendering of these services.

   It is understood that this letter is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Buyer in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer should vote at the shareholders' meeting held in connection with the Merger.

   Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                                 /s/ Michael J. Dickman
                                          By: _________________________________

                                                   MICHAEL J. DICKMAN
                                                    MANAGING DIRECTOR

                                                                     APPENDIX C

                                                   Investment Banking

                                                   Corporate and Institutional
                                                   Client Group

                                                   World Financial Center
                                                   North Tower
                                                   New York, New York 10281-1330
[LOGO] Merrill Lynch


                                                 February 4, 2001

Board of Directors
Tosco Corporation
1700 East Putnam Road, Suite 500
Old Greenwich, CT 06870

Members of the Board of Directors:

   Tosco Corporation (the "Company"), Phillips Petroleum Company (the "Acquiror") and Ping Acquisition Corp., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Acquisition Sub will be merged with the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.75 per share (the "Company Shares"), will be converted into the right to receive 0.8 shares (the "Exchange Ratio") of the common stock of the Acquiror, par value $1.25 per share (the "Acquiror Shares").

   You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

   In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

  (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by the Company and the Acquiror, respectively;

  (3) Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

  (4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7) Reviewed the potential pro forma impact of the Merger;

  (8) Reviewed a draft dated February 2, 2001 of the Agreement; and

  (9) Reviewed such other financial studies and analyses and taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

   Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

   In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

   We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger. We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

                                   Very truly yours,


                                    /s/ Merrill Lynch, Pierce, Fenner & Smith

                                   MERRILL LYNCH, PIERCE, FENNER & SMITH
                                               INCORPORATED

                                                                      APPENDIX D

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           PHILLIPS PETROLEUM COMPANY

                             A DELAWARE CORPORATION

   Phillips Petroleum Company, a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify as follows:

     FIRST: That, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Company duly adopted resolutions setting forth an amendment to the Restated Certificate of Incorporation of the Company (this "Amendment") and deeming this Amendment advisable.

     SECOND: That written notice of this Amendment was duly given in accordance with Section 222 of the DGCL to stockholders of the Company.

     THIRD: That this Amendment was approved by stockholders of the Company pursuant to Section 242 of the DGCL.

     FOURTH: That the Restated Certificate of Incorporation of the Company is hereby amended as follows:

       Section (a) of Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

         "(a) Capital Stock. The corporation shall have the authority to issue one billion (1,000,000,000) shares of common stock, par value $1.25 per share, and 300 million (300,000,000) shares of preferred stock, par value $1.00 per share."

   IN WITNESS WHEREOF, the Company has caused this certificate to be signed by
its     and attested to by its      this    day of     , 2001.

                                          _____________________________________
                                          Name:
                                          Title:

Attest:

_____________________________________
Name:
Title:

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Phillips Petroleum Company (the "Company" or the "Registrant") is incorporated under the laws of the state of Delaware. Section 102 of the Delaware General Corporation Law (the "DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases or (iv) for any transaction from which the director derived an improper personal benefit. Article TENTH of the Company's Restated Certificate of Incorporation (the "Certificate"), provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director, except as provided in Section 102 of the DGCL.

   Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnification.

   Article III of the Company's Bylaws provides for indemnification of any person who was, is or is threatened to be made, a party to any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company, or was serving at the request of the Company in that capacity for another entity, to the fullest extent permitted by the DGCL.

   Directors and officers of the Company are insured, at the expense of the Company, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the bylaws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits. See Exhibit Index.

ITEM 22. UNDERTAKINGS

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   (g) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bartlesville, State of Oklahoma, on March 6, 2001.

                                          Phillips Petroleum Company

                                               /s/ J. Bryan Whitworth
                                          By: _________________________________
                                            NAME: J. BRYAN WHITWORTH, ESQ.
                                            TITLE:EXECUTIVE VICE PRESIDENT,
                                                GENERAL COUNSEL AND CHIEF
                                                ADMINISTRATIVE OFFICER

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 6, 2001.

                    J. J. Mulva*                    Chairman of the
      ----------------------------------------       Board of
                    J. J. MULVA                      Directors and
                                                     Chief Executive
                                                     Officer
                                                     (Principal
                                                     Executive
                                                     Officer)

                 /s/ John A. Carrig                 Senior Vice
      ----------------------------------------       President, Chief
                   JOHN A. CARRIG                    Financial
                                                     Officer and
                                                     Treasurer
                                                     (Principal
                                                     Financial
                                                     Officer)

                  Rand C. Berney*                   Vice President
      ----------------------------------------       and Controller
                   RAND C. BERNEY                    (Principal
                                                     Accounting
                                                     Officer)

                                                    Director
             Norman R. Augustine*
      ----------------------------------------
                NORMAN R. AUGUSTINE

                  David L. Boren*                   Director
      ----------------------------------------
                   DAVID L. BOREN

              Robert E. Chappell, Jr.*              Director
      ----------------------------------------
              ROBERT E. CHAPPELL, JR.

                 Robert M. Devlin*                  Director
      ----------------------------------------
                  ROBERT M. DEVLIN

                                                    Director
           Lawrence S. Eagleburger*
      ----------------------------------------
              LAWRENCE S. EAGLEBURGER

                  Larry D. Horner*                  Director
      ----------------------------------------
                  LARRY D. HORNER



                 Randall L. Tobias*                 Director
      ----------------------------------------
                 RANDALL L. TOBIAS



               Victoria J. Tschinkel*               Director
      ----------------------------------------
               VICTORIA J. TSCHINKEL



                 Kathryn C. Turner*                 Director
      ----------------------------------------
                 KATHRYN C. TURNER



                 /s/ John A. Carrig
      *By: ___________________________________
                   JOHN A. CARRIG
                  ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  2.01   Agreement and Plan of Merger, dated as of February 4, 2001, by and among the Registrant, Ping Acquisition Corp. and Tosco Corporation,
         attached as Appendix A to the joint proxy statement/prospectus, which is part of this Registration Statement.
  3.01   Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware July 17, 1989
         (incorporated by reference to Exhibit 3(i) to Annual Report on Form
         10-K for the year ended December 31, 1995).
  3.02   Bylaws of the Registrant, as amended effective September 13, 1999
         (incorporated by reference to Exhibit 3(ii) to the Registrant's
         Quarterly Report on Form 10-Q for the quarterly period ended September
         30, 1999).
  3.03   Amendment to the Registrant's Restated Certificate of Incorporation,
         attached as Appendix D to the joint proxy statement/prospectus, which is part of this Registration Statement.
  4.01   Preferred Share Purchase Rights, as described in the Rights Agreement, dated as of August 1, 1999, between the Registrant and ChaseMellon
         Shareholder Services, L.L.C. (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed July 12, 1999).
  4.02   Indenture, dated as of September 15, 1990, between the Registrant and
         U.S. Bank Trust National Association (incorporated by reference to
         Exhibit 4(a) to the Registrant's Annual Report on Form
         10-K for the year ended December 31, 1996).
  4.03   Indenture, dated as of September 15, 1990, as supplemented by
         Supplemental Indenture No. 1, dated May 23, 1991, between the
         Registrant and U.S. Bank Trust National Association (incorporated by reference to Exhibit 4(b) to the Registrant's Annual Report on Form
         10-K for the year ended December 31, 1997).
  5.01   Opinion of J. Bryan Whitworth, Esq., Executive Vice President, General
         Counsel and Chief Administrative Officer of the Registrant, as to the
         legality of the shares being issued.
  8.01   Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.
  8.02   Opinion of Stroock & Stroock & Lavan LLP as to certain tax matters.
 23.01   Consent of Ernst & Young LLP.
 23.02   Consent of PricewaterhouseCoopers LLP.
 23.03   Consent of PricewaterhouseCoopers LLP.
 23.04   Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.01).
 23.05   Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 8.02).
 23.06   Consent of J. Bryan Whitworth, Esq. (included in Exhibit 5.01).
 24.01   Powers of Attorney authorizing certain persons to sign this
         Registration Statement on behalf of certain officers and directors of the Registrant.
 99.01   Form of Proxy to be used by the Registrant.
 99.02   Form of Proxy to be used by Tosco Corporation.
 99.03   Consent of Morgan Stanley & Co. Incorporated (included in Exhibit
         99.07).
 99.04   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
 99.05   Letter agreement, dated February 4, 2001, between the Registrant and
         Thomas D. O'Malley (incorporated by reference to Exhibit 99.1 to the
         Registrant's Current Report on Form 8-K filed February 5, 2001).
 99.06   Consent of Thomas D. O'Malley to be named as a prospective director of the Registrant.

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
 99.07   Opinion of Morgan Stanley & Co. Incorporated, attached as Appendix B to the joint proxy statement/prospectus, which is part of this
         Registration Statement.
 99.08   Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated,
         attached as Appendix C to the joint proxy statement/prospectus, which is part of this Registration Statement.
 99.09   Additional solicitation materials to be used by the Registrant.

                                       2